As filed with the Securities and Exchange Commission on October 15, 2015
Registration No. 333-206397

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-1
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
__________________________

Nevada	3826	90-0416683
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________

Rolland Carlson, President and Chief Executive Officer
7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Please send copies of all communications to:

Mark R. Busch K&L Gates LLP 214 North Tryon Street, Suite 4700 Charlotte, NC 28202 (704) 331-7440	Michael F. Nertney Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 931-8705
__________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Class A Units consisting of:	$8,625,000
(i) Shares of common stock, par value $0.001 per share
(ii) Warrants to purchase common stock (3)
Class B Units consisting of:	$8,625,000
(i) Shares of Series 2 Convertible Preferred Stock, par value $0.001 per share
(ii) Shares of common stock issuable on conversion of Series 2 Convertible Preferred Stock (3)
(iii) Warrants to purchase common stock (3)
Common Stock issuable upon exercise of warrants	$22,425,000
Total	$39,675,000	$3,995.27 (4)

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Includes $5,175,000 of additional units, consisting of shares of common stock and warrants to purchase shares of common stock, that the underwriters have the option to purchase to cover over-allotments, if any.

(3) No additional consideration is payable pursuant to Rule 457(g) under the Securities Act.

(4) $4,008.90 paid at time of original filing on August 14, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2015

PRELIMINARY PROSPECTUS

1,500 of Class A Units consisting of common stock and warrants and Class B Units consisting of shares of Series 2 preferred stock and warrants
(and [●] shares of common stock underlying shares of Series 2 preferred stock and warrants)

WaferGen Bio-systems, Inc.

This is a firm commitment public offering. We are offering 1,500 Class A Units, with each Class A Unit consisting of 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based on an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015), together with the shares of common stock underlying such warrants, at a public offering price of $10,000 per Class A Unit. Each warrant included in the Class A Units entitles its holder to purchase one share of common stock at an exercise price of $[●].
We are also offering to those purchasers, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99%, Class B Units, with each Class B Unit consisting of one share of Series 2 Convertible Preferred Stock, par value $0.001 per share, convertible into 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based on an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015), together with the shares of common stock underlying such shares of Series 2 Convertible Preferred Stock and warrants, at a public offering price of $10,000 per Class B Unit. Each warrant included in the Class B Units entitles its holder to purchase one share of common stock at an exercise price of $[●].

The Class A and Class B Units will not be certificated and the shares of common stock, Series 2 Convertible Preferred Stock and warrants part of such Units are immediately separable and will be issued separately in this offering. The underwriters have the option to purchase additional shares of common stock, and/or warrants to purchase shares of common stock solely to cover over-allotments, if any. The over-allotment option may be used to purchase shares of common stock, or warrants, or any combination thereof, as determined by the underwriters, but such purchases cannot exceed an aggregate of 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series 2 Convertible Preferred Stock) and warrants sold in the primary offering.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “WGBS.” On October 13, 2015, the closing price of our common stock was $1.78 per share. We do not intend to apply for listing of the shares of preferred stock or warrants on any securities exchange or other trading system. The preferred stock and the warrants will be issued in book-entry form pursuant to a preferred stock agency agreement between us and Continental Stock Transfer & Trust Company, as preferred stock agent, and a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent, respectively.

You should read this prospectus and the documents incorporated by reference in this prospectus carefully before you invest.

Investing in the units involves a high degree of risk. Before making any investment in these securities, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 6 of this prospectus.

		Underwriting
		Discounts and
	Price to Public	Commissions(1)	Proceeds to WaferGen
Per Class A Unit(2)	$10,000	$700	$9,300
Per Class B Unit(2)	$10,000	$700	$9,300
Total	$15,000,000	$1,050,000	$13,950,000
__________________

(1)	We have also agreed to issue warrants to the underwriters and to reimburse the representative of the underwriters for certain expenses. See “Underwriting.”
(2)
The Class A and Class B Units will not be certificated and the shares of common stock, Series 2 Convertible Preferred Stock and warrants part of such Units are immediately separable and will be issued separately in this offering.    The price to the public and underwriting discounts and commission corresponds to (x) in respect of the Class A Units (i) an assumed per share price to the public of $1.77 (and a discount per share of $0.1239) and (ii) an assumed per warrant price to the public of $0.01 (and a discount per warrant of $0.0007).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann
Sole Bookrunning Manager

Chardan Capital Markets	Dougherty & Company
Co-Manager	Co-Manager

This prospectus is dated                             , 2015

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with additional or different information.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in the units. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing the units discussed in this prospectus under “Risk Factors” beginning on page 6 of this prospectus and our audited financial statements and the accompanying notes for the years ended December 31, 2014 and 2013, beginning on page F-1 of this prospectus and our unaudited financial statements and the accompanying notes for the three and six months ended June 30, 2015 and 2014, beginning on page G-1 of this prospectus.

As used in this prospectus the terms “WaferGen,” the “Company,” “we,” “our” and “us” refer to WaferGen Bio-systems, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company or where the context requires otherwise.

Our Company

We are an innovative biotechnology company committed to the development of a breakthrough technology platform for gene expression, genotyping, next generation sequencing (“NGS”) target enrichment and now single cell analysis which we believe will revolutionize biopharma, diagnostics and life science research. Our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences, pharmaceutical/biotech drug discovery, diagnostics and clinical laboratory industries.

Traditional molecular biology methods use 96 or 384-well plates for routine manipulation of fluids into and out of the wells in the microliter scale manually or using various liquid handling automation methods. SmartChip extends this principle through a microfabrication process that result in tens of thousands of massively-parallel nanoliter wells that are physically separated from each other. To manipulate fluids into and out of these wells, we have engineered a nano-dispenser that can not only dispense but also aspirate nanoliter volumes of liquids including single cells in suspension.

The plethora of new diagnostic and therapeutic solutions that have come into the market since the advent of the genomic era  is a direct result of understanding changes in key segments of DNA (i.e. mutations such as single nucleotide polymorphisms (“SNPs”)) and the ensuing differences in the expression levels of those segments (i.e. genes and other regulatory sequences). Gene expression is fundamental to the understanding of many disease processes and hence, drug efficacy. For example, in the field of oncology (cancer treatment), greater understanding of gene expression in certain types of cancerous cells has led to the discovery of specific disease biomarkers that will allow clinicians to provide more accurate diagnosis, prognosis and treatment options for their patients. It is known that tumors form from single cells and evolve randomly to gain different characteristics that collectively provide a significant growth advantage for the tumor. This clonal diversity plays an important role during cancer progression and it is important to know the biological role of these different cancer cells in invasion, metastasis and development of resistance to drug therapies. Increasingly, researchers are focusing their studies on physiological phenomena using molecular analysis at the single cell level and are consequently committing their research budgets to acquiring research tools that help them understand tumor evolution from a single cell and develop personalized therapies. The single cell genomics field has shown tremendous growth over the past four years due to the myriad of potential applications in cancer and biomedicine.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including single cell analysis and differential gene expression measurement, as well as SNP genotyping and target enrichment. In 2010, we formally launched our first generation SmartChip 5K System, which was an innovative real-time polymerase chain reaction (“PCR”) tool enabling scientists to study thousands of genes simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. In 2012, we launched the SmartChip MyDesign System, which is the second-generation real time PCR instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, using a liquid dispenser called MultiSample Nano-Dispenser (“MSND”), which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of NGS.

In 2013, the SmartChip and MSND were adapted for NGS library preparation needs and our R&D efforts concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System™. This new product, launched in February 2014, is designed to perform a critical sample preparation step prior to targeted DNA sequencing. Targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE. This approach offers certain advantages over existing chemistries and platforms. Although these advantages could help us successfully compete in the high potential emerging market for clinical sequencing, we face considerable competition, including the competing sample preparation kits from NGS instrument manufacturers such as Illumina, Inc. (“Illumina”) and Life Technologies Corporation (“LIFE,” now a division of Thermo Fisher).

Following our acquisition early in 2014 of the Apollo 324™ and PrepX™ product lines used in library preparation for NGS, we now offer one-stop shopping for NGS sample preparation and validation solutions that enable NGS instruments (such as MiSeq™ from Illumina and PGM™ from Thermo Fisher) to produce superior results in terms of accuracy, while simplifying the workflow in a cost efficient manner. We employ a business model that primarily generates revenue from the sale of instruments (i.e. the SmartChip System or Apollo 324™ instrument) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panels or PrepX™ reagents), similar to the “razor and razor blade” business model.

Recently, we have been focused on expanding the gamut of SmartChip-based applications to include Single Cell Analysis (“SCA”). Events happening at the level of a single cell, be it a single bacterial cell that gains antibiotic resistance or a single cell that gains growth advantage in cancer, have profound consequences. The ability to identify, and understand, these harmful molecular events earlier than previously possible makes SCA the next frontier in understanding biology at the cellular level. Our SmartChip based SCA products will allow researchers to select a unique set of cells from others in a sample and determine how the targeted cell is genetically different from the other cells. SmartChip SCA products will be differentiated in the market because of these three primary features:

•	Throughput - Ability to process 1000s of cells
•	More Flexibility - Ability to process multiple samples and various cell sizes
•	More Relevant - Ability to select only certain cells of choice for processing

In 2015, we used the proof of concept results that we obtained in collaboration with the Broad Institute as the foundation to productize our technology. In the second quarter of 2015, we signed on four early access partners for our SmartChip SCA products – Genentech, Karolinska Instituet, National Jewish Hospital and MD Anderson Cancer Center. These early collaborations have demonstrated the SmartChip based system can reproducibly sequence thousands of cells. Feedback on various aspects of the product from these early access sites is overwhelmingly positive. Researchers particularly like the workflow ease, ability to handle multiple cell types including human patient samples such as freshly operated tumors, and the ensuing data quality. Thus, the SmartChip-based single cell system will be the only system on the market that can span the breadth of hundreds to thousands of cells and have the ability to process diverse cell types in a cost-effective fashion. While these advantages are compelling, we face competition from Fluidigm, who is the market leader and the only company to date that sells integrated SCA solutions.

Since inception, we have incurred substantial operating losses. As of June 30, 2015, our accumulated deficit was $100.2 million. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market. Without giving effect to the offering contemplated by this prospectus, we expect that the cash we have available will fund our operations into 2016.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Recent Financial Results

We have not yet completed preparation of financial statements for the quarter ended September 30, 2015, but based on preliminary data available to us, we expect to report total revenue ranging from $1.9 million to $2.1 million for such period, compared to $1.3 million for the quarter ended September 30, 2014 and $1.6 million for the quarter ended June 30, 2015. We anticipate filing our September 30, 2015 financial statements on Form 10-Q on or about November 11, 2015. Our actual revenues for the three month period ended September 30, 2015 may differ materially from our expectations. Additionally, during the preparation of our consolidated financial statements for the quarter ended September 30, 2015, we may identify items that would require us to make adjustments, which may be material, to the estimates described above. This preliminary financial data has been prepared by and is the responsibility of our management. SingerLewak LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data, and accordingly,

SingerLewak LLP does not express an opinion or any other form of assurance with respect thereto. For a discussion of the risks that may cause our results of operations to differ from our expectations, see “Risk Factors” elsewhere in this prospectus.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks discussed in the section entitled “Risk Factors” beginning on page 6 of this prospectus, before investing in the units. Risks relating to our business include, among others:

•
we may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests;

•	our sales levels have fluctuated historically, we have experienced declines in sales, and we may be unable to generate sufficient sales to achieve profitable operations;

•
we have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies;

•	we have a history of losses that may continue in the future and we may not be able to continue as a going concern;

•	we expect to make significant investments to research and develop Smart Chip-based solutions for single cell genomics, which may not be successful;

•
our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, and our success and our operating results will substantially depend on these customers;

•	we expect that our results of operations will continue to fluctuate, which could cause our stock price to decline;

•	if we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals;

•
we expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell, which would limit our ability to compete and achieve and maintain profitability, and if we cannot continuously develop and commercialize new products, our revenue may not grow as intended; and

•
we have identified material weaknesses in our disclosure controls and procedures in the past and may do so again in the future, which could affect the reliability of our financial statements and have other adverse consequences.

Corporate Information

Wafergen, Inc. was incorporated in Delaware on October 22, 2002. On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc., a Nevada corporation. In the transactions, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly owned subsidiary of WaferGen Bio-systems, Inc. WaferGen Bio-systems, Inc. was incorporated under the laws of the State of Nevada on August 4, 2005, under the name Scuttlebutt Yachts, Inc., subsequently renamed La Burbuja Cafe, Inc. on June 20, 2006, and WaferGen Bio-systems, Inc. on January 31, 2007, in anticipation of the merger with Wafergen, Inc. We also have a subsidiary in Luxembourg. Our principal executive offices are located at 7400 Paseo Padre Parkway, Fremont, California 94555. The telephone number at our principal executive offices is (510) 651-4450. Our website address is www.wafergen.com. Information contained on our website is not deemed part of this prospectus, other than our Code of Business Conduct and Ethics, which is incorporated by reference.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of the common stock and warrants comprising the units, see “Description of Capital Stock.”

Issuer	WaferGen Bio-systems, Inc.

Units offered by us
We are offering 1,500 Class A Units and Class B Units. Each Class A Unit consists of [●] shares of common stock and [●] warrants to purchase shares of our common stock (together with the shares of common stock underlying warrants).

Class A Units offered by us
Each Class A Unit consists of 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based on an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015), together with the shares of common stock underlying warrants. The Class A Units will not be certificated and the shares of common stock and warrants part of such Unit are immediately separable and will be issued separately in this offering.

Public offering price per Class A Unit	$10,000

Class B Units offered by us
We are also offering to those purchasers, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99%, Class B Units, with each Class B Unit consisting of one share of Series 2 Convertible Preferred Stock, par value $0.001 per share, convertible into 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based on an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015), together with the shares of common stock underlying such shares of Series 2 Convertible Preferred Stock and warrants. No shares of Series 2 Convertible Preferred Stock were outstanding prior to this offering. The Class B Units will not be certificated and the shares of Series 2 Convertible Preferred Stock and warrants part of such Unit are immediately separable and will be issued separately in this offering.

Public offering price per Class B Unit	$10,000

Over-allotment option
We have granted the underwriters an option to purchase up to 1,264,050 additional shares of common stock and/or warrants to purchase an additional 1,264,050 shares of common stock (based on an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015). This option is exercisable, in whole or in part, for a period of 45 days from the date of this prospectus.

Description of warrants	The warrants will be exercisable beginning on the date of issuance and expire on the five (5) year anniversary of the date of issuance at an initial exercise price per share equal to [●].

Common stock outstanding prior to this offering	5,706,653(1)

Common stock outstanding after this offering (based on an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015 and assuming the conversion of all Series 2 Convertible Preferred Stock issued in this offering into common stock)	14,133,653(1)(2)

Use of proceeds
We intend to use the net proceeds from this offering for research and development and commercialization activities for our single cell products, for sales and marketing activities and for general corporate and working capital purposes. See “Use of Proceeds.”

Market and trading symbol
Our common stock is currently traded on the Nasdaq Capital Market under the symbol “WGBS.” We do not intend to apply for listing of the shares of preferred stock or warrants on any securities exchange or other trading system.

____________________

(1)	The number of shares of our common stock to be outstanding both before and after this offering is based on the number of shares outstanding as of June 30, 2015, and excludes:

•	shares of our common stock that may be issued upon conversion of shares of Series 2 preferred stock and exercise of warrants issued in this offering;

•	477,687 shares of our common stock issuable upon vesting of outstanding restricted stock units;

•	548,356 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $11.34 per share;

•	433,691 shares of our common stock reserved for future issuance under our 2008 Stock Incentive Plan, as amended; and

•	5,433,359 shares of our common stock reserved for issuance under warrants and unit warrants outstanding with a weighted average exercise price of $8.72 per share.

(2)	Except as otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option.

RISK FACTORS

Investing in the units involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in the units. If any of the following risks materialize, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Company and Our Business

We have generated only limited sales, have a history of operating losses and we may not be able to reach profitability.

We have a history of losses and expect to continue to incur operating and net losses for the foreseeable future. We incurred a net loss of $10.7 million for the year ended December 31, 2014 and a net loss of $8.6 million for the six months ended June 30, 2015. As of June 30, 2015, our accumulated deficit was $100.2 million. We have not achieved operating profitability on a quarterly or annual basis.

Historically, there have been only limited sales of any of our products. Our revenues were $2.2 million for the year ended December 31, 2010, $0.5 million for the year ended December 31, 2011, $0.6 million for the year ended December 31, 2012, $1.3 million for the year ended December 31, 2013, $6.0 million for the year ended December 31, 2014 (of which $2.1 million was attributable to the Apollo Business that we acquired in January 2014) and $2.8 million for the six months ended June 30, 2015. We will need to significantly grow our revenues to become profitable.

We may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We have incurred losses since inception and expect to continue to incur losses until we are able to significantly grow our revenues. Accordingly we may need additional financing to maintain and expand our business. Such financing may not be available on favorable terms, if at all. Any additional capital raised through the sale of equity or equity linked securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” below. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible promissory notes and warrants, which may adversely impact our financial results.

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. Our consolidated financial statements for the year ended December 31, 2014, did not include an explanatory paragraph to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. However, our accumulated deficit as of June 30, 2015, was $100.2 million and our cash and cash equivalents of $7.4 million is not sufficient to enable us to remain in business for a further twelve months without raising further capital or significantly curtailing our operations. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.

Our future is dependent upon the success of the current and future generations of one or more of the products we sell or propose to sell, including the SmartChip System and Apollo instruments. We may not possess all of the resources, capability and intellectual property rights necessary to develop and commercialize all of the products or services that may result from our technologies. Our long-term viability, growth and profitability will depend upon successful testing, approval and commercialization of the SmartChip System incorporating our technology resulting from our research and development activities. Adverse or inconclusive results in the development and testing of our products could significantly delay or ultimately preclude commercialization of our technology. Accordingly, there is only a limited basis upon which to evaluate our business and prospects. An investor in our Company should consider the challenges, expenses, and difficulties we will face as an emerging company seeking to develop and manufacture a new product in a relatively new market.

We must conduct a substantial amount of additional research and development before some of our products will be ready for sale. We currently have fewer resources available for research and development activities than many of our competitors. We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace. Challenges frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services. In addition, we may need to enter into agreements to obtain the intellectual property rights necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.

We expect to make significant investments to research and develop Smart Chip-based solutions for single cell genomics, which may not be successful.

We are currently focusing our R&D efforts on the development and commercialization of Smart Chip-based solutions for single cell genomics.  We have devoted, and expect to continue to devote, significant resources to the development of single cell products.  Our efforts to develop single cell analysis products may not be successful, may cause us to incur significant expense and may distract our management from successfully commercializing existing products.  We may not be able to introduce products for single cell genomics as quickly as anticipated.  Any single cell analysis products we develop will be subject to significant research and testing, which may be a lengthy and expensive process.  There can be no guarantee that we will develop any products that would be commercially viable. If we determine that our single cell analysis program, or any future development programs, is unlikely to succeed, we may abandon it without any return on our investment into the program.

We have a limited operating history for investors to evaluate our business.

We have had limited operations in the genetic analysis segment of the life science industry. Since we are a company with a limited operating history developing products focused on the analysis of genetic function and variation, it is difficult for potential investors to evaluate our business. Our future operations and growth will likely depend on our ability to fully develop and market our SmartChip and Apollo products and services. Our proposed operations are subject to all of the risks inherent in developing and growing a new business in light of the expenses, difficulties, complications and delays frequently encountered in connection with the development of any new business, as well as those risks that are specific to the life science industry. In evaluating us, investors should consider the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles and become profitable.

Because our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, our success and our operating results will substantially depend on these customers.

We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to a relatively small number of pharmaceutical and biotechnology companies and academic, governmental and other research institutions. Our success will depend upon their demand for and use of our products and services. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital or operating expenditures by these customers may result in lower than expected instrumentation sales and similarly, reductions in operating expenditures by these customers could result in lower than expected sales by us.

We expect that our results of operations will fluctuate, which could cause our stock price to decline.

Our revenue is subject to fluctuations due to the timing of sales of high-value products, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue and/or a sequential decline in quarterly revenue. In the six months ended June 30, 2015, our product revenue decreased by $383,000, or 13%, as compared to the six months ended June 30, 2014. There can be no assurance that we will be able to increase or maintain our current rate of product sales.

If revenue does not grow significantly, we will not be able to achieve and maintain profitability. Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above could adversely affect our revenue growth or cause a sequential decline in quarterly revenues. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance. If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price probably would decline.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals.

We are highly dependent on our management and scientific personnel. The loss of their services could adversely impact our ability to achieve our business objectives. We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Francisco Bay area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel could materially adversely affect our business, financial condition and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock.

We must maintain effective disclosure and internal controls to provide reliable financial reports. We have been assessing our controls to identify areas that need improvement. Based on our evaluation as of June 30, 2015, we concluded that our disclosure controls and procedures were effective as of June 30, 2015, however we have identified material weaknesses in the past and may do so again in the future. Failure to maintain the improvements in our controls  as necessary to maintain an effective system of such controls could harm our ability to accurately report our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

Any failure to maintain adequate disclosure and internal controls may result in restatements of our financial statements and may cause us to become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses, the increased possibility of legal proceedings and review by the Securities and Exchange Commission (the “SEC”) and other regulatory bodies and could subject us to civil or criminal penalties, shareholder class actions or derivative actions. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or adversely impact our stock price.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property.

Third parties may assert that we are employing their proprietary technology without authorization even if we are not. As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. Third parties such as Life Technologies Corporation, the Roche family of companies, Biometra Biomedizinische Analytik GmbH, Bio-Rad Laboratories, Inc.,

Eppendorf AG, Enzo Biochem, Inc., Affymetrix, Inc., Illumina, Inc., Agilent Technologies, Inc., GE Healthcare, Beckman Coulter, Inc., Sequenom, Inc., RainDance Technologies, Inc., Qiagen N.V., Biomerieux, Inc., PerkinElmer, Inc., Fluidigm Corporation, Cepheid, Pacific Biosciences of California, Inc., the Exiqon family of companies, Luminex Corporation and others may have obtained and may in the future obtain patents and claim that manufacture, use and/or sale of our technologies, methods or products infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against these claims even if we are eventually successful in defending ourselves against these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, manufacture, use and sell methods and products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from making, using or selling certain methods and/or products. We may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and to attain profitability.

Our proprietary intellectual property rights may not adequately protect our products and technologies.

Although we have filed a number of United States and international patent applications, we presently have four patents issued in the United States, which do not cover all of our products and technologies. Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our products and technologies. Patent law relating to claims in the technology fields in which we operate is uncertain, so we cannot be assured the patent rights we have, or may obtain in future, will be valuable or enforceable. We may only be able to protect products and technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of some countries other than the United States do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we may obtain in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we might not have been the first to conceive or reduce to practice one or more inventions disclosed in our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies;

•
it is possible that none of our pending patent applications will result in issued patents, and even if they issue as patents, they may not provide a basis for commercially viable products, and/or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary products and technologies that are patentable; and

•	third-party patents may have an adverse effect on our ability to continue to grow our business.

We have applied, and continue to apply, for patents covering our intellectual property (e.g., products and technologies and uses thereof), as we deem appropriate. However, we may fail to apply for patents on products and/or technologies in a timely fashion or at all.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we attempt to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to attempt to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it could be expensive and time consuming, and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts inside the United States. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it may be difficult for us to enforce our intellectual property and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our products and technologies, then we may not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which could negatively impact our competitive advantage.

None of our intellectual property rights are currently licensed from third parties but, in the future, we may have to license intellectual property from key strategic partners. We may become reliant upon such third parties to protect their intellectual property rights to any licensed technology. Such third parties may not protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties or with whom we have entered into strategic relationships could negatively impact our competitive advantage.

We expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve and maintain profitability. If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.

Future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for analyzing genetic information, such as next generation sequencing. Some of our competitors have various products and/or methodologies for gene detection, expression, characterization, and/or analyses that may be competitive with our products and/or methodologies. In addition, pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs. In the molecular diagnostics field, competition will likely come from established diagnostic companies, companies developing and marketing DNA probe tests for genetic and other diseases and other companies conducting research on new technologies to ascertain and analyze genetic information. Further, in the event that we develop new technology and products that compete with existing technology and products of well-established companies, there can be no guarantee that the marketplace will readily adopt any such new technology and products that we may introduce in the future.

The market for genetic research and molecular diagnostic products is highly competitive, with several large companies already having significant market share. Established genetic research and diagnostic companies also have an installed base of instruments in several markets, including clinical and reference laboratories. In addition, these companies have formed alliances with genomics companies that provide them access to genetic information that may be incorporated into their diagnostic tests. We may not be able to compete effectively with these companies.

Our manufacturing capacity may limit our ability to sell our products.

There are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner. For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products. As a result, we may experience difficulties in meeting customer demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline. Due to the intricate nature of manufacturing products, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.

If we are unable to develop and maintain our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.

We currently possess only one facility capable of manufacturing our products and services for both sale to our customers and internal use. If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services. If our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.

Our reliance on outside manufacturers and suppliers to provide certain instruments could subject us to risks that may harm our business.

From time to time we may change manufacturers, and any new manufacturer engaged by us may not perform as expected. If our vendors experience shortages or delays in their manufacture of our instruments, or if we experience quality problems with our vendors, then our shipment schedules could be significantly delayed or costs significantly increased. Certain of our instruments may be manufactured by a single vendor, which could magnify the risk of shortages.

We market and sell, and plan to market and sell, our products in numerous international markets. If we are unable to manage our international operations effectively, our business, financial condition and results of operations could be adversely affected.

We market and sell, and plan to market and sell, our products in a number of foreign countries, including Canada, European Union countries, Japan, China and other East Asian countries, and we are therefore subject to risks from failure to comply with foreign laws and regulations that differ from those under which we operate in the U.S. as well as U.S. rules and regulations that govern foreign activities such as the U.S. Foreign Corrupt Practices Act. In addition, we may be adversely affected by other risks associated with operating in foreign countries. Economic uncertainty in some of the geographic regions in which we operate, including developing regions, could result in the disruption of commerce and negatively impact cash flows from our operations in those areas.

Risks inherent in international operations include, but are not limited to, the following:

•	changes in general economic and political conditions in the countries in which we operate;

•	unexpected adverse changes in foreign and U.S. laws or regulatory requirements, including those with respect to permitting, export duties and quotas;

•	changes by foreign governments in their support of genetic analysis research;

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;

•	differing local preferences and expectations for laboratory equipment and supplies;

•	differing approaches to genetic analysis research at pharmaceutical and biotech companies, academic and private research centers and other diagnostic companies;

•	fluctuations in exchange rates may affect demand for our products and may adversely affect our profitability;

•	difficulty of, and costs relating to compliance with, the different commercial and legal requirements of the overseas markets in which we offer and sell our products;

•	differing labor regulations;

•	difficulty in establishing, staffing and managing non-U.S. operations;

•	potential changes in or interpretations of tax laws;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	difficulty in enforcing agreements in foreign legal systems.

Our business in foreign markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions.  We may not be able to develop and implement policies and strategies that will be effective in each location where we do business, which in turn could adversely affect our business, financial condition and results of operations.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to a variety of federal, state and municipal environmental, health and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. These laws and regulations often require expensive compliance procedures or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations can result in substantial fines, criminal sanctions and/or operational shutdown. Furthermore, we may become liable for the investigation and cleanup of environmental contamination, whether intentional or unintentional, and we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials as a result of such contamination. Some of these matters may require expending significant amounts for investigation, cleanup or other costs. Events such as these could negatively impact our financial position.

Our sales, marketing and technical support organization may limit our ability to sell our products.

We currently have limited resources available for sales, marketing and technical support services as compared to some of our primary competitors. In order to effectively commercialize our genetic analysis systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally. We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services. In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of research products for therapeutic and diagnostic development. We may seek to acquire additional insurance for clinical liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could negatively impact our financial position.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX Inc. (“IntegenX”), pursuant to which we acquired substantially all of the assets of its product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324™ instrument and the PrepX™ reagents (the “Apollo Business”). In the future we may acquire additional companies, product lines, or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of this acquisition or any other future acquisition and any acquisition has numerous risks. These risks include the following: difficulty in assimilating the operations and personnel of the acquired company; difficulty in effectively integrating the acquired technologies or products with our current products and technologies; difficulty in maintaining controls, procedures, and policies during the transition and integration; disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues; difficulty integrating the acquired company’s accounting, management information, and other administrative systems; inability to retain key technical and sales personnel of the acquired business; inability to retain key customers, vendors, and other business partners of the acquired business; inability to achieve the financial and strategic goals for the acquired and combined businesses; incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results; potential failure of the due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things; potential inability to assert that internal controls over financial reporting are effective. Mergers and acquisitions of companies are inherently risky, and ultimately, if we do not complete the integration of the acquired business successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition, or results of operations.

Risks Related to Our Industry

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.

We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease. We are initially focusing on markets for analysis of genetic variation and biological function, namely gene expression profiling. This market is new and emerging, and may not develop as quickly as we anticipate, or reach its full potential. Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function. In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business. If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain profitability.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

The genetic sequence information upon which we may rely to develop and manufacture our products is contained in a variety of public and private databases throughout the world. These databases are rapidly expanding and evolving. In addition, the accuracy of such databases and resulting genetic research is dependent on various scientific interpretations, and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future. Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving. As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities. The magnitude and importance of these errors depends on multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies. Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could negatively impact our financial condition.

We face risks associated with technological obsolescence and emergence of standardized systems for genetic analysis.

High throughput genetic analyses and quantitative detection methodologies (including, for example, PCR) are undergoing rapid evolution and technological changes. New technologies, techniques or products could emerge which might allow the packaging and analysis of genomic information at densities similar to, or even higher than, our existing or future technology. Other companies may begin to offer products that are directly competitive with, or are technologically superior to, our products. There can be no assurance that we will be able to maintain our technological advantages over emerging technologies in the future. Over time, we will need to respond to technological innovation in a rapidly changing industry. Standardization of tools and systems for genetic research is still ongoing and there can be no assurance that our products will emerge as the standard for genetic research. The emergence of competing technologies and systems as market standards for genetic research may result in our products becoming uncompetitive which would have an adverse effect on our business.

Our success depends on the continuous development of new products and our ability to manage the transition from our older products to new products.

We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. The continued success of our products will depend on our ability to produce products with smaller feature sizes and create greater information capacity at our current or lower costs. The successful development, manufacture and introduction of our new products is a complicated process and depends on our ability to manufacture and supply enough products in sufficient quantity and quality and at acceptable cost in order to meet customer demand. If we fail to keep pace with emerging technologies or are unable to develop, manufacture and introduce new products, we will become uncompetitive, our pricing and margins will decline, and our business will suffer.

Our failure to successfully manage the transition between our older products and new products may adversely affect our financial results. As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities and others may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our products.

Risks Related to Our Organization

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. We are subject to the Nasdaq Capital Market’s rules and regulations. Compliance with these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we currently employ staff to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.

Risks Related to this Offering, the Securities Markets and Our Securities

An investment in the units is extremely speculative and there can be no assurance of any return on any such investment.

An investment in the units is extremely speculative and there is no assurance that investors will obtain any return on their investors. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

There is no public market for the warrants.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or trading system. Without an active market, the liquidity of the warrants is limited.

The warrants may not have any value.

The warrants will be exercisable for five (5) years from the date of issuance at an initial exercise price per share of $[●]. In the event that the price of a share does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

A warrant does not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares upon exercise of your warrants, the warrants will not provide you any rights as a common stockholder. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Our stock price historically has been, and may continue to be, volatile.

The market price of the common stock has fluctuated significantly since it was first quoted on the OTC Bulletin Board on June 6, 2007. Since this date, through October 13, 2015, the intra-day trading price has fluctuated from a low of $0.97 to a high of $3,130.79. The price of our common stock may continue to fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	actual or anticipated variations in operating results;

•	changes in the economic performance and/or market valuations of other life science companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales or other transactions involving our capital stock.

There can be no assurance that investors will be interested in purchasing our common stock when our stockholders want to dispose of their shares or at prices that are attractive to our stockholders.

There can be no assurance that we will continue to meet the requirements for our common stock to trade on the Nasdaq Capital Market.

Since becoming listed on the Nasdaq Capital Market in August 22 2014, we are required to comply with certain Nasdaq listing requirements, including, without limitation, with respect to our corporate governance, finances and stock price. If we fail to meet any of these requirements, our shares could be delisted. In particular, Nasdaq rules include a $1.00 minimum bid price requirement. If our common stock fails to continue to trade above $1.00 and we fall out of compliance with this rule we may be forced to implement a reverse stock split to avoid being delisted.

If our common stock were delisted from the Nasdaq Capital Market, it would likely lead to a number of negative implications, including an adverse effect on the price of our common stock, reduced liquidity in our common stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the three months ended June 30, 2015, with our common stock being traded on the Nasdaq Capital Market, the daily trading volume for shares of our common stock ranged from 1,707 to 193,415 shares traded per day, and the average daily trading volume during such three-month period was 39,132 shares. This compares to the three-month period ended June 30, 2014, when our common stock was traded on the over-the-counter market and was quoted on the OTCQB. In this period, the daily trading volume for shares of our common stock ranged from 0 to 2,577 shares traded per day, and the average daily trading volume during such three-month period was 200 shares, with no shares traded on 31 of the 63 trading days.

The Warrants included in this Offering are unlisted securities.

The Warrants are not listed on any stock exchange or other trading system, and the Company does not plan to apply to list the Warrants on any other trading system or stock exchange. Thus, investors may be unable to liquidate their investment in the Warrants.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, of which 5,706,653 shares were issued and outstanding as of June 30, 2015, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. Future issuances of preferred stock will have preferences and rights as may be determined by our board of directors at the time of issuance. Specifically, our board of directors has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing stockholders.

In addition, as of June 30, 2015, we had notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”) outstanding with a face value of $5.2 million which we could have settled by issuing an aggregate of 1,342,836 shares of our common stock, and we had 477,687 outstanding restricted stock units, outstanding options to purchase an aggregate of 548,356 shares of our common stock, outstanding unit warrants to purchase 64,700 shares of our common stock and 32,350 warrants to purchase shares of our common stock, and outstanding warrants to purchase an aggregate of 5,336,309 shares of our common stock. The future vesting or exercise of these securities will subject our existing stockholders to experience dilution of their ownership interests.

We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

Our management has broad discretion to determine how to use the proceeds received from this offering, and may use them in ways that may not enhance our operating results or the price of our Common Stock.

We plan to use the net proceeds of this offering as described under “Use of Proceeds.” Our management will have broad discretion over the use and investment of the net proceeds of this offering, and accordingly investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions. It is possible that we may decide in the future not to use the proceeds of this offering in the manner in which we currently expect.

Because the public offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of other stockholders.

As at September 30, 2015, our principal stockholder owned 11% of our outstanding common stock, in addition to which we had two stockholders that each owned 10%, one stockholder that owned 9% and one stockholder that owned 5%. If all of these security holders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Stockholders should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. These forward looking statements include but are not limited to our plans for sales growth and expectations of gross margin, expenses, new product introduction, our liquidity and capital needs. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include consumer trends, business cycles, scientific developments, changes in governmental policy and regulation, currency fluctuations, economic trends in the United States and inflation. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $13.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $15.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for research and development and commercialization activities for our single cell products, for sales and marketing activities and for general corporate and working capital purposes. See “Risk Factors.”

MARKET PRICE OF COMMON STOCK

Trading Information

Since August 22, 2014, our common stock has been traded on the Nasdaq Capital Market under the symbol WGBS. Prior to that, our common stock was quoted on the OTCQB Marketplace maintained by the NASD (previously the OTC Bulletin Board). The transfer agent for our common stock is Continental Stock Transfer and Trust Company at 17 Battery Place, New York, New York 10004.

The following table sets forth the high and low sales prices (for periods when our common stock traded on the Nasdaq Capital Market) and high and low intra-day bid information (for periods when our common stock traded on the OTCQB Marketplace or the OTC Bulletin Board) for our common stock for the fiscal quarters indicated as reported on the Nasdaq Capital Market, the OTCQB Marketplace or the OTC Bulletin Board, as applicable. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, adjusted for reverse stock splits, and may not represent actual transactions.

	High	Low
2013
First Quarter ended March 31, 2013	89.45	19.88
Second Quarter ended June 30, 2013	59.63	29.82
Third Quarter ended September 30, 2013	39.76	16.50
Fourth Quarter ended December 31, 2013	35.00	12.00

2014
First Quarter ended March 31, 2014	30.00	15.00
Second Quarter ended June 30, 2014	20.00	7.90
Third Quarter ending September 30, 2014	25.00	4.00
Fourth Quarter ended December 31, 2014	5.25	2.85

2015
First Quarter ended March 31, 2015	5.89	2.95
Second Quarter ended June 30, 2015	4.93	2.95
Third Quarter ending September 30, 2015	3.47	0.97
Fourth Quarter ended December 31, 2015 (through October 13, 2015)	2.68	1.14

Particularly prior to our listing on the Nasdaq Capital Market, our common stock has been thinly traded. Any reported sale prices may not be a true market-based valuation of our common stock. On October 13, 2015, the closing bid price of our common stock, as reported on the Nasdaq Capital Market was $1.78.

As of October 13, 2015, there were 347 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid dividends on shares of our common stock. We intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

DILUTION

Our net tangible book value as of June 30, 2015, was $4,191,000 or $0.73 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Assuming that we issue only Class A Units (and no Class B Units) at an assumed per share offering price of $1.78, which was the last reported sale price of our common stock on the Nasdaq Capital Market on October 13, 2015, and excluding units that may be issued upon exercise of the underwriters’ overallotment option and shares of common stock that may be issued and any proceeds received upon exercise of warrants and shares of common stock issuable upon exercise of warrants and after deduction of the underwriters’ fees and estimated offering expenses payable by us, our net tangible book value as of June 30, 2015, would have been $17,791,000, or $1.26 per share. This represents an immediate increase in net tangible book value of $0.53 per share to existing stockholders and an immediate dilution in net tangible book value of $0.52 per share to purchasers of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share of common stock included in a Class A Unit		$1.78
Net tangible book value per share as of June 30, 2015	$0.73
Increase per share attributable to this offering	$0.53
As adjusted net tangible book value per share after giving effect to this offering		$1.26
Dilution per share to investors in this offering		$0.52

If the underwriter’s over-allotment option is exercised in full, dilution per share to new investors would be $0.49 per share of common stock.

The number of shares of common stock outstanding used in the calculations above is based on 5,706,653 shares outstanding as of June 30, 2015, and excludes:

•	shares of our common stock that may be issued upon conversion of shares of Series 2 preferred stock and exercise of warrants issued in this offering;

•	477,687 shares of our common stock issuable upon vesting of outstanding restricted stock units;

•	548,356 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $11.34 per share;

•	433,691 shares of our common stock reserved for future issuance under our 2008 Stock Incentive Plan, as amended; and

•	5,433,359 shares of our common stock reserved for issuance under warrants and unit warrants outstanding with a weighted average exercise price of $8.72 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this prospectus, including the related exhibits. All amounts are recorded in this discussion on a post-reverse-split basis. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors.” Our actual results may differ materially.

Company Overview

Since beginning operations in 2003, we have been engaged in the development, manufacture and sale of systems for gene expression quantification, genotyping and stem cell research for the life sciences and pharmaceutical drug discovery industries. Most recently, our R&D efforts have been concentrated on the commercialization of our single cell products. Our products are aimed at researchers who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research. We plan to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology and clinical research through the SmartChip products and services.

Our revenue is subject to fluctuations due to the timing of sales of high-value products, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns. Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in our revenue and net income or loss, we believe that quarterly comparisons of operating results are not a good indication of future performance.

Since inception, we have incurred substantial operating losses. As of June 30, 2015, our accumulated deficit was $100.2 million. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market.

In May 2015, we hired a new Chief Executive Officer, the former incumbent becoming our Executive Chairman. Following this transition, the role of Chief Operating Officer was eliminated in July 2015.

We believe that funds currently available, along with our revenue, will be sufficient to fund our operations into 2016. To fund our operations thereafter, we are currently considering different financing alternatives that may be available to us, including the offering described in this prospectus. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. See “Liquidity and Capital Resources” below.

Recent Developments—Acquisition of Assets from IntegenX Inc.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX, pursuant to which we acquired substantially all of the assets of the Apollo Business. The purchase price for the Apollo Business comprised (1) a cash payment of $2.0 million, (2) the $1.25 million promissory note (the “IntegenX Note”, (3) up to three earn-out payments payable, if at all, in 2015, 2016 and 2017, respectively (the “Earnout”) and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees. The IntegenX note was repaid in full in September 2014.

The Earnout contemplates three earn-out payments based on gross revenues from certain products of the Apollo Business (“Covered Revenues”). In particular:

•
If, in 2014, Covered Revenues exceed $4 million but are less than $6 million, we will pay IntegenX an amount equal to 15% of the amount by which the 2014 Covered Revenues exceed $4 million. If, in 2014, Covered Revenues exceed $6 million, we will pay IntegenX an amount equal to the sum of (i) $300,000 plus (ii) 20% of the amount by which the 2014 Covered Revenues exceed $6 million.

•
If, in 2015, Covered Revenues exceed $4 million but are less than $6 million, we will pay IntegenX an amount equal to 10% of the amount by which the 2015 Covered Revenues exceed $4 million. If, in 2015, Covered Revenues exceed $6 million but are less than $10 million, we will pay IntegenX an amount equal to the sum of (i) $200,000 plus (ii) 15% of the amount by which the 2015 Covered Revenues exceed $6 million. If, in 2015, Covered Revenues exceed $10 million, we will pay IntegenX an amount equal to (i) $800,000 plus (ii) 20% of the amount by which the 2015 Covered Revenues exceed $10 million.

•
If, in 2016, Covered Revenues exceed $4 million but are less than $10 million, we will pay IntegenX an amount equal to 10% of the amount by which the 2016 Covered Revenues exceed $4 million. If, in 2016, Covered Revenues exceed $10 million but are less than $15 million, we will pay IntegenX an amount equal to the sum of (i) $600,000 plus (ii) 15% of the amount by which the 2016 Covered Revenues exceed $10 million. If, in 2016, Covered Revenues exceed $15 million, we will pay IntegenX an amount equal to (i) $1.35 million plus (ii) 20% of the amount by which the 2016 Covered Revenues exceed $15 million.

2014 Public Offering

On August 27, 2014, we completed a public offering (the “2014 Public Offering”) of 2,000 Units (the “Units”) for $10,000 per Unit, with each Unit consisting of 2,000 shares of our common stock and 2,000 warrants to purchase one share of our common stock. In aggregate, we issued 4,000,000 shares of our common stock and 4,600,000 warrants to purchase shares of our common stock (inclusive of 600,000 warrants issued upon exercise of the overallotment option granted to the underwriters). Subject to certain ownership limitations, the warrants are exercisable at any time within five years of their issuance date at an exercise price of $5.00 per share. Our total gross proceeds from the offering were $20,000,006. After deducting underwriting discounts, commissions and offering expenses payable by us, we received aggregate net proceeds totaling approximately $18.0 million.

We retained underwriters in connection with the 2014 Public Offering, and pursuant to the terms of an underwriting agreement, we paid the underwriters an aggregate fee totaling approximately $1,675,000. In addition, we issued the underwriters 120,000 warrants at the closing of the 2014 Offering, each warrant entitling the holder to purchase one share of our common stock for $6.25 at any time within five years of their issuance date.

In connection with the 2014 Public Offering, our shares began trading on the Nasdaq Capital Market.

Results of Operations

Three and Six Months Ended June 30, 2015, Compared to Three and Six Months Ended June 30, 2014

The following table presents selected items in the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2015 and 2014, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Revenue:
Product	$1,485	$1,608	$2,506	$2,889
License and royalty	125	125	250	250
Total revenue	1,610	1,733	2,756	3,139
Cost of product revenue	676	758	1,090	1,365
Gross profit	934	975	1,666	1,774
Operating expenses:
Sales and marketing	1,232	1,364	2,465	2,637
Research and development	2,279	1,473	4,750	2,840
General and administrative	1,252	1,289	2,854	2,101
Total operating expenses	4,763	4,126	10,069	7,578
Operating loss	(3,829)	(3,151)	(8,403)	(5,804)
Other income and (expenses):
Interest expense, net	(107)	(109)	(213)	(212)
Gain on revaluation of warrant derivative liabilities, net	104	1,158	40	1,374
Miscellaneous income (expense)	11	(1)	(49)	(4)
Total other income and (expenses)	8	1,048	(222)	1,158
Net loss before provision for income taxes	(3,821)	(2,103)	(8,625)	(4,646)
Provision for income taxes	—	—	2	3
Net loss	$(3,821)	$(2,103)	$(8,627)	$(4,649)

Product Revenue

The following table presents our product revenue for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$1,485	$1,608	(8)%	$2,506	$2,889	(13)%

For the three months ended June 30, 2015, product revenue decreased by $123,000, or 8%, as compared to the three months ended June 30, 2014. The decrease is primarily due to a reduction in sales of SmartChip capital equipment in the three months ended June 30, 2015, with revenue of $271,000, down 63% from the comparable 2014 period. SmartChip capital equipment represented only 18% of our product revenue in the three months ended June 30, 2015, compared to 46% in the 2014 period. This was partially offset by an increase in sales of our Real-Time PCR Chip panels and services, which increased by 60% from the comparable 2014 period in dollar terms and represented 31% of revenue in the three months ended June 30, 2015, compared to 18% in the comparable 2014 period. Revenue from the Apollo Business increased by $170,000 from the comparable 2014 period due to an increase in capital equipment sales. The Apollo Business accounted for 51% of our product revenue in the three months ended June 30, 2015, compared to 36% in the comparable 2014 period.

For the six months ended June 30, 2015, product revenue decreased by $383,000, or 13%, as compared to the six months ended June 30, 2014. The decrease is primarily due to a reduction in sales of SmartChip capital equipment in the six months ended June 30, 2015, with revenue of $373,000, down 72% from the comparable 2014 period. SmartChip capital equipment represented only 15% of our product revenue in the six months ended June 30, 2015, compared to 47% in the 2014 period. This was partially offset by an increase in sales of our Real-Time PCR Chip panels and services, which increased by more than 100% from the comparable 2014 period in dollar terms and represented 38% of revenue in the six months ended

June 30, 2015, compared to 16% in the comparable 2014 period. Revenue from the Apollo Business increased by $104,000 from the comparable 2014 period due to an increase in capital equipment sales. The Apollo Business accounted for 47% of our product revenue in the six months ended June 30, 2015, compared to 37% in the comparable 2014 period.

License and Royalty Revenue

The following table presents our license and royalty revenue for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$125	$125	—%	$250	$250	—%

For the three and six months ended June 30, 2015, license and royalty revenue was unchanged from the three and six months ended June 30, 2014. This revenue was generated by an agreement signed at the beginning of February 2013, expected to generate revenue of $500,000 annually for three years.

Cost of Product Revenue

The following table presents the cost of our product revenue for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$676	$758	(11)%	$1,090	$1,365	(20)%

Cost of product revenue includes the cost of products paid to third party vendors and raw materials, labor and overhead for products manufactured internally, and reserves for warranty and inventory obsolescence.

For the three months ended June 30, 2015, cost of product revenue decreased by $82,000, or 11%, as compared to the three months ended June 30, 2014. The decrease related primarily to the decrease in product revenue in the three months ended June 30, 2015, with gross margin increasing from 53% to 54%.

For the six months ended June 30, 2015, cost of product revenue decreased by $275,000, or 20%, as compared to the six months ended June 30, 2014. The decrease related primarily to the decrease in product revenue and the increase in gross margin in the three months ended June 30, 2015, from 53% to 57%. The improved margin was primarily due to the higher percentage of consumables sold.

Sales and Marketing

The following table presents our sales and marketing expenses for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$1,232	$1,364	(10)%	$2,465	$2,637	(7)%

Sales and marketing expenses consist primarily of compensation costs of our sales and marketing team, commissions, and the costs associated with various marketing programs.

For the three months ended June 30, 2015, sales and marketing expenses decreased by $132,000, or 10%, as compared to the three months ended June 30, 2014. This decrease resulted primarily from a decrease in product marketing and recruiting expenses, partially offset by an increase in personnel costs in Europe, mostly due to the absence of a matching grant (a governmental subsidy under which 50% of eligible costs were reimbursed) in the 2015 period.

For the six months ended June 30, 2015, sales and marketing expenses decreased by $172,000, or 7%, as compared to the six months ended June 30, 2014. This decrease resulted primarily from a decrease in product marketing expense, partially offset by increases in personnel costs in Europe, largely due to a decrease in the matching grant in the 2015 period.

We expect our sales and marketing expenses for the remainder of 2015 to remain at a similar level to that of the first six months.

Research and Development

The following table presents our research and development expenses for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$2,279	$1,473	55%	$4,750	$2,840	67%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses are expensed as they are incurred.

For the three months ended June 30, 2015, research and development expenses increased $806,000, or 55%, as compared to the three months ended June 30, 2014. For the six months ended June 30, 2015, research and development expenses increased $1,910,000, or 67%, as compared to the six months ended June 30, 2014. The increase in both periods resulted primarily from increased activities related to the development and commercialization of our single cell products, causing us to incur higher personnel costs (including accrued bonuses, none having been recorded in the comparable 2014 period, and stock compensation costs), facilities costs and expensed materials and reagents. This increase was partially offset by a reduction in activities related to the development of target enrichment products which are now established in the market.

We believe a substantial investment in research and development is essential in the long term to remain competitive and expand into additional markets. Accordingly, we expect our research and development expenses to remain at a high level relative to total expenditures for the foreseeable future.

General and Administrative

The following table presents our general and administrative expenses for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$1,252	$1,289	(3)%	$2,854	$2,101	36%

General and administrative expenses consist primarily of personnel costs for finance, human resources, business development, and general management, as well as professional fees, such as expenses for legal and accounting services.

For the three months ended June 30, 2015, general and administrative expenses decreased $37,000, or 3%, as compared to the three months ended June 30, 2014. The decrease resulted primarily from a decrease in stock compensation expense, principally related to options awarded to our then Chief Executive Officer in May 2014, the majority of which vested in the 2014 period per his employment contract, and a reduction in consultancy costs as the CFO and controller functions are no longer outsourced. These decreases were substantially offset by the costs of our Chief Operating Officer and Chief Financial Officer, both hired in August 2014, and the costs of our Executive Chairman following the hiring of our new Chief Executive Officer in May 2015, along with accrued bonuses, none having been recorded in the comparable 2014 period. We also incurred one-off costs in the 2015 period for the recruitment of our Chief Executive Officer and severance costs related to the elimination of the position of Chief Operating Officer.

For the six months ended June 30, 2015, general and administrative expenses increased $753,000, or 36%, as compared to the six months ended June 30, 2014. The increase resulted primarily from an increase in personnel costs related to our Chief Operating Officer and Chief Financial Officer, both hired in August 2014, and the costs of our Executive Chairman following the hiring of our new Chief Executive Officer in May 2015, along with accrued bonuses, none having been recorded in the comparable 2014 period. We also incurred one-off costs in the 2015 period for the recruitment of our Chief Executive Officer and severance costs related to the elimination of the position of Chief Operating Officer. We also incurred higher investor relations costs, largely in conjunction with being Nasdaq-listed. These increases were partially offset by a reduction in consultancy costs as the CFO and controller functions are no longer outsourced and a reduction in professional fees, principally one-off costs in the 2014 period related to the IntegenX acquisition.

Interest Expense, Net

The following table presents interest expense, net for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$107	$109	(2)%	$213	$212	—%

For the three months ended June 30, 2015, interest expense decreased $2,000, or 2%, as compared to the three months ended June 30, 2014. For the six months ended June 30, 2015, interest expense was essentially flat, increasing by $1,000 as compared to the six months ended June 30, 2014. The increase was due to the higher cost of debt discount amortization related to the $5,200,000 in long-term debt issued to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), an investor in WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), our now-dissolved Malaysian subsidiary (the “MTDC Notes”), which are being amortized using the effective yield method, which weights the interest charges towards the latter stages of the contractual term of the debt. Interest on the MTDC Notes is expected to be approximately $370,000 in 2015, rising each year up to $732,000 in 2019, the last full year before this debt matures. There was also an increase due to capital leases and our earn-out contingency. These increases were offset by the absence of the 8% interest and amortization charges on the IntegenX Note which we repaid in September 2014.

Gain on Revaluation of Derivative Liabilities, Net

The following table represents the gain on revaluation of derivative liabilities, net for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$104	$1,158	(91)%	$40	$1,374	(97)%

Our warrant derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and, until the time of their expiry, the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection.

The net gain from revaluation of warrant derivative liabilities for the three months ended June 30, 2015, was $104,000, compared to a net gain of $1,158,000 for the three months ended June 30, 2014. The net gain from revaluation of warrant derivative liabilities for the six months ended June 30, 2015, was $40,000, compared to a net gain of $1,374,000 for the six months ended June 30, 2014. Gains and losses are directly attributable to revaluations of our derivative liabilities and result primarily from a net decrease or increase, respectively, in our stock price in the period. Our closing stock price was $3.15 on June 30, 2015, compared to $4.53 on March 31, 2015 and $3.00 on December 31, 2014, and was $12.50 on June 30, 2014, compared to $20.00 on both March 31, 2014 and December 31, 2013. The gain in the three months ended June 30, 2015, arose principally due to the decrease in our stock price, whereas in the six months ended June 30, 2015, it arose due to decreases in expected volatility and remaining term. In the 2014 periods the gain was caused principally by the decrease in our stock price. The impact of changes in parameters was significantly reduced in the 2015 period as there were only 118,000 warrants accounted for as liabilities at the start of 2015, compared to 740,000 at the start of 2014. With the present number of outstanding warrants accounted for as liabilities, at our closing stock price of $3.15 on June 30, 2015, an increase in our share price of $1.00 would generate a revaluation loss of approximately $60,000; conversely, a decrease in our share price of $1.00 would generate a revaluation gain of approximately $50,000.

Future gains or losses on revaluation will result primarily from net decreases or increases, respectively, in our stock price during the reporting period. Derivative liabilities will also decrease as the remaining term of each instrument diminishes.

Miscellaneous Income (Expense)

The following table presents miscellaneous income (expense) for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$11	$(1)	N/A	$(49)	$(4)	N/A%

For the three months ended June 30, 2015, we recorded miscellaneous income of $11,000, compared to an expense of $1,000 for the three months ended June 30, 2014. For the six months ended June 30, 2015, we recorded miscellaneous expense of $49,000, compared to an expense of $4,000 for the six months ended June 30, 2014. Miscellaneous income or expense is the result of net foreign currency exchange gains or losses which arise on our subsidiary in Luxembourg and on U.S. expenses denominated in foreign currencies. The principal reason for the income in the three months ended June 30, 2015, is net assets of $500,000 being denominated in Euros, which increased in value against the U.S. dollar by 2% during the period, whereas in the six months ended June 30, 2015, they declined in value against the U.S. dollar by 10% during the period.

Provision for Income Taxes

The following table presents the provision for income taxes for the three and six months ended June 30, 2015 and 2014, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2015	2014	% Change	2015	2014	% Change
(dollars in thousands)			(dollars in thousands)
$—	$—	N/A	$2	$3	(33)%

We recorded no income tax expense in the three months ended June 30, 2015 or 2014. For the six months ended June 30, 2015 and 2014, we recorded a charge of $2,000 and $3,000, respectively, for U.S. state income taxes. We have provided a full valuation allowance against our net deferred tax assets.

Year Ended December 31, 2014, Compared to Year Ended December 31, 2013

The following table presents selected items in our consolidated statements of operations for the years ended December 31, 2014 and 2013, respectively:

	Year Ended December 31,
	2014	2013

Revenue:
Product	$5,501,342	$846,414
License and royalty	500,000	458,333

Total revenue	6,001,342	1,304,747

Cost of revenue	2,572,399	574,195

Gross profit	3,428,943	730,552

Operating expenses:
Sales and marketing	4,739,789	2,240,116
Research and development	6,716,689	5,399,775
General and administrative	4,422,180	3,013,104

Total operating expenses	15,878,658	10,652,995

Operating loss	(12,449,715)	(9,922,443)

Other income and (expenses):
Interest expense, net	(503,044)	(2,877,627)
Contingent earn-out adjustment	229,300	—
Gain (loss) on revaluation of derivative liabilities, net	2,200,200	(506,195)
Gain on settlement of derivative liability	—	1,012,351
Loss on extinguishment of debt	(128,546)	(4,970,410)
Issuance of warrants due to organic change	—	(2,553,318)
Gain on liquidation of subsidiary	—	3,386,297
Miscellaneous income (expense)	(37,958)	171,414

Total other income and (expenses)	1,759,952	(6,337,488)

Net loss before provision for income taxes	(10,689,763)	(16,259,931)

Provision for income taxes	3,100	6,341

Net loss	$(10,692,863)	$(16,266,272)

Product Revenue

The following table represents our product revenue for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$5,501,342	$846,414	550%

For the year ended December 31, 2014, product revenue increased by $4,654,928, or 550%, as compared to the year ended December 31, 2013. The increase is primarily due to revenue from the newly-acquired Apollo Business, which accounted for 39% of our product revenue in the year ended December 31, 2014, compared to none in 2013. We also increased sales of SmartChip Real-Time PCR Systems and SmartChip Target Enrichment Systems (“TE”, launched in mid-2013), which represented 41% of our product revenue in the year ended December 31, 2014, and were more than 3.5 times the revenue in 2013. There was also a significant increase in sales of our Real-Time PCR Chip panels and other projects and services, which represented 20% of product revenue in the year ended December 31, 2014, and were more than 5 times the revenue in 2013.

License and Royalty Revenue

The following table represents our license and royalty revenue for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$500,000	$458,333	9%

For the year ended December 31, 2014, license and royalty revenue increased by $41,667, or 9%, as compared to the year ended December 31, 2013. This increase reflects revenue recognition for one additional month of license and royalty fees in the year ended December 31, 2014, as compared to the year ended December 31, 2013. This revenue was generated by an agreement signed at the beginning of February 2013, expected to generate revenue of $500,000 annually for three years.

Cost of Product Revenue

The following table represents our cost of product revenue for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$2,572,399	$574,195	348%

Cost of product revenue includes the cost of products paid to third party vendors and raw materials, labor and overhead for products manufactured internally, and reserves for warranty and inventory obsolescence.

For the year ended December 31, 2014, cost of product revenue increased by $1,998,204, or 348%, as compared to the year ended December 31, 2013. The increase related primarily to the increase in units sold, which also increased our product revenue. This was offset by improved profit margins, which increased from 32% to 53% of product revenue. These improved margins were caused principally by reductions in the provision for excess inventory and by an increase in the percentage of revenue from consumables, which generate higher margins than system sales.

Sales and Marketing

The following table represents our sales and marketing expenses for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$4,739,789	$2,240,116	112%

Sales and marketing expenses consist primarily of compensation costs of our sales and marketing team, commissions and the costs associated with various marketing programs.

For the year ended December 31, 2014, sales and marketing expenses increased by $2,499,673, or 112%, as compared to the year ended December 31, 2013. The increase resulted primarily from increases in headcount largely due to our hiring employees with the Apollo Business and increased European sales activity. Additional expense also arose due to amortization related to intangible assets acquired with the Apollo Business, recruitment costs, an out-of-court settlement, increased commissions due to increased revenue and the scale-up of marketing activities, including travel and subsistence and the cost of presenting at one major trade show.

We expect sales and marketing expenses will increase during 2015 as we build our sales and marketing headcount and activities to commercialize our products and increase sales-based commissions.

Research and Development

The following table represents our research and development expenses for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$6,716,689	$5,399,775	24%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses are expensed as they are incurred.

For the year ended December 31, 2014, research and development expenses increased $1,316,914, or 24%, as compared to the year ended December 31, 2013. The increase resulted primarily from increases in headcount, most notably due to hiring our new Chief Technology Officer and other staff to work on the single cell project plus employees acquired with the Apollo Business. The increase in single cell development activity resulted in increased reagent and other material costs. These increases were offset by reductions in the cost of instrument development following the launch of TE, along with lower depreciation costs.

We believe a substantial investment in research and development is essential in the long term to remain competitive and expand into additional markets. Accordingly, we expect our research and development expenses to remain at a high level of total expenditures for the foreseeable future, although we expect these expenses will continue to decline as a percentage of revenue.

General and Administrative

The following table represents our general and administrative expenses for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$4,422,180	$3,013,104	47%

General and administrative expenses consist primarily of personnel costs for finance, human resources, business development, investor relations and general management, as well as professional fees, such as expenses for legal and accounting services. For the year ended December 31, 2014, general and administrative expenses increased $1,409,076, or 47%, as compared to the year ended December 31, 2013. The increase resulted primarily from recording a non-cash charge of approximately $600,000 related to stock options awarded to our Chief Executive Officer in May 2014, an increase in accrued performance bonuses, an increase in consultancy costs, principally due to outsourcing the CFO and controller functions between late March and late August and the acquisition of the Apollo Business, and the hiring of a Chief Operating Officer in August. This was offset by the absence of a one-time accrual of a discretionary bonus awarded to our CEO, the accrual of retention incentives for other U.S. employees and severance costs for Malaysian employees, along with a reduction in legal fees incurred in conjunction with our capital restructuring in 2013.

We expect our general and administrative expenses to remain at a similar level in 2015.

Interest Expense, net

The following table represents our interest expense, net for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$503,044	$2,877,627	(83)%

For the year ended December 31, 2014, net interest expense decreased $2,374,583, or 83%, as compared to the year ended December 31, 2013. The decrease was primarily due to the absence of charges for 5% interest and amortization of the debt discount and loan origination fees related to the convertible promissory notes (“CPNs”) in the aggregate principal amount of $15,275,000 issued in a May 2011 private placement of our securities following their conversion into equity securities on August 27, 2013.

This decrease was offset by interest on the $5,200,000 in long-term debt issued to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), an investor in WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), our now-dissolved Malaysian subsidiary (the “MTDC Notes”), and on the IntegenX Note until it was repaid on September 12, 2014. We also incurred an interest charge of approximately $100,000 related to the interest element of our contingent earn-out adjustment relating to the Apollo Business acquisition.

Interest on the MTDC Notes is expected to be approximately $370,000 in 2015, rising each year up to $732,000 in 2019, the last full year before this debt matures. There will also be a charge totaling $70,000 related to our earn-out contingency over the next two years.

Contingent Earn-out Adjustment

The following table represents income recorded from our contingent earn-out adjustment for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$229,300	$—	N/A

Our contingent earn-out adjustment represents the impact of change in the estimated fair value of acquisition earn-outs, all of which relates to Covered Revenues from the Apollo Business acquired on January 6, 2014. The fair value of acquisition earn-out contingencies is based on expectations and other such estimates related to the specific earn-out target, all of which are subject to modification with changing circumstances until the contingency is resolved. The fair value of acquisition earn-out contingencies prior to resolution is determined using a modeling technique with significant unobservable inputs calculated using a probability-weighted approach. Key assumptions include discount rates for present value factor, which are based on industry specific weighted average cost of capital, adjusted for, among other things, time and risk, as well as forecasted annual earnings before interest, taxes, depreciation and amortization and forecasted annual revenues over the life of the earn-outs. Adjustments to the fair value of earn-outs are included in earnings, with the portion of the adjustment relating to the time value of money being recorded as interest expense, net and the non-interest portion of the change in earn-outs as a separate non-operating item in the statement of operations.

During the year ended December 31, 2014, as a result of the assessment of actual and projected revenue scenarios, the Company determined that revenues were expected to be below the amounts estimated at the time of the acquisition. No amounts were payable with respect to 2014 revenue, and the probability-weighted estimates of revenue in 2015 and 2016 have been reassessed downwards, resulting in an adjustment of $229,300 (before the interest expense offset) in the year ended December 31, 2014. Should actual Covered Revenues in 2015 and 2016 exceed our estimates, a charge will be recorded, whereas if they fall short of our latest estimates, additional non-operating income will be reported.

Gain (Loss) on Revaluation of Derivative Liabilities, net

The following table represents the gain (loss) on revaluation of derivative liabilities, net for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$2,200,200	$(506,195)	N/A

Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement in 2013, upon the exchange of Series A and Series B Convertible Preference Shares (“CPS”) of our now-dissolved Malaysian subsidiary, and under the conversion element of our CPNs.

The net gain from revaluation of derivative liabilities for the year ended December 31, 2014, was $2,200,200, compared to a net loss of $506,195 for the year ended December 31, 2013. Gains and losses are directly attributable to revaluations of all of our derivatives and (with the exception of Series B CPS) result primarily from a net decrease or increase, respectively, in our stock price in the period. Our closing stock price was $3.00 on December 31, 2014, compared to $20.00 on December 31, 2013, $20.00 on August 27, 2013 (the date that warrants with cash settlement provisions, our largest derivative, were issued) and $29.82 on December 31, 2012.

Future gains or losses on revaluation will result primarily from net decreases or increases, respectively, in our stock price during the reporting period. Derivative liabilities will also increase if the volatility of our stock price increases (as occurred between August 27 and December 31, 2013, this being the principal cause of the overall loss on revaluation for that year) and decrease as the remaining term of each instrument diminishes. With the present number of warrants accounted for as liabilities, at our closing stock price of $3.00 on December 31, 2014, an increase in our share price of $1.00 would generate a revaluation loss of approximately $60,000; conversely, a decrease in our share price of $1.00 would generate a revaluation gain of approximately $60,000. Should our stock price rise above $10.00, the impact of a $1.00 change on our share price would increase to approximately $80,000.

Gain on Settlement of Derivative Liability

The following table presents the gain on settlement of derivative liability we recognized for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$—	$1,012,351	N/A

Gain on settlement of derivative liability is a one-time non-cash credit recorded as a result of the purchase of our Series B CPS from the original investor in 2013 for less than the fair value of their derivative liability on the date of purchase. There was no comparable credit in 2014 and none is expected in the future.

Loss on Extinguishment of Debt

The following table presents the loss on extinguishment of debt we recognized for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$128,546	$4,970,410	N/A

Loss on extinguishment of debt in the year ended December 31, 2014, is a one-time non-cash charge recorded as a result of the early repayment of the IntegenX Note on September 12, 2014. Loss on extinguishment of debt in the year ended December 31, 2013, is a one-time non-cash charge recorded as a result of the CPNs being exchanged for other securities per the terms of the Exchange Agreement on August 27, 2013. No comparable costs are expected in the near future, although if the MTDC Notes had been repaid or exchanged for shares of our common stock on December 31, 2014, we would have recorded a one-time non-cash charge of approximately $3.2 million.

Issuance of Warrants due to Organic Change

The following table presents the charge for issuance of warrants that we incurred in the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$—	$2,553,318	N/A

The charge for issuance of warrants due to organic change is a one-time non-cash charge recorded as a result of the warrants issued in May 2011 (the “May 2011 Warrants”) being exchanged for securities with a greater value. Per the terms of the

May 2011 Warrants, holders were entitled to compensation should an Organic Change, as defined therein, occur, and the issuance of new shares of our common stock in a private placement in August 2013 met that definition. There was no comparable charge in 2014 and none is expected in the foreseeable future.

Gain on Liquidation of Subsidiary

The following table presents the gain recognized on liquidation of a subsidiary for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$—	$3,386,297	N/A

Gain on liquidation of subsidiary in the year ended December 31, 2013, is a non-cash gain recorded as a result of the liquidation of our Malaysian subsidiary on November 26, 2013, principally due to the extinguishment of the $4,993,728 cost of Series C CPS recorded in permanent equity. Our estimate of the final gain on liquidation of subsidiary did not change in the year ended December 31, 2014. No significant gains or losses are expected in the near future, although a small gain or loss will likely be recorded in the year ended December 31, 2015, when the liquidator’s final distribution of assets is expected.

Miscellaneous Income (Expense)

The following table represents our miscellaneous income (expense) for the years ended December 31, 2014 and 2013:

Year Ended December 31,
2014	2013	% Change

$(37,958)	$171,414	N/A

For the year ended December 31, 2014, we recorded miscellaneous expense of $37,958, compared to miscellaneous income of $171,414 for the year ended December 31, 2013. Miscellaneous income and expense is the result of net foreign currency exchange gains and losses, and historically arose mainly in WGBM, our now-dissolved Malaysian subsidiary, principally due to revaluation of the inter-company account at each balance sheet date. Up until the final revaluation at the time of liquidation, WGBM had a net receivable on its dollar denominated balances, so if the value of the Malaysian Ringgit decreased against the dollar, income was recorded, whereas if it increased against the dollar, an expense was recorded. Foreign currency exchange gains and losses also arise on our subsidiary in Luxembourg, and on U.S. expenses denominated in foreign currencies. The expense in the year ended December 31, 2014, arose primarily due to the decline in value of cash and other assets denominated in Euros, due to the strengthening of the U.S. dollar. Following the liquidation of WGBM, miscellaneous income and expense is not expected to be significant in future years.

Provision for Income Taxes

The following table presents the provision for income taxes for the years ended December 31, 2014 and 2013, respectively:

Year Ended December 31,
2014	2013	% Change

$3,100	$6,341	(51)%

For the year ended December 31, 2014, we recorded a net charge of $3,100 for income taxes, all of which is for U.S. state income. For the year ended December 31, 2013, we recorded a net charge of $6,341 for income taxes, representing $3,191 for U.S. state income taxes and $3,150 for Luxembourg taxes. We have provided a full valuation allowance against our net deferred tax assets.

Liquidity and Capital Resources

As of June 30, 2015, our principal source of liquidity was $7.4 million in cash and cash equivalents. We had working capital of $6.1 million. Our funding has primarily been generated by the issuance of equity securities, which includes $18.0 million and $13.4 million raised, net of offering costs, in 2014 and 2013, respectively. We also had, as of June 30, 2015, Notes with a principal amount of $5.2 million owing to MTDC, repayable in August 2020.

Net Cash Used in Operating Activities

We experienced negative cash flow from operating activities for the six months ended June 30, 2015 and 2014, in the amounts of $7,108,000 and $5,064,000, respectively. The cash used in operating activities in the six months ended June 30, 2015, was due to cash used to fund a net loss of $8,627,000, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, gain on revaluation of warrant derivative liabilities, inventory provision and amortization of debt discount totaling $1,546,000, and cash used by a change in working capital of $27,000. The cash used in operating activities in the six months ended June 30, 2014, was due to cash used to fund a net loss of $4,649,000, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, gain on revaluation of warrant derivative liabilities, inventory provision, interest converted to principal on long-term debt and amortization of debt discount totaling $611,000, and cash provided by a change in working capital of $196,000.

We experienced negative cash flow from operating activities for the years ended December 31, 2014 and 2013 in the amounts of $10,287,401 and $8,221,214, respectively. The cash used in operating activities in the year ended December 31, 2014, was due to cash used to fund a net loss of $10,692,863, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net gain on revaluation of derivative liabilities, interest converted to principal on long-term debt, inventory provision, amortization of debt discount and loss on extinguishment of debt totaling $494,548, and cash provided by a change in working capital of $900,010. The cash used in operating activities in the year ended December 31, 2013, was due to cash used to fund a net loss of $16,266,272, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net losses on revaluation of derivative liabilities, gain on settlement of derivative liability, interest converted to principal on long-term debt, inventory provision, amortization of debt discount, loss on extinguishment of debt, issuance of warrants due to organic change and gain on liquidation of subsidiary totaling $7,236,878, and cash provided by a change in working capital of $808,180. The increase of $2,066,187 in cash used in the year ended December 31, 2014, compared to 2013, was driven primarily by the increase in the net operating loss from $9,922,443 to $12,449,715 and cash not yet provided by the increase in accounts receivable, offset by an increase in non-cash expenses (principally stock compensation and amortization of intangibles) included in the operating loss and an increase in accrued bonuses (2013 bonuses having been paid during that year).

Net Cash Used in Investing Activities

We used $98,000 in the six months ended June 30, 2015, and $123,000 in the six months ended June 30, 2014, to acquire property and equipment. Further, in the six months ended June 30, 2014, we used $2,000,000 to acquire the Apollo Business.

We used $2,000,000 in the year ended December 31, 2014, to acquire the Apollo Business. Further, we used $334,592 and $91,545 in the years ended December 31, 2014 and 2013, respectively, to acquire property and equipment. In addition, we transferred cash of $433,411 to WGBM’s liquidator in the year ended December 31, 2013.

Net Cash Provided by Financing Activities

In the six months ended June 30, 2015, we used $64,000 in repayments on capital leases for equipment and $94,000 to pay income taxes for restricted stock forfeited. There were no financing activities in the six months ended June 30, 2014.

Net cash provided by financing activities in the year ended December 31, 2014, was $16,645,454, being $17,971,681 from the issuance of common stock and warrants in the 2014 Public Offering, offset by $1,318,219 used to repay the IntegenX Note and $8,008 to repay a capital lease. Cash provided by financing activities in the year ended December 31, 2013, was $13,393,162, all from the issuance of common stock, Series 1 Convertible Preferred Stock and warrants in an August 2013 private placement, offset by the $70,000 we used to acquire WGBM’s Series B CPS.

Availability of Additional Funds

We believe funds available at June 30, 2015, along with our revenue, are sufficient to fund our operations into 2016. To continue our operations thereafter, it is likely that we will need to raise further capital, through the sale of additional securities or otherwise. Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. At the present time, we have no material commitments for capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, most notably our ability to successfully commercialize our products and services.

While we believe we have sufficient cash to fund our operating, investing and financing activities in the near term, we consider it likely that additional capital will be needed to sustain our operations before we achieve profitability. We have no commitments to obtain any additional funds and there can be no assurance that we will be able to raise sufficient additional capital as we need it on favorable terms, or at all. The conversion of our MTDC Notes, and the sale of equity or convertible debt securities in the future, may be dilutive to our stockholders, and debt financing arrangements may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to us or our stockholders. If we are unable to obtain additional capital as needed we may not be able to continue our efforts to develop and commercialize our products and services and may be forced to significantly curtail or suspend our operations.

Principles of Consolidation

The consolidated financial statements of WaferGen Bio-systems, Inc. include the accounts of Wafergen, Inc., WaferGen Biosystems Europe S.a.r.l., our Luxembourg subsidiary and, prior to its liquidation, WGBM, our now-dissolved Malaysian subsidiary. All significant inter-company transactions and balances are eliminated in consolidation.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, result of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

Deferred Tax Valuation Allowance.  We believe substantial uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance is required, amounting to approximately $35,000,000 at December 31, 2014. In subsequent periods, if and when we generate pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense. Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, additional portions or all of the remaining valuation allowance will be reversed back to income. Should we generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased.

Inventory Valuation.  Inventories are stated at the lower of cost and market value. We perform a detailed assessment of inventory on a regular basis, which includes, among other factors, a review of projected demand requirements, product pricing, product expiration and product lifecycle. As a result of this assessment, we record provisions for potentially excess, obsolete or impaired goods, when appropriate, in order to reduce the reported amount of inventory to its net realizable value. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Warranty Reserve.  Our standard warranty agreement is one year from shipment for SmartChip cyclers and dispensers and Apollo systems. We accrue for anticipated warranty costs upon shipment of these products. Our warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and we update our assessment quarterly.

Stock-Based Compensation.  We measure the fair value of all stock option and restricted stock awards to employees on the grant date, and record the fair value of these awards, net of estimated forfeitures, as compensation expense over the service period. The fair value of options is estimated using the Black-Scholes valuation model, and of restricted stock is based on our closing share price on the measurement date.

Amounts expensed with respect to options were $662,000 and $697,000, net of estimated forfeitures, for the six months ended June 30, 2015 and 2014, respectively. These sums exclude the compensation expense for restricted stock awards, for which the fair value is based on our closing stock price on the grant date for directors and employees, and on the dates on which performance of services is recognized for consultants.

The weighted average grant date fair value of the options awarded in the six months ended June 30, 2015 and 2014, was estimated to be $2.56 and $9.86, respectively, based on the following assumptions:

	Six Months Ended June 30,
	2015	2014

Risk-free interest rate	1.25% - 1.44%	1.43%
Expected remaining term	3.55 - 4.50 Years	4.75 Years
Expected volatility	106.11% - 119.36%	93.89%
Dividend yield	0%	0%

Amounts expensed with respect to options were $942,587 and $321,140, net of estimated forfeitures, for the years ended December 31, 2014 and 2013, respectively. These sums exclude the compensation expense for restricted stock awards, for which the fair value is based on our closing stock price on the grant date for directors and employees, and on the dates on which performance of services is recognized for consultants.

The weighted-average grant date fair value of options awarded in the years ended December 31, 2014 and 2013, respectively, were $6.33 and $37.25. These fair values were estimated using the following assumptions:

	Year Ended December 31,
	2014	2013

Risk-free interest rate	1.43% - 1.57%	0.71% - 1.22%
Expected remaining term	4.75 Years	4.75 Years
Expected volatility	93.89% - 105.97%	96.73% - 108.14%
Dividend yield	0%	0%

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the day of the grant having a term equal to the expected term of the option. An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected Remaining Term.  This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration the vesting terms, the contractual life, and historical experience. An increase in the expected term will increase the fair value and the related compensation expense.

Expected Volatility.  This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. We apply 50% weighting to our own historic volatility and 50% to the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected term of the options on the measurement date. We apply a reduced weighting to our own historic volatility during the period prior to August 27, 2013, when we were highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the related compensation expense.

Dividend Yield.  We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the related compensation expense.

Forfeiture Rate.  This is a measure of the amount of awards that are expected to not vest. An increase in the estimated forfeiture rate will decrease the related compensation expense.

Derivative Liabilities.  Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement in 2013, upon the exchange of Series A and Series B CPS of our Malaysian subsidiary, and under the conversion element of our CPNs. We evaluate the liability for those warrants for which no anti-dilution adjustment is projected prior to the expiration date using the Black-Scholes valuation model, and all other derivatives using a Monte Carlo Simulation approach, using critical assumptions provided by management reflecting conditions at the valuation dates.

Our derivatives are revalued at each balance sheet date, and at the time of issuance and settlement, and are estimated using the following variables:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, historical experience and the possibility of liquidation. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. We apply 50% weighting to our own historic volatility and 50% to the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. Since August 2013, when we reduced our leverage through an exchange of previously issued preferred stock and convertible promissory notes for shares of our common stock, we have applied a reduced weighting to our own historic volatility during the period in which we were highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

Recently Issued Accounting Pronouncements

See the “Recent Accounting Pronouncements” in Note 2 to the Condensed Consolidated Financial Statements on page G-6 for information related to the issuance of new accounting standards in the first six months of 2015, none of which will have a material impact on our financial statements, and the future adoption of recently issued accounting pronouncements, which we do not expect will have a material impact on our financial statements.

BUSINESS

Overview

We are an innovative biotechnology company committed to the development of a breakthrough technology platform for gene expression, genotyping, NGS1 target enrichment and now Single Cell Analysis (“SCA”) which we believe will revolutionize biopharma, diagnostics and life science research. Our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences, pharmaceutical/biotech drug discovery, diagnostics and clinical laboratory industries.

Traditional molecular biology methods use 96 or 384-well plates for routine manipulation of fluids into and out of the wells in the microliter scale manually or using various liquid handling automation methods. SmartChip extends this principle through a microfabrication process that result in tens of thousands of massively-parallel nanoliter wells that are physically separated from each other. To manipulate fluids into and out of these wells, we have engineered a nano-dispenser that can not only dispense but also aspirate nanoliter volumes of liquids including single cells in suspension.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including single cell analysis and differential gene expression measurement, as well as SNP genotyping and target enrichment. In 2010, we formally launched our first generation SmartChip 5K System, which was an innovative real-time PCR2 tool enabling scientists to study thousands of genes

1
NGS (Next Generation Sequencing) – Sequencing is the determination of the order of nucleotide building blocks that make up the primary structure in DNA molecules. Early determination methods were discovered in the 1970s and 1980s. NGS refers to more current automated methods that rely upon sequencing-by-synthesis approaches, enabling an easier and considerably faster analysis. DNA (Deoxyribonucleic acid) is an apolymeric molecule consisting of deoxyribonucleotide building blocks that in a double-stranded helical form is the genetic material of most organisms.

2
PCR (Polymerase Chain Reaction) – PCR is an enzymatic process designed to increase the number of copies of DNA for easier detection. Real-time PCR chemistries allow for monitoring a PCR reaction throughout its phases by collecting continuous data points as the reaction progresses. The polymerase enzyme uses an initial sample DNA strand as a template and uses it to synthesize a new strand, which sets in motion a chain reaction in which the DNA template is exponentially amplified, generating millions or more copies of the DNA target. Real-time PCR simultaneously amplifies and quantifies (as an absolute number of copies or relative amount) a targeted DNA molecule in real time after each amplification cycle.

simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. In 2012, we launched the SmartChip MyDesign System, which is the second-generation real time PCR instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, using a liquid dispenser called MultiSample Nano-Dispenser (“MSND”), which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of NGS.

In 2013, the SmartChip and MSND were adapted for NGS library preparation needs and our R&D efforts concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System™. This new product, launched in February 2014, is designed to perform a critical sample preparation step prior to targeted DNA sequencing. Targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE. This approach offers certain advantages over existing chemistries and platforms. Although these advantages could help WaferGen successfully compete in the high potential emerging market for clinical sequencing, the Company faces considerable competition, including the competing sample preparation kits from NGS instrument manufacturers such as Illumina, Inc. (“Illumina”) and Life Technologies Corporation (“LIFE”).

Recently, our R&D efforts have been concentrated on the development of Smart-Chip-based solutions for Single Cell Genomics. Most biological measurements to date have been performed on a population of cells or tissues.  Such studies lack the ability to discriminate critical events occurring at an individual cell level and hence, would report results that reflect an average for the population under investigation. However, diseases such as cancer or diabetes start from a single cell that has acquired a deleterious mutation. Furthermore, single cell analysis has already resulted in the identification of new cell types in neuronal and immune cell populations. Identifying and understanding such rare events amidst a population of normal cells is the challenge that SmartChip-based single cell analysis aims to solve.

The SmartChip, along with the ability to dispense nanoliter volumes (using the MSND) into these wells, makes this an ideal vehicle for isolating and processing thousands of single cells for RNA-seq and/or qPCR based applications. The physical separation of wells in the SmartChip affords better protection against cross-contamination than the emulsion-based systems that are pursued by our competitors.

In January 2014, we acquired IntegenX Inc.’s product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324™ instrument and the PrepX™ reagents. The fully automated Apollo 324™ library prep solution has been a market leader in the low to medium throughput NGS market segment with an expanding installed base, serving a diverse set of clients from university research labs, pharmaceutical and agricultural companies, to diagnostic clinical labs. We believe customers favor the Apollo 324™ library prep solution for its flexibility, turnaround and hands-on time, as well as sample quantity input requirement. We intend to build upon its success with innovative new applications and protocols for this system.

WaferGen employs a business model that primarily generates revenue from the sale of instruments (i.e. the SmartChip System™ and Apollo 324™ instruments) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panels™ and PrepX™ reagents), similar to the “razor and razor blade” business model.

Genomics Overview

Genes are segments of genomic DNA that encode discreet information that ultimately help synthesize individual biomolecules/proteins. This information is read when the two strands of DNA “unzip” and the series of bases representing a gene are copied into the related nucleic acid RNA3. Like DNA, RNA also has four types of bases that can bond as a pair with four types of bases in the DNA strand based on pairing rules that allow the DNA sequence of the gene to encode a specific RNA sequence. This decoding of DNA genes into RNA is called transcription. The transcribed RNA strand then separates from the DNA strand and acts either in a regulatory fashion to modulate cellular processes or as a template for the cell’s machinery to construct functional proteins. As gene expression (including translation into functional proteins) is dependent upon RNA levels present in the cell, interrogation of RNA levels has become the most widely adopted means for quantifying this process.

One contributor to disease and dysfunction is the over- or under-expression of genes within an organism’s cells. A very complex network of genes interacts to maintain health in organisms such as humans. Although most cells contain an organism’s full set of genes, each cell, according to its function, expresses only a fraction of this set of genes in different quantities and at different times. The challenge for scientists is to delineate the associated genes’ expression patterns and their relationship to disease.

Gene expression studies and whole transcriptome analysis (WTA) are used to provide information on the more than 30,000 genes in the human genome. Life science researchers use gene expression profiling to study the differences in expression of genes in a normal versus a disease state. For example, a comparison of gene expression profile of breast cancer patients to those of normal patients will provide an indication of genes that are expressed differentially between the two populations. Such differences can lead to identifications of genes that may be indicative of a disease state. Furthermore, such differences can help physicians make treatment decisions. Researchers are conducting studies to identify single or multiple genes that play a role in a particular disease.

There are three primary technologies used to study gene expression: NGS, microarrays and real-time PCR.

Single Cell Analysis Overview

NGS technologies have improved at a breathtaking pace this past decade and the costs of sequencing have decreased several orders of magnitude.  The decrease in the price/base has made possible applications that were considered impossible even five years ago.  RNA-sequencing (RNA-seq) is increasingly being used to understand gene expression differences between normal and disease states in bulk samples.  Another interesting NGS-based application is the ability to perform gene expression profiling at a single cell level for 1000s of cells and use the differences in transcriptional states of the individual cells to comprehend the various cell types that exist in heterogenous cell populations and complex tissues.  Existing technology such as Fluidigm’s microfluidic cartridge can process at best 96 individual cells. These individual cells are selected based on different size cutoffs that introduce size bias in selecting cells.  The size bias combined with low throughput has generated a need for technologies that can process thousands of cells in a cost-effective fashion and with minimal bias.

Even though RNA-Seq is becoming a mature NGS technique for evaluating global and single cell gene expression patterns, many researchers continue to verify their NGS finding using real-time PCR.  Furthermore, subsequent to sequencing based discovery and real-time PCR validation, interrogation of the expression pattern of identified target genes in large numbers of samples requires a more timely and cost effective solution.

Gene Expression Technology Overview

Real-time PCR represents the most sensitive and accurate method to measure gene expression. PCR is an enzymatic process in which a strand of DNA is copied multiple times, or amplified, so that it can be more readily detected and analyzed. The vast majority of PCR methods use thermal cycling, i.e., alternately heating and cooling the sample to a defined series of temperature steps. These thermal cycling steps are necessary to physically separate the strands in a DNA double helix (at high temperatures), which are then used as the template during DNA synthesis (at lower temperatures) by the DNA polymerase enzyme to selectively amplify the target DNA.

3
RNA (Ribonucleic acid) – A polymeric molecule consisting of ribonucleotide building blocks. The three major types in cells are ribosomal RNA (rRNA), transfer RNA (tRNA), and messenger RNA (mRNA), each of which performs an essential role in protein synthesis. RNAi ‘s are small RNA molecules that help regulate by turning genes on and off.

Traditional PCR merely increases the number of DNA copies for easier detection. Real-time PCR permits quantitative analysis, rather than just a qualitative yes/no as to the presence of a gene. Real-time PCR can produce an absolute measurement, such as number of copies of mRNA per nanoliter of sample, or a relative measurement in comparison to expression of the same gene in another sample. Real-time PCR chemistries allow for the detection of amplicon amounts in the exponential phase of these reactions where the amount of product can be extrapolated to accurately determine the amount of target in the sample prior to amplification.

Traditional real-time PCR does not measure thousands of genes simultaneously (like microarray analysis), resulting in limited throughput and relatively high cost, making it unfeasible for whole genome analysis or for very high throughput studies. Thus, in practice, researchers typically first use microarray or RNA Sequencing to identify which genes are over- or under-expressed in the whole genome and then apply real-time PCR to a specific set of those genes to accurately quantify gene expression. The process is referred to as discovery and validation.

MicroRNA molecules are small non-protein-coding single-stranded RNA molecules of 21-23 nucleotides in length that function as negative regulators of gene expression by targeting specific mRNA molecules. This either inhibits translation or promotes mRNA degradation. We believe cancer diagnosis, prognosis, and treatment are important potential clinical applications of microRNA profiling.

Although all humans contain the same set of genes, the actual sequence of each gene may vary from one individual to another, as well as between cells in the same individual. This phenomenon is commonly referred to as genetic variation and can have important medical consequences. Genetic variation affects disease susceptibility, including predisposition to cancer, diabetes, cardiovascular disease and Alzheimer’s disease. In addition, genetic variation may cause people to respond differently to the same drug treatment. One common form of genetic variation is a single-nucleotide polymorphism, or SNP.

A SNP is a variation in a single “letter” at a specific position in the DNA sequence that differs from a reference sequence for a population. While in some cases a single SNP will be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases. Since there are generally millions of SNPs in an individual, it is important to investigate many SNPs simultaneously in order to discover medically valuable information.

Products

SmartChip System

Our SmartChip System provides a suite of gene expression and genome analysis technologies enabling both biomarker discovery and validation on a single platform with the sensitivity and accuracy of real-time PCR. WaferGen’s SmartChip Real-Time PCR System consists of two instrumentation components: a SmartChip MSND for applying sample, assay and reaction mix to the SmartChip Panels, and a SmartChip Cycler for thermal cycling and collecting data from the real-time PCR assays. For large studies, our SmartChips are provided with sub-nanoliter (one-billionth of a liter) oligonucleotide4 reagents of the customer’s choosing pre-loaded in the wells. For smaller projects, the user has the flexibility to purchase empty SmartChips and both samples and assays can be dispensed into the SmartChips at the customer’s site using the MSND. Sub-microliter (one-millionth of a liter) dispensing of samples into a 5,184-well chip enables high throughput real-time PCR amplification of pathway-based gene discovery. Our SmartChip Panels are designed with evaporation control measures that allow for the use of nanoliter volumes, thermal cycling and temperature control. Our software system also analyzes the high throughput data after the completion of the real-time PCR analysis. The user friendly, content-ready SmartChip System is designed to accept samples out of the box, incorporating many of the necessary substrates and chemicals.

The SmartChip System is engineered to deliver superior performance with the combination of high sensitivity and high throughput on a single chip, enabling scientists to broadly view gene expression patterns over a large dynamic range. The SmartChip System is expected to require one day to perform genetic analyses that currently take days to weeks to perform utilizing existing systems, which involve discovery of the gene expression signature with microarrays, followed by verification of the signature with real time PCR. As more clinical studies are carried out using validated gene sets, we believe the market will require, and demand, higher throughput solutions to process large numbers of clinical samples. Today’s solutions typically allow only a few patients’ samples to be processed. We offer a throughput capability that allows hundreds of samples on a single chip.

4	An oligonucleotide is a short nucleic acid polymer, typically with twenty or fewer bases.

We believe our SmartChip System is also capable of saving time compared to existing technologies. Research analyzing the whole genome utilizing currently available real-time PCR technology takes weeks to months due to multiple plates and hundreds of pipetting steps required. Our SmartChip System has the ability to quantitatively analyze the gene specific pathways or whole genome with the performance of real-time PCR technology in as short as a single day, and represents a significant advancement. In addition, our development of the SmartChip System seeks to allow 5,184 data points per chip, which could enable a large number of reactions to run in parallel, thus addressing unmet needs of the clinical trial market, compared to today’s leading technologies, which are limited in throughput to 96 wells, 384 wells and 1,536 wells. Competitors in the market place that offer high throughput, like the Fluidigm Biomark, which offers a maximum throughput of 9,200 assays per chip, still limits the validation market by offering products that can only run up to 96 assays and samples on a single chip.

SmartChip System Capabilities

Our SmartChip System is an integrated instrument and software system capable of dispensing 100nl reactions into the 5,184-well SmartChip, thermal cycling, real-time detection and primary data analysis, and provides the following capabilities:

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Open-Platform Custom Assays (MyDesign). Our SmartChip System was upgraded in 2012 to provide the capability to customize our open platform panels for gene expression and genotyping studies according to the researcher’s specific needs. The customer has the flexibility to dispense both assays and samples into the 5,184 nanowell panels in numerous configurations. The system has access to millions of predesigned PCR assays for the detection of human, mouse and rat genes. Applications include: validation of genomic next-generation sequencing, RNA-Seq and Chip-Seq data; validation of microarray results; and expansion of assay panels to better understand biological systems.

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Custom SNP Genotyping Panels. Although a single SNP may be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases. Our custom SNP Genotyping Panels are developed to cost-effectively investigate multiple SNP genotypes simultaneously and are customized for the required scope of the study. Genotyping clusters from single or multiple runs are visualized using our SmartChip System’s proprietary software.

SmartChip Single Cell isolation system

We are currently pursuing two approaches to deposit individual cells into the SmartChip:

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Poisson Distribution: The Poisson distribution method uses our existing products, SmartChip and MSND, that are already in the market. In addition, software to image cells, identify wells that contain a single cell and the ability to add reagents to wells that contain single cells will be offered. The Poisson distribution method aims to process 1,000 to 2,000 individual cells per chip. Furthermore, the MSND can also be used to process hundreds of cells from multiple samples in the same SmartChip. We collaborated with the Broad Institute to obtain proof of concept results that we are now using to develop products designed for SCA. We have signed on four early access partners for our SmartChip SCA products – Karolinska Instituet, National Jewish Hospital, Genentech and MD Anderson Cancer Center. In the recent past, we have collaborated with our early access partners to show that we can reproducibly sequence 1000s of cells. Feedback on various aspects of the product from these early access sites is overwhelmingly positive – researchers particularly like the workflow ease, ability to handle multiple cell types including human patient samples such as freshly operated tumors and the ensuing data quality. Thus, the SmartChip-based single cell system will be the only system on the market that can span the gamut of hundreds to thousands of cells and have the ability to process diverse cell types in a cost-effective fashion.

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Targeted Deposition: In this method, the real estate of the chip is maximized to isolate thousands of cells from a single sample.  By this method, over 4,000 individual cells may be processed from a single chip. The software that was developed for the Poisson distribution method can be used as an independent check to ensure that reagents are dispensed only to wells that contain a single cell. To provide flexibility in throughput, multiple configurations of the SmartChip that contain 1,000 to 5,000 wells will be offered. As NGS prices continue to drop, there will be increased need to process tens of thousands of cells.  Furthermore, the need for tens of thousands of cells will be matched by targeted sequencing applications.  SmartChip is a scalable platform that can easily accommodate over 2,000 wells per chip using the existing dispenser configurations.  Such large format chips can be used not only for single cell processing but also for targeted sequencing and a combination of single cell targeted sequencing applications.

SmartChip Target Enrichment (TE) System

The concept of the SmartChip TE and Seq-Ready TE Systems is to use the SmartChip consumable for amplifying the targets of interest via PCR and then remove the resulting amplified material for further processing prior to sequencing. The key purported advantage of our approach is that we conduct massively parallel individual PCR reactions for target enrichment, whereas other PCR-based techniques use highly multiplexed PCR, which means that they conduct hundreds, if not thousands of PCR reactions in a single tube. By separating PCR reactions into individual wells, our SmartChip TE System offers a much better controlled chemo-enzymatic process that might ultimately translate into higher quality sequencing results. This should be especially important in clinical sequencing, where assays of a high sensitivity and specificity are required. We offer multiple consumable formats of different densities (number of nano-wells), so that depending on the number of targets required for a particular study, samples can be dispensed over the whole chip in flexible configurations. This enables the system to enrich targets without cross-contamination with other samples and provide the flexibility to customize targets. This system includes:

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Custom Target Enrichment. Targets of interest can vary greatly based on the area of research and the needs of individual laboratories. The Seq-Ready TE system offers the ability to design amplicons which can be customized to enrich only specific targets identified by the researcher.

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Seq-Ready TE MultiSample BRCA1/2 Panel. A pre-designed target enrichment panel containing 139 unique primer pairs targeting all of the coding regions in BRCA1 and BRCA2 genes, which are key genes identified for breast cancer research, is available as an off the shelf product.

Apollo 324™ Library Preparation

In January 2014, we acquired from IntegenX Inc. (“IntegenX”) substantially all of the assets used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to IntegenX’s library preparation for next generation sequencing product line, including the Apollo 324™ instrument and the PrepX™ reagents (the “Apollo Business”).

The Apollo 324™ System is a compact, walk-away automation platform offering DNA, RNA-Seq, and ChIP-Seq library preparation kits for analysis on popular NGS platforms from Illumina (GA, HiSeq and MiSeq), LIFE (Ion Proton and Ion Torrent PGM), and Roche (GS Junior and GS FLX+). The intuitive and easy-to-use PrepX™ automation protocols and reagent kits enable the set-up of a run with as little as 15 minutes of hands-on time. The user can return in about 90 minutes for sequencer-ready DNA or ChIP-Seq libraries, or about 5 hours for RNA-seq libraries. The system offers the flexibility to start a run with a single library without wasting reagents.

The fully automated Apollo 324™ library prep solution has been a market leader in the low to medium throughput NGS market segment with an expanding installed base, serving a diverse set of clients from university research labs, pharmaceutical and agricultural companies, to diagnostic clinical labs. We believe customers favor the Apollo 324™ library prep solution for its reliability, turnaround and hands-on time, as well as sample quantity input requirement.

The Apollo Business is highly synergistic with our existing products, especially our SmartChip TE System offerings. Serving the same customer base, the two products together address a wide spectrum of customer needs in sample preparation for NGS and enable one-stop shopping for laboratories performing targeted sequencing.

Market Applications of the SmartChip System

We believe the SmartChip System, with its advantages of higher throughput, lower cost, and superior sensitivity, can address the following markets:

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Biomarker Discovery and Validation. New targets for drugs can be identified through the analysis of gene profile expression (biomarkers) in diseased cells. Potential applications include cancers, arthritis, and lung diseases.

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Drug Efficacy and Optimization. Genetic analysis is being used to determine the likely toxicity (toxicogenomics) of new drugs and the likelihood of therapeutic response to a specific genetic profile (pharmacogenomics). FDA guidance5 calls for drug companies to voluntarily submit pharmacogenomic data to support their drug development programs.

5	FDA News Release - March 22, 2005 – issued a final guidance titled “Pharmacogenomic Data Submissions.”

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Drug Response Monitoring. Patient outcomes can be improved by evaluation of a proposed drug’s potency and specificity in order to determine individualized patient dosing, thereby decreasing adverse drug reactions, and improving drug efficacy.

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Detection of Rare Mutations. The Cancer Genome Project is using the human genome sequence and high throughput mutation detection techniques to identify somatically acquired6 sequence variants/mutations and hence identify genes critical in the development of human cancers.

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Clinical NGS Applications. Key discoveries enabled by Next Generation Sequencing, in addition to continued cost and workflow efficiencies, are resulting in the widespread adoption of NGS in clinical research and routine diagnostic applications. Leading areas driving clinical NGS include constitutional and complex diseases.

Biomarker Discovery and Validation: Gene expression patterns (biomarkers) related to specific diseases are becoming increasingly important in drug development. Comparison of gene expression patterns between normal and diseased patients or expression profiles in the presence or absence of drugs leads to discovery of genes or a set of genes that can be used in drug development. This requires monitoring of tens, hundreds or thousands of mRNAs in large numbers. A typical genetic analysis currently involves the use of microarrays to identify genes, which are either over-expressed or under-expressed in a small subset of patients. After detailed bioinformatics analysis, a number of differentially expressed genes (two to 200) are evaluated using real-time PCR in a different subset of patients (50 to 100). The differentially expressed genes in a patient group are then validated using a larger patient group. Real-time PCR techniques, which offer significantly increased sensitivity, are limited in throughput and are cost prohibitive for whole genome analysis. Biomarker investigation requires multiples of such analyses to confirm discovery.

Drug Efficacy and Optimization: Clinical trials are the most expensive phase for pharmaceutical drug development. The use of gene expression and genotyping is becoming critical to identify a safe drug (toxicogenomics) for the right patient population (pharmacogenomics). Once a set of genes (biomarker) is identified, they are used in numerous samples in clinical trials for pattern recognition, toxicity profiling and patient selection. Similarly, locations of SNPs involved in disease variation and metabolism are also being utilized in clinical trials to understand disease predisposition, requiring thousands of samples to be analyzed.

In its pharmacogenomic data submissions guidance referred to above, the FDA has asked for voluntary data submission utilizing these genetic approaches in clinical trials. This has created a need for reliable, high throughput, cost-effective technologies. Today’s hybridization-based techniques cannot process more than 24 samples at a time. Thus, for a clinical trial of 1,000 patients, one would need to use at least 40 chips. Established real time PCR instrument suppliers typically process 96 to 1,536 data points. Our SmartChip System has the ability to study 5,184 assays on a single chip, and thus offers a marked increase in the number of samples that can be evaluated in a single run. This format also enables investigators to interrogate the expression of a large panel of genes of interest with a limited amount of the biological sample.

Drug Response Monitoring: In addition to studying gene expression, genotyping measures genetic variation in the DNA. Sometimes it is not a single variation but the combination of these sequence differences that may lead to a disease state or a response to a specific therapy. For this reason, researchers look at patterns of these variations in a large number of healthy and affected patients in order to correlate SNPs with a specific disease. Large-scale genotyping studies are being conducted in various genome centers around the world, driven by available research funds, resulting in the greater demand for cost effective high throughput solutions.

Detection of Rare Mutations: The Cancer Genome Project’s DNA sequencing of patients’ tumors is underway and is rapidly defining cancer-causing mutations. Today, this is accomplished by using hybridization approaches which are unable to detect rare somatic mutations. Such techniques require the use of more sensitive methods like PCR and require genotyping of many samples (50 to 500). WaferGen uses allele-specific PCR with the SmartChip System to enable genotyping at multiple sites in multiple samples, as well as to provide a robust solution for detecting rare mutations. Allele-selective PCR is able to reliably detect SNPs (germ-line) as well as minority (somatic) mutations at sensitivity range of 100 to 10,000 mutations.

6	Mutations rising in individual cells in the body outside the “germ-line” (sperm and egg) cells that created the individual, and hence not present in all of a person’s cells.

Clinical NGS Applications: Recent advances in sequencing technology have resulted in dramatically lower sequencing costs and highly efficient workflows, enabling NGS to be used for routine clinical applications. In combination with key discoveries of clinically relevant targets enabled by NGS, this has resulted in the need for the efficient interrogation of multiple targets simultaneously. This need has been well demonstrated for key complex diseases, such as cancer, where targeted NGS panels are now used widely. Existing methods, including Sanger sequencing and traditional PCR, are limited because of inherent challenges with multiplexing, workflows, and turnaround times for large numbers of targets.

Future Applications – From Research to Diagnostics: New biomarkers for NGS, gene expression and genotyping are eventually expected to become essential for practicing physicians to identify the right drug for the right patients and lead to new ways of diagnosing and monitoring diseases. Biomarkers and platforms that are being used in clinical trials for a particular therapy are expected to become standard for molecular diagnostics. This market is still in its early development.

Competition

We believe the industry leaders in the markets in which WaferGen competes are LIFE, Fluidigm Corporation, Illumina, Agilent Technologies, Inc. and PerkinElmer, Inc. Other companies known to be currently serving the genetic analysis market include Affymetrix, Inc., GE Healthcare (a business segment of General Electric Company), Bio-Rad Laboratories, Inc., Eppendorf AG, Beckman Coulter, Inc., Luminex Corporation, Cepheid, Pacific Biosciences of California, Inc., NanoString Technologies, Inc., Sequenom, Inc., RainDance Technologies, Inc., Qiagen N.V., Biometra Biomedizinische Analytik GmbH, Enzo Biochem, Inc., Biomerieux, Inc. and the Roche family of companies. The marketplace for gene expression technologies is highly competitive, with many of the major players already controlling significant market share, many of which have significantly greater financial, technological and other resources than we do. Illumina is the leader in microarrays and LIFE is the market leader for real-time PCR. These two companies also have a commanding market share in NGS. We believe gene expression is a growing market and this market is driven by the need for real-time PCR performance for discovery, and a higher throughput platform for validation, to overcome the limitations of microarrays and real time PCR technologies that are currently used for discovery and validation respectively. WaferGen’s SmartChip Real Time PCR System is presently the only platform that offers a single solution for both biomarker discovery and validation with low running costs, simplified workflow and fast results. Our competitors could compete with us by developing new products similar to our SmartChip System. Even though we believe that we have created a unique solution, this does not mean that our competitors will not develop effective products to compete with our products.

Sales and Marketing

We have ramped up our investment in sales and marketing activities to service the academic/medical research market, pharmaceutical/biotech companies and clinical testing laboratories. We have a direct sales force in the United States and Europe and select distribution partners in other regions of the world.

Despite the increased investment, WaferGen still has limited sales and marketing resources compared to some of our competitors. We will need to increase investment in our sales and marketing infrastructure in order to be competitive in the marketplace.

Seasonality

We do not have sufficient product history to determine seasonality with a high degree of confidence. We expect that customers’ purchasing patterns will not show significant seasonal variation, although demand for our products may be highest in the fourth quarter of the calendar year as pharmaceutical and academic customers typically spend unused budget allocations before the end of the fiscal year.

Sources and Availability of Raw Material and Principal Suppliers

The raw materials used in the manufacturing of our products are for the most part readily available from numerous sources.

Research and Development

Our research and development efforts are aimed at developing new products and new applications, improving existing products, improving product quality and reducing production costs. Our research and development expenses were approximately $4.75 million for the six months ended June 30, 2015, $6.72 million for the year ended December 31, 2014, and $5.40 million for the year ended December 31, 2013.

Intellectual Property and Other Proprietary Rights

We are pursuing an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications. We presently have four patents issued and eleven pending in the U.S. with respect to our SmartChip products and technologies, and a number of pending SmartChip-related patent applications worldwide. In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection. Our success may depend on our ability to protect our intellectual property rights.

Government Regulation and Environmental Matters

We are subject to a variety of federal, state and municipal environmental and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. We believe that we are in material compliance with applicable environmental laws and regulations. Compliance with environmental laws does not currently cause us to incur material costs. If we cause contamination to the environment, intentionally or unintentionally, we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We cannot predict how changes in the laws and regulations will impact how we conduct our business operations in the future or whether the costs of compliance will increase in the future.

Regulation by governmental authorities in the United States and other countries is not expected to be a significant factor in the manufacturing, labeling, distribution and marketing of our products and systems.

Corporate History

Wafergen, Inc. was incorporated in the state of Delaware in October 2002. On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc., a Nevada corporation. In the transaction, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly owned subsidiary of WaferGen Bio-systems, Inc.

Employees

We have assembled a team of highly qualified scientists, engineers and business managers to support our product development and commercialization activities. Their efforts will continue to focus on expanding, improving and commercializing our core technologies. As of August 6, 2015, we had 51 regular employees, 50 of whom were employed full-time, compared to 46 regular employees as of December 31, 2014, 45 of whom were employed full-time, and 28 regular employees as of December 31, 2013, all of whom were employed full-time. None of our employees are represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Properties

We do not own any real property. Our leased facilities are as follows:

Location	Square Feet	Primary Use	Lease Terms

Fremont, CA	19,186 sq ft	Corporate Office, Laboratory and Manufacturing	Lease expires April 30, 2018

Luxembourg	560 sq ft	Office	Lease expires February 18, 2018

Luxembourg	274 sq ft	Laboratory	Lease expires June 30, 2017

Management believes that these facilities are adequate and suitable for current needs.

Legal Proceedings

From time to time we may be involved in claims arising in connection with our business. Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with any pending actions against us, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows. However, losses may be material to our operating results for any particular future period, depending on the level of income for such period.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers:

Name	Age	Position
Dr. Rolland Carlson	61	Chief Executive Officer, President and Director
Dr. Ivan Trifunovich	52	Executive Chairman of the Board
Dr. R. Dean Hautamaki	52	Director
Makoto Kaneshiro	57	Director
Joel Kanter	58	Director
William McKenzie	64	Director
Robert Schueren	53	Director
Michael P. Henighan	63	Chief Financial Officer, Treasurer and Secretary

Our bylaws provide that our Board will consist of between one and fifteen members, with the number of directors determined from time to time by our Board. The number of directors is currently set at seven. Our directors hold office until the earlier of their death, resignation, or removal or until their successors have been duly elected and qualified.

There are no family relationships among our directors and executive officers.

Directors and Executive Officers

Rolland Carlson, Chief Executive Officer and President.  Dr. Carlson has served as our Chief Executive Officer, President and director since May 2015. Dr. Carlson served as President and Director of Asuragen, Inc., a molecular diagnostic company specializing in personalized diagnostics, from April 2006 to June 2014. Dr. Carlson also served as Chief Executive Officer of Asuragen, Inc. from January 2013 to June 2014 and Chief Operating Officer of Asuragen, Inc. from January 2012 to December 2012. While at Asuragen, Inc., Dr. Carlson was a co-founder of Mirna Therapeutics, a spin-out of Asuragen, which has developed novel miRNA-based therapeutics currently in Phase I clinical trials for liver and other cancers. Prior to joining Asuragen, Dr. Carlson held several senior positions at Abbott Laboratories, including Vice President, Business Development & Licensing, Global Medical Products and Vice President and Global General Manager of the Vysis, Inc., a wholly-owned subsidiary of Abbott. Earlier in his career, Dr. Carlson was responsible for business development, licensing and strategic planning to establish new pharmaceutical and diagnostic platforms for the pediatric and women’s health channels of the Ross Division of Abbott, and ran Abbott’s global custom biopharmaceutical and specialty generics pharmaceutical business. Dr. Carlson has served on the board of directors of Pristine, Inc. since April 2015. Dr. Carlson received a Ph.D. in Botany from Southern Illinois University - Carbondale. We believe Mr. Carlson’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the biosciences industry.

Ivan Trifunovich, Executive Chairman of the Board.  Dr. Trifunovich has served as our Executive Chairman of the Board of Directors since May 2015 and served as our Chief Executive Officer and President from March 2012 until May 2015. Dr. Trifunovich has served as a director since March 2012. Dr. Trifunovich served as President, Chief Executive Officer and Chairman of the Board of Helicos BioSciences Corporation7 from October 2010 to September 2012. Since August 2008, Dr. Trifunovich has served as a strategic consultant to global companies in the life sciences industry. Previously, Dr. Trifunovich served as the Senior Vice President of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2001 through August 2008. Prior to joining Third Wave Technologies, Inc., Dr. Trifunovich held successive positions as Vice President of e-Business and Vice President of Research Strategy and Operations at Pharmacia Corp. Prior to joining Pharmacia, Dr. Trifunovich was a Director of New Product Marketing at Johnson & Johnson, Inc. He began his career at Bristol-Myers Squibb, Inc. as a bench scientist, where he held several positions of increasing responsibility. Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an MBA at the University of Pennsylvania’s Wharton School of Business. We believe Dr. Trifunovich’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the life science industry, including his unique familiarity with the Company gained from serving as our president and chief executive officer for the past two years.

7	In November 2012, Helicos BioSciences Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

Dr. R. Dean Hautamaki, Director.  Dr. Hautamaki has served as our director since May 2007. Since September 2008 he has been a practicing physician with Hautamaki & Horiuchi Personal Physicians of Sarasota, and he has been the Assistant Clinical Professor of Medicine at the Florida State University College of Medicine in Tallahassee, Florida since January 2005. Dr. Hautamaki is Chairman of the Department of Medicine at Sarasota Memorial Hospital in Sarasota, Florida. From September 1997 through December 2005, he was a partner at Lung Associates of Sarasota in Sarasota, Florida. Dr. Hautamaki has authored over 12 papers and presented in several conferences. He also serves on the Board of Directors of two private biotechnology start-up companies, Fibralign Corporation and First Wave Technologies, Inc. We believe Dr. Hautamaki’s qualifications to serve on our Board include his expertise in the biomedical technology industry and his experience as a practicing physician.

Makoto Kaneshiro, Director.  Mr. Kaneshiro has served as our director since March 2005. Mr. Kaneshiro is a founding member of Genetic Devices, Co., Ltd. in Japan, where he has been an executive vice president and member of the Board since October 2008. From 2003 to 2004, Mr. Kaneshiro was a member of the Board of Directors of Sega Corporation which was a publicly traded company in Japan. He holds an MBA from Yale University. We believe Mr. Kaneshiro’s qualifications to serve on our Board include his experience in investment management, his experience as a board member of other public companies, and his experience in business development roles at a number of other companies.

Joel Kanter, Director.  Mr. Kanter has served as our director since June 2007. He has been in the financial services industry for over three decades and has focused on providing equity and bridge financing to small and mid-size companies. He has served as President of Windy City, Inc., a privately held investment firm, and as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company. Mr. Kanter currently serves on the board of directors of Dr. Tattoff, Inc., Magna-Lab, Inc. and Medgenics, Inc., as well as a number of private concerns, and within the past five years has served on the board of directors of Pet DRx Corporation and Vyteris, Inc. Mr. Kanter has BA degrees in Political Science and in Psychology from Tulane University. We believe Mr. Kanter’s qualifications to serve on our Board include his extensive experience in investment management and his experience serving as an executive and board member of a number of public and private biomedical and other technology companies.

William McKenzie, Director.  Mr. McKenzie joined our board of directors in December 2013. Mr. McKenzie is a business leader with a strong technical background in nucleic acid purification, immunoassay, genetics and clinical lab medicine with over 25 years of experience building new businesses in the global life sciences and diagnostics sectors.  He has served as a senior partner at Upstart Life Science, a management consultancy company, since 2012, and as Vice President and General Manager at Seracare during 2014. Mr. McKenzie held various positions at PerkinElmer from 2005 until 2012, including Business Development Director and Strategic Marketing Director of Molecular Medicine, Global Business Strategist of Genetic Screening, and Vice President and General Manager of Molecular Diagnostics. Prior to that, Mr. McKenzie worked for Millipore in positions of increasing responsibility, most notably as Strategic Marketing Director of Bioscience and General Manager of OEM Healthcare. Mr. McKenzie holds BS and MS degrees in Biology from the University of Massachusetts, is a member of the American Society for Clinical Pathology and is a registered clinical chemist. We believe Mr. McKenzie’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the biosciences industry.

Robert Schueren, Director.  Mr. Schueren joined our board of directors in January 2014. Mr. Schueren has held leadership positions in life science and diagnostic companies for more than two decades. Since April 2013, Mr. Schueren has been IntegenX Inc.’s chief executive officer and a member of its board of directors. Previously he was Vice President and General Manager, Genomics for Agilent Technologies. Prior to joining Agilent in 2010, he was the Global Head of Clinical Biomarkers and Operations, and Deputy Global Head of Molecular Medicine Labs for Genentech, Inc., a company he joined in 2006. Mr. Schueren has a BS degree in pharmacy from Temple University. We believe Mr. Schueren’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the life science industry, including as chief executive officer of IntegenX Inc. In January 2014, IntegenX sold us substantially all of the assets of its next generation sequencing library preparation business, including the Apollo 324™ instrument and PrepX™ reagents.

Director Independence

We are currently listed on the NASDAQ Capital Market, and accordingly, in evaluating the independence of the members of the Board, we utilize the rules of the NASDAQ Stock Market.

Our Board has determined that Messrs. Kaneshiro, Kanter and McKenzie and Dr. Hautamaki are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). Our Audit Committee currently consists of Dr. Hautamaki, Mr. Kanter (Chairman) and Mr. McKenzie. Our Nominating and Corporate Governance Committee currently consists of Dr. Hautamaki, Mr. Kaneshiro (Chairman) and Mr. Kanter. Our Compensation Committee currently consists of Mr. Kaneshiro, Mr. Kanter (Chairman) and Mr. McKenzie.

Our Board has concluded that Mr. Kanter meets the definition of “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq listing standards and the independence standards of rule 10A-3 of the Exchange Act. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

Board Leadership Structure

Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, Dr. Carlson serves as our Chief Executive Officer, Dr. Trifunovich serves as our Executive Chairman of the Board, and Mr. Kanter serves as our Lead Independent Director.

The role of our Lead Independent Director is to, among other things:

•	counsel our Executive Chairman and Chief Executive Officer on issues of interest/concern to the independent directors;

•	coordinate and develop the agenda for and chair executive sessions of our Board’s independent directors;

•	act as principal liaison between our independent directors and our Executive Chairman and Chief Executive Officer on sensitive issues;

•	lead our Board’s annual Chief Executive Officer review process and meet with our Chief Executive Officer to discuss the evaluation;

•	provide our Executive Chairman and Chief Executive Officer with input as to the preparation of the agenda for Board meetings; and

•	advise our Executive Chairman and Chief Executive Officer as to the quantity, quality and timeliness of the flow of information from management to the independent directors.

Board Role in Risk Oversight

The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Code of Ethics

Our Company’s Board of Directors has adopted a Code of Business Conduct and Ethics that applies to, among other persons, our Company’s officers and non-employee directors, including our principal executive officer, principal financial officer and principal accounting officer or controller, as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics set forth written standards that are designed to deter wrongdoing and promote:

(1)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by us;

(3)	compliance with applicable government laws, rules and regulations;

(4)	the prompt internal reporting of violations of Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

(5)	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company’s personnel shall be accorded full access to our Chief Compliance Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our Company’s personnel are to be accorded full access to the Board if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president, secretary, and chief financial officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our Company, consistent with generally accepted accounting principles, and federal, provincial and state security laws. Any employee who becomes aware of any incident involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Company’s president, secretary, or chief financial officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president, secretary, or chief financial officer, the incident must be reported to the Audit Committee. Any failure to report such inappropriate or irregular conduct of other employees is to be treated as a severe disciplinary matter. It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company’s Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is available on our website, www.wafergen.com.

EXECUTIVE COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program include (a) base salary, (b) discretionary annual cash bonus opportunities and (c) long-term equity compensation. We believe successful long term Company performance is more critical to enhancing stockholder value than short term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long term equity compensation and performance-based bonus opportunities over base annual salaries.

The following table presents summary information regarding the compensation of (i) the person who served as our principal executive officer during the year ended December 31, 2014, and (ii) our two other executive officers who were serving as executive officers at the end of 2014 (such officers are referred to herein as our “Named Executive Officers”), which we paid to the Named Executive Officers for the years ended December 31, 2014 and 2013.

2014 Summary Compensation Table

(a) Name and Principal Position	(b) Fiscal Year	(c) Salary ($)		(d) Bonus ($)		(f) Option Awards(5) ($)	(g) Nonequity incentive plan compensation(6) ($)	(i) All Other Compensation ($)		(j) Total ($)
Ivan Trifunovich	2014	$360,000	(1)	$—		$784,107	$180,000	$—		$1,324,107
Former Chief Executive Officer, President and Chairman	2013	$360,000	(1)	$360,000	(4)	$—		$1,800	(7)	$721,800
Michael P. Henighan	2014	$77,917	(2)	$—		$98,938	23,300	$—		$200,155
Chief Financial Officer	2013	$—		$—		$—		$—		$—
Keith Warner	2014	$118,598	(3)	$—		$247,348	48,900	$—		$414,846
Former Chief Operating Officer	2013	$—		$—		$—		$—		$—
__________

(1)	Dr. Trifunovich joined the Company on March 8, 2012, and his annual salary of $360,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(2)	Mr. Henighan joined the Company on August 25, 2014, and his annual salary of $220,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(3)	Mr. Warner joined the Company on August 14, 2014, and his annual salary of $310,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(4)
Reflects a discretionary bonus awarded to Dr. Trifunovich by the Board of Directors in September 2013, upon recommendation of the Compensation Committee, in recognition of successfully transitioning the Company’s business to a new model with the potential to pursue new important applications; raising in excess of $12 million of net new equity in a 2013 private placement; simplifying the ownership of our now-dissolved Malaysian subsidiary; and simplifying the capital structure of the Company.

(5)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model, excluding the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 17, 2015. A description of the material terms of each grant is provided in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End 2014” table below.

(6)
Amounts in this column reflect bonuses awarded pursuant to our Executive Short-Term Incentive Program. The awards were payable, based on 50% of Dr. Trifunovich’s base salary, 30% of Mr. Henighan’s base salary and 40% of Mr. Warner’s base salary, upon achievement of goals related to our 2014 revenue and capital raising. Mr. Henighan’s and Mr. Warner’s awards were pro-rated for their period of employment with us in 2014.

(7)	Amounts in this column reflect a reimbursement allowance for use of personal phone for Company business.

Outstanding Equity Awards at Fiscal Year-End 2014

	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised	Unexercised		Exercise	Option
	Options	Options		Price	Expiration
Name	Exercisable (#)	Unexercisable (#)		($)	Date
Ivan Trifunovich	2,767	251	(1)	139.15	3/8/2019
	72,928	6,630	(2)	14.00	5/29/2021
Michael P. Henighan	—	28,266	(3)	4.60	8/27/2021
Keith Warner	—	70,666	(3)	4.60	8/27/2021
__________

(1)
Represents the unvested portion of an option granted on March 8, 2012, that vests over a three-year period, with one-third of the options vesting on the first anniversary of the grant date and the remaining two-thirds vesting in eight quarterly installments over the following two years, subject to Dr. Trifunovich’s continued employment with the Company through each vesting date.

(2)
Represents the unvested portion of an option granted on May 29, 2014, that vests over a three-year period commencing on March 8, 2012, such that 53,039 options were vested on the grant date, with 6,630 options vesting on June 8, 2014, 6,629 options vesting on September 8, 2014, 6,630 options vesting on December 8, 2014, and 6,630 options vesting on March 8, 2015, subject to Dr. Trifunovich’s continued employment with the Company through each vesting date.

(3)
Represents the unvested portion of an option granted on August 27, 2014, that vests over a three-year period, with one-third of the options vesting on the first anniversary of the grant date and the remaining two-thirds vesting in eight quarterly installments over the following two years, subject to the applicable employee’s continued employment with the Company through each vesting date.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014.

	(b) Fees Earned
	or Paid		(c)Stock	(g)All Other
	in Cash (1)		Awards (3)	Compensation		(h)Total
(a) Name	($)		($)	($)		($)
Dr. R. Dean Hautamaki	10,000		15,000	—		25,000
Makoto Kaneshiro	10,000		15,000	—		25,000
Joel Kanter	15,000	(2)	15,000	—		30,000
William McKenzie	10,000		15,000	—		25,000
Robert Schueren (appointed 1/6/14)	10,000		14,795	27,500	(4)	52,295
Alnoor Shivji (resigned 7/17/14)	7,500	(2)	15,000	15,000	(5)	37,500
__________

(1)	Amounts in this column reflect an annual cash retainer of $10,000 payable annually to each non-employee director.

(2)	Reflects an additional $5,000 payable annually to the Chairman of the Board and the Chairman of the Audit Committee.

(3)
Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the fiscal year computed using the Company’s closing stock price on the award date, excluding the impact of estimated forfeitures related to service-based vesting conditions. On May 29, 2014, each director was awarded RSUs with a value of $15,000 on that date, based on a closing share price of $14.00, pro-rated down for those whose employment commenced after the start of the year. The stock vested on December 31, 2014, with the number vesting computed on a pro rata basis over the period of service should the non-employee director resign before the end of the year. As of December 31, 2014, there were no outstanding stock awards held by any non-employee director, and the aggregate number of outstanding options held by each non-employee director who served during 2014 was 714 for Dr. Hautamaki, 432 for Mr. Kaneshiro, 482 for Mr. Kanter, and none for Messrs. McKenzie, Schueren and Shivji.

(4)	Mr. Schueren earns $2,500 for consultancy services to the Company under an ongoing consultancy agreement that commenced on February 1, 2014.

(5)
Following his resignation on July 17, 2014, Mr. Shivji entered into a consultancy agreement with the Company under which, from July 1 until December 31, 2014, he earned $2,500 per month for consulting fees (in lieu of any directors’ fees otherwise due) and his stock awards continued to vest.

Effective as of February 12, 2014, the board of directors approved the following annual compensation for all non-employee directors for 2014 and future years:

•
Each non-employee director shall receive an annual cash retainer of $10,000. The Chairman of the Board and the Chairman of the Audit Committee shall each receive an additional annual cash retainer of $5,000; and

•
On the first trading day of each fiscal year, each non-employee director shall be granted restricted stock units or deferred stock units having a value of $15,000; for 2014, and only for 2014, the board of directors set the grant date as the date of the annual meeting of stockholders.

Non-employee directors are also reimbursed for all out-of-pocket expenses, if any, related to attending Board meetings.

Equity Compensation Plan Information

The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance to our employees as of December 31, 2014:

Number of
Securities
Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		Under Equity
	Upon		Compensation
	Exercise of	Weighted-Average	Plans
	Outstanding	Exercise Price of	(Excluding
	Options,	Outstanding	Securities
	Warrants and	Options, Warrants	Reflected in
	Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	88,280 (1)	$52.84	894,407
Equity compensation plans not approved by security holders	98,932 (2)	$4.60	—
Total	187,212	$27.35	894,407
__________

(1)	Does not reflect 225,000 restricted stock units under plans approved by security holders.

(2)
In connection with our entrance into employment agreements in August 2014 with Michael P. Henighan, our chief financial officer, and Keith Warner, our chief operating officer, we granted Mr. Henighan and Mr. Warner certain inducement option awards. Subject to certain adjustments, Mr. Henighan’s award agreement grants him options to purchase up to 28,266 shares of our common stock at a price of $4.60 per share and Mr. Warner’s award agreement grants him options to purchase up to 70,666 shares of our common stock at a price of $4.60 per share. The options vest over three years, with one-third of the options vesting on the first anniversary of the grant date and the remaining two-thirds vesting in eight quarterly installments over the following two years, subject to the applicable employee’s continued employment with the Company through each vesting date.

Employment Agreements

Rolland Carlson

In connection with Dr. Carlson’s appointment as our Chief Executive Officer, President and director, we entered into an executive employment agreement, effective May 11, 2015. Under the employment agreement, Dr. Carlson receives an annual base salary of $350,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement and as an inducement to join the Company, Dr. Carlson received an inducement option grant to purchase 150,000 shares of our common stock. This option vests over a period of three (3) years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of the shares subject to the option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the grant date (for a three-year vesting period in total), subject to Dr. Carlson’s continued employment with the Company through each vesting date. Dr. Carlson also received an inducement restricted stock unit award covering 50,000 shares of our common stock. This restricted stock unit award vests over a period of three (3) years in three equal installments on May 29 of each of 2016, 2017 and 2018 subject to Dr. Carlson’s continued employment with the Company through each vesting date.

In addition, in the event Dr. Carlson is terminated without cause or resigns for good reason, he is entitled to (1) 12 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 12 months, and (2) payment of COBRA premiums up to 18 months. Dr. Carlson’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Ivan Trifunovich

In connection with Dr. Trifunovich’s appointment as our President, Chief Executive Officer and director, we entered into an executive employment agreement, effective March 8, 2012. In connection with his transition to Executive Chairman Dr. Trifunovich’s employment agreement was amended in May 2015 to, among other things, change his position to Executive Chairman and make the term of the agreement run through June 30, 2016.  Under the employment agreement, through June 30, 2015, Dr. Trifunovich received an annual base salary of $360,000 per year and beginning July 1, 2015, his annual base salary is reduced to $180,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement, Dr. Trifunovich was granted an initial option grant of 3,018 shares of our common stock with an exercise price equal to $139.15 per share, with one-third of the shares subject to the option vesting on the first anniversary of Dr. Trifunovich’s employment with the Company and the remaining shares vesting in eight equal quarterly installments over the two years following the first anniversary of the grant date. Until May 2015 Dr. Trifunovich was entitled to additional option awards at the beginning of each year as necessary to bring the cumulative number of options awarded to him to 5% of the Company’s outstanding shares, computed on a fully diluted basis (the “Option Percentage”) pursuant to the terms of his employment agreement, at the time of each such grant, with a vesting commencement date and vesting schedule identical to his initial option grant (such that options awarded more than three years after his employment date will be fully vested on the grant date). Following May 2015 the Option Percentage was reduced to 2.5%. All of Dr. Trifunovich’s unvested options granted under his employment agreement will accelerate in the event of a change of control or if his employment is terminated (except in the case of his resignation without good reason or his termination by the Company for cause).

In addition, in the event Dr. Trifunovich is terminated without cause or resigns for good reason, he is entitled to 24 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 18 months. In addition, if he is terminated without cause or resigns for good reason within 3 months prior to or 12 months following a change of control of the Company, he is also entitled to receive an additional supplemental severance payment equal to the product of (i) 50% of his then-current base salary, multiplied by (ii) two, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings. Dr. Trifunovich’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Dr. Trifunovich is eligible to participate in a long-term incentive plan established by the Company under which he is entitled to receive a cash payment in connection with a change in control of the Company that occurs while he is employed by the Company or within six months thereafter. Under such plan, in the event of a change in control of the Company, Dr. Trifunovich will be entitled to a cash payment upon a change of control based on the aggregate equity transaction value in such change of control transaction, as follows: (a) for a transaction with an aggregate equity transaction value of more than $50 million, and up to $75 million, he will be entitled to receive a cash payment equal to 1% of the aggregate equity transaction value; (b) for the portion, if any, of the aggregate equity transaction value in excess of $75 million and up to $100 million, he will be entitled to receive a cash payment equal to 2% of such portion of the aggregate equity transaction value; (c) for the portion, if any, of the aggregate equity transaction value in excess of $100 million and up to $150 million, he will be entitled to receive a cash payment equal to 3% of such portion of the aggregate equity transaction value; and (d) for the portion, if any, of the aggregate equity transaction value in excess of $150 million, he will be entitled to receive a cash payment equal to 5% of such portion of the aggregate equity transaction value.

Dr. Trifunovich’s employment agreement also provides that if a distribution is made of any of the assets (including cash) of the Company to holders of any class of capital stock by reason of their ownership thereof, including any distribution made in connection with a Change of Control (as defined in the agreement) during Dr. Trifunovich’s employment or within six months following termination, in such case, Dr. Trifunovich will have the right to receive a payment from the Company in connection with each such distribution equal to the amount, if any, by which (i) 5% of the total distribution amount exceeds (ii) the amount paid to him in such distribution with respect to compensatory equity interests then held by him less the exercise or other purchase price paid or payable by him for such equity interests; provided that in connection with any distribution following termination the percentages used to calculate the payment due would be reduced to 2.5%.

Dr. Trifunovich will be entitled to tax gross up payments in the event any payments due to him under the employment agreement would be subject to the excise tax imposed by Internal Revenue Code Section 4999. Dr. Trifunovich also has signed and agreed to be bound by the terms of the Company’s proprietary information and inventions assignment agreement.

Keith Warner

Mr. Warner served as our Chief Operating Officer from August 2014 until July 2015. In connection with Mr. Warner’s appointment, we entered into an executive employment agreement, effective August 13, 2014. Under the employment agreement, Mr. Warner received an annual base salary of $310,000 per year, and he was eligible to earn an annual performance bonus of up to 40% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement and as an inducement to join the Company, Mr. Warner received an inducement option grant to purchase 70,666 shares of our common stock, which equaled one and one-quarter percent (1.25%) of our then outstanding common stock calculated on an as-converted basis taking into account any outstanding convertible preferred stock on such date. This option had an exercise price of $4.60, which was the closing market price on the grant date, and vested over a period of three (3) years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of the shares subject to the option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the grant date (for a three-year vesting period in total), subject to Mr. Warner’s continued employment with the Company through each vesting date.

As a result of our determination to eliminate the Chief Operating Officer position, Mr. Warner’s employment was terminated effective as of July 15, 2015. In connection therewith and pursuant to his employment agreement, Mr. Warner signed a release of claims in favor of the Company and became entitled to receive the following severance benefits: (1) nine months of his then-current base salary, of which one-half of such amount is payable in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount is payable in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over nine months, and (2) payment of COBRA premiums up to 18 months.

Michael Henighan

Mr. Henighan has served as our Chief Financial Officer since August 2014.  In connection with Mr. Henighan’s appointment, we entered into an executive employment agreement with Mr. Henighan, effective August 25, 2014. Under the employment agreement, Mr. Henighan receives an annual base salary of $220,000 per year, and he is eligible to earn an annual performance bonus of up to 30% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement and as an inducement to join the Company, Mr. Henighan received an inducement option grant to purchase 28,266 shares of our common stock, which equaled one-half percent (0.50%) of our then outstanding common stock calculated on an as-converted basis. This option has an exercise price of $4.60, which was the closing market price on the grant date, and vests over a period of three (3) years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of the shares subject to the option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the grant date (for a three-year vesting period in total), subject to Mr. Henighan’s continued employment with the Company through each vesting date.

In addition, in the event Mr. Henighan is terminated without cause or resigns for good reason, he is entitled to (1) six months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over six months, and (2) payment of COBRA premiums up to six months. Mr. Henighan’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In March 2014, our Board of Directors adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Audit Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Audit Committee is not feasible, the Audit Committee shall consider the related person transaction and, if the Audit Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other than as described below, and for compensation agreements and other arrangements which are described above under the heading “Executive Compensation” during 2015 and 2014 there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

IntegenX Acquisition

In January 2014, we entered into an Asset Purchase Agreement with IntegenX, pursuant to which we acquired substantially all of the assets of the Apollo Business. The purchase price for the Apollo Business comprised (1) a cash payment of $2.0 million, (2) the $1.25 million IntegenX Note, (3) the Earnout payable, if at all, in 2015, 2016 and 2017, respectively, and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The IntegenX Note accrues interest at 8.0% per year and is payable in a single payment of principal and accrued interest on January 6, 2017. However if, prior to the IntegenX Note’s maturity, we complete an equity offering yielding net cash proceeds of at least $15.0 million, we will be required to prepay the IntegenX Note within 45 days of the closing of the equity offering. To secure our obligations under the IntegenX Note, we granted IntegenX a security interest in the assets acquired from them. The Earnout contemplates three earn-out payments based on gross revenues from certain products of the Acquired Business. For more information regarding our acquisition of the IntegenX Business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Acquisition of Assets from IntegenX Inc.”

On January 6, 2014, following the closing of the purchase of the asset purchase from IntegenX, Robert Schueren was appointed as a member of our board of directors. Mr. Schueren is IntegenX’s chief executive officer and a member of its board of directors.

Compensation Arrangements

See “Executive Compensation,” above for information about employment agreements and other compensation arrangements between us and our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o WaferGen Bio-systems, Inc., 7400 Paseo Padre Parkway, Fremont, CA 94555. Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 30, 2015, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Applicable percentage ownership prior to this offering is based on 5,706,653 shares of common stock outstanding as of September 30, 2015.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering (Assuming No Exercise of Over- Allotment Option)(1)		Beneficial Ownership After this Offering (Assuming Full Exercise of Over- Allotment Option)(1)
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
5% Holders:
Tamim Shansab (2)	640,034	11.22%
Affiliates of RA Capital Management, LLC (3)	560,000	9.81%
Affiliates of Sabby Management, LLC (4)	560,000	9.81%
Manchester Management Company, LLC (5)	499,350	8.75%
Special Situations Funds, collectively (6)	292,952	5.13%
Directors and Executive Officers:
Ivan Trifunovich(7)	294,238	4.90%
Joel Kanter(8)	28,831	*
Michael P. Henighan(9)	11,778	*
Dr. R. Dean Hautamaki(10)	2,477	*
Makoto Kaneshiro(11)	1,519	*
William McKenzie(12)	1,071	*
Robert Schueren(13)	1,057	*
Rolland Carlson(14)	—	*
Directors and Executive Officers as a Group (8 persons)	340,971	5.66%
__________

*	Less than 1%

(1)	Assumes the issuance of only Class A Units and no Class B Units. Does not include shares or shares acquirable upon exercise of warrants that may be acquired in the offering.

(2)
Consists of 640,034 shares of common stock beneficially owned by Tamim Shansab, over which he has sole voting and investment powers. The address for Mr. Shansab is P.O. Box 180, Piermont, NH 03779. This information has been obtained from the Schedule 13G filed by Mr. Shansab on September 16, 2015.

(3)
Consists of 560,000 shares of common stock beneficially owned by RA Capital Management, LLC (“RA Capital”), over which RA Capital has shared voting and investment powers, 560,000 shares of common stock beneficially owned by Peter Kolchinsky, over which he has shared voting and investment powers, and 462,560 shares of common stock beneficially owned by RA Capital Healthcare Fund, L.P. (“RA Fund”; RA Capital, Mr. Kolchinsky and RA Fund, collectively, “the RA Owners”), over which RA Fund has shared voting and investment powers. The shares beneficially owned by RA Capital represent (a) the above-referenced shares of common stock reported for RA Fund, for which RA Capital serves as the sole general partner, and (b) shares of common stock held in a separately managed account for which RA Capital serves as investment adviser. The shares beneficially owned by Mr. Kolchinsky represent the shares of common stock beneficially owned by RA Capital, for which Mr. Kolchinsky serves as the manager. Each of the RA Owners disclaims beneficial ownership of the shares reported as beneficially owned by them except to the extent of its or his pecuniary interest therein. In addition, RA Fund and the separately managed account referenced above own an aggregate of 560,000 warrants to purchase shares of common stock. The provisions of such warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the warrants and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of a certain threshold percentage of the number of shares of WaferGen common stock outstanding immediately after giving effect to such exercise as a result of which such warrants are not currently exercisable. The RA Owners’ address is c/o RA Capital Management, LLC, 20 Park Plaza, Suite 1200, Boston, MA 02116. This information has been obtained from the Schedule 13G/A filed by the RA Owners on February 17, 2015.

(4)
Consists of 336,000 shares of common stock beneficially owned by Sabby Healthcare Volatility Master Fund, Ltd. (“Sabby Healthcare”), over which Sabby Healthcare has shared voting and investment powers, and 224,000 shares of common stock beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Warrant”), over which Sabby Warrant has shared voting and investment powers. Sabby Management, LLC (“Sabby Management”) and Hal Mintz, who is manager of Sabby Management, beneficially own, and have shared voting and investment powers over, 560,000 shares of common stock.  Does not include 336,000 shares of common stock issuable upon the exercise of warrants held by Sabby Healthcare or 224,000 shares of common stock issuable upon the exercise of warrants held by Sabby Warrant. The provisions of such warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the warrants and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of a certain threshold percentage of the number of shares of WaferGen common stock outstanding immediately after giving effect to such exercise as a result of which such warrants are not currently exercisable. The address for Sabby Management and Mr. Mintz (c/o Sabby Management) is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458 and the address for each of Sabby Healthcare and Sabby Warrant is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. This information has been obtained from the Schedule 13G/A filed by Sabby Healthcare, Sabby Warrant, Sabby Management and Mr. Mintz on January 12, 2015.

(5)
Consists of 489,350 shares of common stock beneficially owned by Manchester Management Company, LLC (“Manchester”), over which James E. Besser has shared voting and investment powers, and 10,000 shares of common stock beneficially owned by Mr. Besser. Manchester and Mr. Besser, who is the managing member of Manchester, beneficially own, and have shared voting and investment powers over, 499,350 shares of common stock. The address for Manchester and Mr. Besser (c/o Manchester) is 131 Charles Street, 1st Floor, Boston, MA 02114. This information has been obtained from the Schedule 13G filed by Manchester on January 22, 2015.

(6)
Consists of 41,850 shares of common stock held by Special Situations Cayman Fund, L.P. (“Cayman”), 125,551 shares of common stock held by Special Situations Fund III QP, L.P. (“SSFQP”), 41,850 shares of common stock held by Special Situations Private Equity Fund, L.P. (“SSPE”), and 83,701 shares of common stock held by Special Situations Life Sciences Fund, L.P. (“SSLS”; Cayman, SSFQP, SSPE and SSLS collectively, the “Special Situations Funds”). Does not include 200,000 shares of common stock issuable upon the exercise of warrants held by Cayman, 600,000 shares of common stock issuable upon the exercise of warrants held by SSFQP, 200,000 shares of common stock issuable upon the exercise of warrants held by SSPE or 400,000 shares of common stock issuable upon the exercise of warrants held by SSLS. The provisions of such warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the warrants and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of a certain threshold percentage of the number of shares of WaferGen common stock outstanding immediately after giving effect to such exercise as a result of which such warrants are not currently exercisable. AWM Investment Company, Inc. (“AWM”) serves as investment adviser to each of the Special Situations Funds, and has sole voting and investment power over the securities held by each of the Special Situations Funds. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are the controlling principals of AWM. The address for AWM, and for Messrs. Marxe, Greenhouse and Stettner (c/o AWM Investment Company, Inc.), is 527 Madison Avenue, Suite 2600, New York, NY 10022. This information has been obtained from the Schedule 13G filed by AMW on October 7, 2015.

(7)
Consists of 294,238 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. A description of arrangements under which Dr. Trifunovich may become entitled to receive additional options is provided above under the heading “EXECUTIVE COMPENSATION—Employment Agreements.”

(8)
Consists of (i) 2,303 shares of common stock, (ii) 444 shares of common stock issuable upon the exercise of currently exercisable warrants, (iii) 467 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iv) 13,980 shares of common stock held by the Kanter Family Foundation, and (v) 11,637 shares of common stock issuable upon exercise of currently exercisable warrants held by the Kanter Family Foundation. Mr. Kanter has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by the Kanter Family Foundation. Excludes 4,702 shares of restricted stock that do not vest within 60 days.

(9)
Comprises 11,778 options that are exercisable within 60 days. Excludes 20,000 shares of restricted stock that do not vest within 60 days and shares underlying 16,488 options that are not exercisable within 60 days.

(10)
Consists of (i) 699 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, and (ii) 1,778 shares of common stock held by Cojack Investment Opportunities, LLC (“Cojack”). Excludes 4,702 shares of restricted stock held as nominee for the benefit of Cojack that do not vest within 60 days.

(11)
Consists of (i) 1,102 shares of common stock, and (ii) 417 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. Excludes 4,702 shares of restricted stock that do not vest within 60 days.

(12)	Comprises 1,071 shares of common stock. Excludes 4,702 shares of restricted stock that do not vest within 60 days.

(13)
Comprises 1,057 shares of common stock held by Montclaire Partners LLC. Excludes 4,702 shares of restricted stock held as nominee for the benefit of Montclaire Partners LLC that do not vest within 60 days.

(14)	Excludes 50,000 shares of restricted stock that do not vest within 60 days and shares underlying 150,000 options that are not exercisable within 60 days.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our articles of incorporation, as amended and restated, authorizes 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of “blank-check” preferred stock.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, 5,706,653 shares of which were issued and outstanding as of September 30, 2015. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to cash dividends as may be declared, if any, by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “WGBS.”

Units

We are offering up to 1,500 Class A Units, with each Class A Unit consisting of 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based upon an assumed offering price per share of $1.78, which was the last reported sale price of our common stock on October 13, 2015), together with the shares of common stock underlying such warrants, at a public offering price of $10,000 per Class A Unit. Each warrant included in the Class A Units entitles its holder to purchase one share of common stock at an exercise price of $[●]. The Class A Units will not be certificated and the shares of common stock and warrants part of such Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99%, Class B Units, with each Class B Unit consisting of one share of Series 2 Convertible Preferred Stock, par value $0.001 per share, convertible into 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based upon an assumed conversion price per share of $1.78, which was the last reported sale price of our common stock on October 13, 2015), together with the shares of common stock underlying such shares of Series 2 Convertible Preferred Stock and warrants, at a public offering price of $10,000 per Class B Unit. Each warrant included in the Class B Units entitles its holder to purchase one share of common stock at an exercise price of $[●]. The Class B Units will not be certificated and the shares of Series 2 Convertible Preferred Stock and warrants part of such Unit are immediately separable and will be issued separately in this offering.

Description of Warrants Included in the Units

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent, the warrants will be issued in book-entry form and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Each Class A Unit and each Class B issued in this offering includes 5,618 warrants to purchase shares of our common stock (based upon an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015) at a price equal to $[●] per share at any time for up to five (5) years after the date of the closing of this offering. The warrants issued in this offering will be governed by the terms of a book-entry warrant certificate, the form of which is included in the warrant agreement. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised.

Subject to certain limitations as described below the warrants are immediately exercisable and expire on the five (5) year anniversary of the date of issuance. Subject to limited exceptions, a holder of the warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the warrant holder may increase or decrease such amount, provided any such increase shall not be effective until at least 61 days’ prior notice to us, provided, however, in no event will the beneficial ownership limitation exceed 9.98%.

Subject to certain notice and other conditions as more fully described in the Warrant Agreement (including minimum trading volume requirements), we have the right to call the Warrants if the volume weighted average price of our common stock exceeds [●] of the exercise price for a period of 30 consecutive trading days.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise warrants only if the issuance of the common shares upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any series and the qualifications, limitations, or restrictions or any unissued series of preferred stock. No shares of our preferred stock are currently issued or outstanding.

Series 2 Convertible Preferred Stock

In connection with this offering our board of directors will authorize the issuance of shares of Series 2 Convertible Preferred Stock (“Series 2 Preferred Shares”). The Series 2 Preferred Shares preferences and rights will be as set forth in a Certificate of Designation (the “Series 2 Certificate of Designation.”)

Pursuant to a preferred stock agency agreement between us and Continental Stock Transfer & Trust Company, as preferred stock agent, the Series 2 Convertible Preferred Stock will be issued in book-entry form and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Holders of Series 2 Preferred Shares are entitled to be paid a liquidation preference equal to $0.001 per share and their as-converted shares rank pari passu with our common stock on any liquidation or dissolution. The Series 2 Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as it pays dividends on each Series 2 Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series 2 Certificate of Designation provides that no other dividends shall be paid on Series 2 Preferred Shares and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless it simultaneously complies with the previous sentence.

With certain exceptions, as described in the Series 2 Certificate of Designation, the Series 2 Preferred Shares have no voting rights. However, as long as any shares of Series 2 Preferred Shares remain outstanding, the Series 2 Certificate of Designation provides that we shall not, without the affirmative vote of holders of not less than 67% of the then outstanding Series 2 Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series 2 Preferred Shares or alter or amend the Series 2 Certificate of Designation, (b) increase the number of authorized shares of Series 2 Preferred Shares, (c) effect a stock split or reverse stock split of the Series 2 Preferred Shares or any like event, or (d) enter into any agreement with respect to any of the foregoing.

Each Series 2 Preferred Share is convertible at any time at the holder’s option into a number of shares of common stock equal to $10,000 per share, plus an amount equal to any accrued (whether or not declared) or declared, but unpaid, dividends on such share, divided by the Series 2 Conversion Price. The “Series 2 Conversion Price” is initially $[●] and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series 2 Certificate of Designation further provides that we shall not effect any conversion of Series 2 Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series 2 Preferred Shares (together with such holder’s affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations thereunder, including any “group” of which the holder is a member) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding, provided that a holder of Series 2 Preferred Shares may increase or decrease the beneficial ownership limitation, so long as the beneficial ownership limitation in no event exceeds 9.98%, provided, however, any such increase shall not be effective until 61 days prior notice to us.

We do not intend to apply for listing of the Series 2 Preferred Shares on any securities exchange or other trading system.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Effects of Provisions of Nevada State Law

In the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an

“interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

The transfer agent for our common stock and warrant agent for our warrants included in this offering is Continental Stock Transfer & Trust Company. The transfer agent address is 17 Battery Place, 8th Fl., New York, NY 10004, and its telephone number is 1-800-509-5586.

UNDERWRITING

We have entered into an underwriting agreement dated [●], 2015, with Ladenburg Thalmann & Co. Inc., as the representative of the underwriters (the “representative”) named below and the sole book-running manager of this offering. The underwriting agreement provides for the purchase of a specific number of Class A Units and Class B Units. Each Class A Unit consists of 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based upon an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015). Each Class B Unit consists of one share of Series 2 Convertible Preferred Stock, par value $0.001 per share, convertible into 5,618 shares of common stock and 5,618 warrants to purchase shares of our common stock (based upon an assumed offering price per common share of $1.78, which was the last reported sale price of our common stock on October 13, 2015). Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	Class A Units	Class B Units
Ladenburg Thalmann & Co. Inc.	[●]	[●]
Chardan Capital Markets, LLC	[●]	[●]
Dougherty & Company LLC	[●]	[●]
Total	[●]	[●]

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. Any units sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $[●] per unit. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $[●] per unit to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the units offered by this prospectus.

No action has been taken by us or the underwriters that would permit a public offering of the units, or the common stock and warrants to purchase common stock included in the units, or the common stock underlying the warrants in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the units, the common stock and warrants to purchase common stock, or the common stock underlying the warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of units, the common stock and warrants to purchase common stock, or the common stock underlying the warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the units, the common stock and warrants to purchase common stock, or the common stock underlying the warrants in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$10,000	$10,000	$15,000,000
Underwriting discount to be paid to the underwriters by us (7%)	700	700	1,050,000
Proceeds to us (before expenses)	9,300	9,300	13,950,000

We estimate the total expenses payable by us for this offering to be approximately $1,400,000, which amount includes (i) the underwriting discount of $1,050,000 ($1,207,500 if the underwriters’ over-allotment option is exercised in full), (ii) reimbursement of the accountable expenses of the representative equal to $75,000 (none of which has been paid in advance), including the legal fees of the representative being paid by us, and (iii) other estimated company expenses of approximately $275,000 which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. In no event will the aggregated expenses of the representative reimbursed exceed $75,000.

In addition to the underwriting discount to be paid by us, we have agreed to issue to the representative or its designees warrants to purchase the number of shares of our common stock that is equivalent to 3.0% of the number of shares of common stock sold in this offering to such underwriter (including the number of shares of common stock issuable upon conversion of shares of Series 2 Convertible Preferred Stock but excluding any shares of common stock underlying the warrants issued in this offering and any shares of common stock issued upon any exercise of the underwriters’ over-allotment option), at an exercise price equal to 125% of the per share equivalent paid by the investors in this offering. The underwriters’ warrants will have a term of exercise expiring three years from the effective date of this registration statement. In addition, pursuant to FINRA Rule 5110(g), neither the warrants issued to the underwriters nor any warrant shares issued upon exercise of the warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of our reorganization;

•
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period;

•	if the aggregate amount of our securities held by the holder of the warrants or related persons do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction for the remainder of the time period.

The underwriters’ warrants are exercisable for cash or on a cashless basis. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Following the completion of this offering, we have granted the representative a right of first refusal under certain circumstances to act as lead or co-lead underwriter or placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for nine months from the date of the effectiveness or commencement of sales in this offering.

Over-allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to a number of additional shares of common stock equal to 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series 2 Convertible Preferred Stock) sold in the primary offering and/or up to a number of additional warrants to purchase shares of common stock equal to 15% of the number of warrants sold in the primary offering. Any shares so purchased shall be sold at a price per share equal to the public offering price per share included in the Class A Units, less the underwriting discount and any warrants so purchased shall be purchased at a public offering price of $0.01 per warrant less the discount of $0.0007. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased pursuant to the over-allotment option, the underwriters will offer these shares of common stock and/or warrants on the same terms as those on which the other units are being offered hereby. The over-allotment option may be used to purchase shares of common stock, or warrants, or any combination thereof, as determined by the representative.

Determination of Offering Price

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “WGBS.”  On October 13, 2015, the closing price of our common stock was $1.78 per share. We do not intend to apply for listing of the Series 2 Preferred Stock or warrants on any securities exchange or other trading system.

The public offering price of the units offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the public offering price.

Lock-up Agreements

Our officers and directors, and each of their respective affiliates and associated partners, have agreed with the representative to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers, employees and consultants under our existing plans. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by McDonald Carano Wilson, LLP, Reno, Nevada and K&L Gates, LLP, Charlotte, North Carolina.

EXPERTS

SingerLewak LLP, an independent registered public accounting firm, have audited our financial statements for the years ended December 31, 2014 and 2013, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
WaferGen Bio-systems, Inc.

We have audited the accompanying consolidated balance sheets of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WaferGen Bio-systems, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ SingerLewak LLP

San Jose, California
March 17, 2015

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$14,732,107	$10,708,646
Accounts receivable	1,481,250	367,266
Inventories, net	812,778	292,650
Prepaid expenses and other current assets	379,543	350,540

Total current assets	17,405,678	11,719,102

Property and equipment, net	869,304	269,618
Goodwill	990,000	—
Intangible assets, net	1,362,100	—
Other assets	79,898	42,209

Total assets	$20,706,980	$12,030,929

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,494,208	$980,887
Accrued payroll and related costs	1,379,449	289,053
Other accrued expenses	831,561	1,143,335
Current portion of long-term debt	116,571	—

Total current liabilities	3,821,789	2,413,275

Long-term debt, net of discount and current portion	2,235,671	1,683,942
Derivative liabilities	126,168	9,147,507
Other liabilities	443,482	—

Total liabilities	6,627,110	13,244,724

Commitments and contingencies (Notes 7 and 17)	—	—

Stockholders’ equity (deficit):
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; 0 and 2,944.7080 shares of Series 1 Convertible Preferred Stock issued and outstanding at December 31, 2014 and 2013	—	13,595,662
Common Stock: $0.001 par value; 300,000,000 shares authorized; 5,884,768 and 911,256 shares issued and outstanding at December 31, 2014 and 2013	105,610,902	66,028,712
Accumulated deficit	(91,531,032)	(80,838,169)

Total stockholders’ equity (deficit)	14,079,870	(1,213,795)

Total liabilities and stockholders’ equity (deficit)	$20,706,980	$12,030,929

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2014	2013

Revenue:
Product	$5,501,342	$846,414
License and royalty	500,000	458,333

Total revenue	6,001,342	1,304,747

Cost of revenue	2,572,399	574,195

Gross profit	3,428,943	730,552

Operating expenses:
Sales and marketing	4,739,789	2,240,116
Research and development	6,716,689	5,399,775
General and administrative	4,422,180	3,013,104

Total operating expenses	15,878,658	10,652,995

Operating loss	(12,449,715)	(9,922,443)

Other income and (expenses):
Interest expense, net	(503,044)	(2,877,627)
Contingent earn-out adjustment	229,300	—
Gain (loss) on revaluation of derivative liabilities, net	2,200,200	(506,195)
Gain on settlement of derivative liability	—	1,012,351
Loss on extinguishment of debt	(128,546)	(4,970,410)
Issuance of warrants due to organic change	—	(2,553,318)
Gain on liquidation of subsidiary	—	3,386,297
Miscellaneous income (expense)	(37,958)	171,414

Total other income and (expenses)	1,759,952	(6,337,488)

Net loss before provision for income taxes	(10,689,763)	(16,259,931)

Provision for income taxes	3,100	6,341

Net loss	(10,692,863)	(16,266,272)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	—	(898,623)
Series A-1 preferred dividend	—	(547,171)

Net loss attributable to common stockholders	$(10,692,863)	$(17,712,066)

Net loss per share - basic and diluted	$(4.17)	$(58.16)

Shares used to compute net loss per share - basic and diluted	2,567,063	304,527

Comprehensive Loss:

Net loss	$(10, 692,863)	$(16,266,272)

Foreign currency translation adjustments	—	(201,975)

Total comprehensive loss	$(10, 692,863)	$(16,468,247)

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series C								Accumulated
	Convertible Preference		Preferred Stock						Other
	Shares of Subsidiary		Series A-1	Series 1		Common Stock		Accumulated	Comprehensive
	Shares	Amount	Shares	Shares	Amount	Shares	Amount	Deficit	Income	Total

Balances as of January 1, 2013	3,233,734	$4,993,728	2,937,500	—	$9,838,569	41,937	$49,934,027	$(64,571,897)	$204,629	$399,056

Share round-ups in reverse stock split	—	—	—	—	—	70	—	—	—	—

Exchange of Series A-1 Convertible Preferred Stock, convertible promissory notes and warrants for common stock, Series 1 Convertible Preferred Stock and warrants	—	—	(2,937,500)	2,987.0168	5,188,175	106,732	5,150,712	—	—	10,338,887

Issuance of common stock, Series 1 Convertible Preferred Stock and warrants for cash, net of offering costs of $2,791,359	—	—	—	646.0351	1,746,989	589,375	7,220,102	—	—	8,967,091

Redemption of Series B convertible preference shares of subsidiary	—	—	—	—	—	—	1,123,200	—	—	1,123,200

Conversion of Series 1 Convertible Preferred Stock into common stock	—	—	—	(688.3439)	(3,178,071)	173,142	3,178,071	—	—	—

Extinguishment of Series C convertible preference shares and accumulated other comprehensive income on liquidation of subsidiary	(3,233,734)	(4,993,728)	—	—	—	—	—	—	(2,654)	(4,996,382)

Accretion on Series 1 Convertible Preferred Stock associated with beneficial conversion feature	—	—	—	—	—	—	(898,623)	—	—	(898,623)

Stock-based compensation	—	—	—	—	—	—	321,223	—	—	321,223

Net loss	—	—	—	—	—	—	—	(16,266,272)	—	(16,266,272)

Translation adjustment	—	—	—	—	—	—	—	—	(201,975)	(201,975)

Balances as of December 31, 2013	—	$—	—	2,944.7080	$13,595,662	911,256	$66,028,712	$(80,838,169)	$—	$(1,213,795)

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit) (continued)

	Series 1 Preferred Stock		Common Stock		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total

Balances as of January 1, 2014	2,944.7080	$13,595,662	911,256	$66,028,712	$(80,838,169)	$(1,213,795)

Share round-ups in reverse stock split	—	—	573	—	—	—

Issuance of common stock and warrants for cash, net of offering costs of $2,424,091	—	—	4,000,000	17,575,915	—	17,575,915

Issuance of warrants to underwriters	—	—	—	395,766	—	395,766

Conversion of Series 1 Convertible Preferred Stock into common stock	(2,944.7080)	(13,595,662)	740,695	13,595,662	—	—

Reclassification of warrants following change of terms to remove cash settlement provision	—	—	—	6,821,139	—	6,821,139

Restricted stock units issued for services, net of forfeitures	—	—	231,412	—	—	—

Stock-based compensation	—	—	832	1,193,708	—	1,193,708

Net loss	—	—	—	—	(10,692,863)	(10,692,863)

Balances as of December 31, 2014	—	$—	5,884,768	$105,610,902	$(91,531,032)	$14,079,870

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(10,692,863)	$(16,266,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	821,776	692,489
Stock-based compensation	1,193,708	321,223
(Gain) loss on revaluation of derivative liabilities, net	(2,200,200)	506,195
Gain on settlement of derivative liability	—	(1,012,351)
Interest converted to principal on long-term debt	68,219	547,866
Provision for excess and obsolete inventory	(840,544)	(77,568)
Amortization of debt discount	333,947	2,121,593
Loss on extinguishment of debt	128,546	4,970,410
Issuance of warrants due to organic change	—	2,553,318
Gain on liquidation of subsidiary	—	(3,386,297)
Change in operating assets and liabilities:
Accounts receivable	(1,113,984)	(60,921)
Inventories	819,261	280,404
Prepaid expenses and other assets	(66,692)	(51,532)
Accounts payable	513,321	506,464
Accrued payroll and related costs	1,026,396	52,535
Other accrued expenses	(278,292)	81,230

Net cash used in operating activities	(10,287,401)	(8,221,214)

Cash flows from investing activities:
Purchase of property and equipment	(334,592)	(91,545)
Acquisition of business	(2,000,000)	—
Cash of former subsidiary transferred to liquidator	—	(433,411)

Net cash used in investing activities	(2,334,592)	(524,956)

Cash flows from financing activities:
Net proceeds from issuance of common stock and warrants (and Series 1 Convertible Preferred Stock in 2013 only)	17,971,681	13,393,162
Repayment of capital lease obligations	(8,008)	—
Repayment of promissory note	(1,318,219)	—
Purchase of Series B convertible preference shares of former subsidiary	—	(70,000)

Net cash provided by financing activities	16,645,454	13,323,162

Effect of exchange rates on cash	—	(197,099)

Net increase in cash and cash equivalents	4,023,461	4,379,893

Cash and cash equivalents at beginning of the period	10,708,646	6,328,753

Cash and cash equivalents at end of the period	$14,732,107	$10,708,646

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
	2014	2013

Supplemental disclosures of cash flow information:
Cash paid for interest	$70,796	$4,341
Cash paid for income taxes	$3,100	$28,559
Cash (received) for income taxes	$—	$(1,051)

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment acquired with capital leases	$363,815	$—
Warrant derivative liabilities transferred to equity on waiver of potential cash settlement provisions	$6,821,139	$—
Inventory transferred to property and equipment	$107,155	$—
Issuance of promissory note, net of debt discount, in business acquisition	$1,100,000	$—
Initial valuation of revenue earn-out contingency in business acquisition	$410,000	$—
Exchange of convertible promissory notes for common stock and Series 1 convertible preferred stock	$—	$6,035,360
Exchange of Series A-1 convertible preferred stock for common stock and Series 1 convertible preferred stock	$—	$9,838,569
Issuance of warrants to underwriters and placement agents	$395,766	$1,147,021
Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	$—	$898,623
Issuance of long-term debt, net of debt discount, upon liquidation of subsidiary	$—	$1,656,684
Extinguishment of Series C convertible preference shares upon liquidation of subsidiary	$—	$4,993,728

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 1. The Company

General. WaferGen Bio-systems, Inc. and its subsidiaries (the “Company”) are engaged in the development, manufacture and sale of systems used for gene expression quantification, genotyping and stem cell research. The Company’s products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Through the SmartChip and Apollo product lines, the Company plans to provide new performance standards with significant savings in time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002, and was acquired by WaferGen Bio-systems, Inc. in a reverse merger on May 31, 2007.

On January 24, 2008, the Company formed a subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), in Malaysia. Prior to WGBM’s liquidation on November 26, 2013, the Company owned 100% of the common stock and 17.2% (comprising shares that had been assumed by the Company) of the preference shares of this entity, with the remaining preference shares owned by Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”). See Notes 7 and 8 below.

On August 30, 2011, the Company formed a wholly owned subsidiary in Luxembourg, WaferGen Biosystems Europe S.a.r.l., to establish a presence for its marketing and research activities in Europe.

On August 27, 2013, the Company effected a reverse stock split of its common stock by a ratio of one-for-99.39 (the “2013 Reverse Split”). Every 99.39 outstanding shares of common stock became one share of common stock. No fractional shares were issued in connection with the 2013 Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2013 Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

On June 30, 2014, the Company effected a reverse stock split of its common stock by a ratio of one-for-ten (the “2014 Reverse Split”). Every ten outstanding shares of common stock became one share of common stock. No fractional shares were issued in connection with the 2014 Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2014 Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

The 2013 Reverse Split and 2014 Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under the 2008 Stock Incentive Plan. All of the information in these financial statements has been presented to reflect the combined impact of the 2013 Reverse Split and the 2014 Reverse Split on a retroactive basis.

On August 27, 2013, the Company entered into an exchange agreement (the “Exchange Agreement”) with investors who, in May 2011, purchased (i) certain shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, (ii) certain convertible promissory notes (“CPNs”) convertible into shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, and (iii) certain warrants (the “2011 Warrants” and together with the Series A-1 Convertible Preferred Stock and the CPNs, the “2011 Securities”) to purchase shares of common stock. Pursuant to the Exchange Agreement, these investors agreed to exchange all their 2011 Securities for shares of the Company’s common stock, shares of newly designated Series 1 Convertible Preferred Stock, par value $0.001 per share, and warrants to purchase shares of common stock (the “2013 Exchange”). In the aggregate, the Company exchanged Series A-1 Convertible Preferred Stock with a liquidation preference of $17,081,913, CPNs with a principal amount of $17,084,894 and 2011 Warrants exercisable for 56,518 shares of common stock for 2,987.0168 shares of Series 1 Convertible Preferred Stock, 106,732 shares of our common stock and warrants exercisable for 236,900 shares of common stock. These warrants are exercisable at any time before August 27, 2018, at an exercise price of $26.00 per share, with cashless exercise permitted.

The Company employed an Option Pricing Model to determine the relative fair values of securities surrendered in the 2013 Exchange, using a stock price of $20.00 and assumptions including estimated volatility of 84.26%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The relative fair value assigned to the CPNs was

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

$10,422,956. The excess of this amount over the net carrying amount of the liabilities relating to CPNs of $5,452,546 on the exchange date was recorded as loss on extinguishment of debt of $4,970,410 within other income and expenses. The balance related to Series A-1 Convertible Preferred Stock was transferred to additional paid-in capital within stockholders’ equity. The exchange of warrants is further described in Note 11.

On August 27, 2013 and September 30, 2013, the Company completed a private placement offering (the “2013 Private Placement”) with certain accredited investors for the sale of units at $50,000 per unit (“Unit”). Each Unit consisted of (1) either 2,500 shares of our common stock or 9.9390 shares of the Series 1 Convertible Preferred Stock and (2) warrants to purchase 1,250 shares of common stock. At the initial closing of the offering on August 27, 2013, the Company received gross proceeds of $13,668,500 and issued a total of 520,925 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock (convertible into a total of 162,500 shares of common stock) and 341,713 warrants. At the second and final closing of the offering on September 30, 2013, the Company received gross proceeds of $1,369,000 and issued a total of 68,450 shares of common stock and 34,225 warrants.

In total, the Company sold an aggregate of 589,375 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and warrants to purchase 375,938 shares of common stock for $26.00 in the 2013 Private Placement, and received aggregate gross proceeds of $15,037,500. The Company incurred issuance costs in connection with the 2013 Private Placement totaling $2,791,359 (including the fair value of unit warrants issued to the placement agent of $1,147,021, as discussed below). The following reflects the allocation of these proceeds to the new securities issued:

Security / Account	Allocated Fair Value	Issuance Costs	Final Allocation

Common stock	$8,508,451	$(2,186,972)	$6,321,479
Series 1 Convertible Preferred Stock	2,351,376	(604,387)	1,746,989
Warrants	4,177,673	—	4,177,673

Total	$15,037,500	$(2,791,359)	$12,246,141

Subject to certain ownership limitations, the warrants are exercisable at any time within five years of the applicable issuance date at an initial exercise price of $26.00 per share with cashless exercise in the event a registration statement covering the resale of the shares of common stock underlying the warrants is not in effect within six months of the issuance of the warrants. According to the warrants’ terms at the time of issuance, a fundamental transaction could have given rise to an obligation of the Company to pay cash to its warrant holders, which prevented them from being accounted for within stockholders’ equity. Accordingly, they were recorded as liabilities on their issuance date and were revalued at each reporting date, with the change in their fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations until such time as their terms were amended (see Note 11).

The Company retained a placement agent in connection with the 2013 Private Placement, and pursuant to the terms of a placement agent agreement, the Company paid the placement agent an aggregate fee totaling approximately $1,339,750. In addition, the Company issued the placement agent 23.34 unit warrants at the initial closing and 2.54 unit warrants at the final closing. Each unit warrant entitles the placement agent to purchase a Unit for $50,000 with terms identical to those issued in the 2013 Private Placement, except that the warrants expire on the fifth anniversary of the issuance date of the unit warrant. The fair value of the 23.34 unit warrants issued on August 27, 2013, was estimated to be $1,036,605, using a closing stock price of $20.00 and assumptions including estimated volatility of 84.27%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The fair value of the 2.54 unit warrants issued on September 30, 2013, was estimated to be $110,416, using a closing stock price of $19.60 and assumptions including estimated volatility of 85.06%, a risk-free interest rate of 1.01%, a zero dividend rate and an estimated remaining term of 4.00 years. The total estimated fair value of $1,147,021 was included in the 2013 Private Placement offering costs.

On January 6, 2014, the Company acquired substantially all of the assets of the product line of IntegenX Inc. (“IntegenX”) used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing (“NGS”), including the Apollo 324™ instrument and the PrepX™ reagents (the “Apollo Business”). See Note 3 below.

On August 27, 2014, the Company completed a public offering (the “2014 Public Offering”) of 2,000 Units (the “Units”) for $10,000 per Unit, with each Unit consisting of 2,000 shares of the Company’s common stock and 2,000 warrants to purchase one share of common stock. In aggregate, the Company issued 4,000,000 shares of its common stock (excluding 600,000 shares of common stock sold by certain stockholders to the underwriters) and 4,600,000 warrants to purchase shares of its

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

common stock (inclusive of 600,000 shares of common stock sold by the Company from the full exercise of the overallotment option of warrants granted to the underwriters). Subject to certain ownership limitations, the warrants are exercisable at any time within five years of their issuance date at an exercise price of $5.00 per share. The total gross proceeds from the offering to the Company were $20,000,006. After deducting underwriting discounts, commissions and offering expenses payable by the Company, the aggregate net proceeds received by the Company totaled approximately $18.0 million.

The Company retained underwriters in connection with the 2014 Public Offering, and pursuant to the terms of an underwriting agreement, the Company paid the underwriters an aggregate fee totaling approximately $1,675,000. In addition, the Company issued the underwriters 120,000 warrants at the closing of the 2014 Offering, each warrant entitling the holder to purchase one share of common stock for $6.25 at any time within five years of their issuance date. The aggregate fair value of these warrants when they were issued on August 27, 2014, was estimated to be $395,766, using a closing stock price of $4.60 and assumptions including estimated volatility of 108.07%, a risk-free interest rate of 1.48%, a zero dividend rate and an estimated remaining term of 4.50 years. This estimated fair value was recorded in offering costs.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation. The consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries. All significant transactions and balances between the WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates. Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results and outcomes could differ from these estimates and assumptions.

Cash and Cash Equivalents. The Company considers all highly liquid debt investments with a remaining maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents that are restricted as to withdrawal or usage under the terms of contractual agreements, if any, are recorded as restricted cash.

Foreign Currencies. Assets and liabilities of non-U.S. subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during each reporting period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss). Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in miscellaneous income (expense) in the Company’s consolidated statements of operations.

Fair Value of Financial Instruments. The carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. See also the Company’s accounting policy for “Change in Fair Value of Derivatives.”

Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation. Accounts in Luxembourg are similarly guaranteed. The Company’s total deposits at commercial banks usually exceed the balances insured. The Company generally requires no collateral from its customers.

Accounts Receivable. An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory. Inventory is recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures and records provisions as needed.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Goodwill and Other Intangible Assets. Goodwill is tested for impairment on an annual basis in the fourth quarter and between annual tests if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment losses, if any, are recorded in the Statement of Operations as “Impairment of goodwill.”

Long-lived intangibles are carried at cost less accumulated amortization and are subject to review for impairment when events or circumstances indicate that the carrying value may not be recoverable (See also the Company’s accounting policy for “Impairment of Long-Lived Assets.”) Amortization is recognized over the estimated useful life of the respective asset on a straight-line basis except for customer lists, which are amortized in proportion to the present value of projected cash flows within their estimated useful lives, since this methodology more closely reflects the pattern in which economic benefits are derived.

Property and Equipment. Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	3 to 5 years
Tools and molds	3 years
Leasehold improvements	3 to 5 years, or remaining lease term if shorter
Furniture and fixtures	5 years

Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Advertising Costs. Advertising costs of nil were expensed as incurred in the years ended December 31, 2014 and 2013.

Deferred Financing Costs. Costs incurred in connection with the issuance of debt are capitalized and amortized as interest expense using the effective interest method. The unamortized amounts are included in other assets.

Impairment of Long-Lived Assets. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows do not exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value. No assets were determined to be impaired in 2014 and 2013.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Accounting for deferred tax represents the best estimate of the likely future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns and their future probability. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Governmental Subsidies. Incentives received from governments in the form of grants are recorded as a reduction in expense in accordance with their purpose. Grants awarded for the purpose of matching specified expenditures are not recognized until a definitive agreement has been signed by both parties; thereafter income is recognized to the extent that the related expenses have been incurred. The Company recognized governmental subsidies of $559,442 and $311,079 in the years ended December 31, 2014 and 2013, respectively, which were offset against operating expenses in the statement of operations.

Revenue Recognition. The Company recognizes revenue when (i) delivery of product has occurred or services have been rendered, (ii) there is persuasive evidence of a sale arrangement, (iii) selling prices are fixed or determinable, and (iv) collectability from the customers (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. Revenue is recorded when the risk and rewards of ownership are transferred to the Company’s customers (individual customers and distributors). This generally occurs when the Company’s

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

products are shipped from its facility as title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material. Distributors have a fourteen day inspection period however this period is not an acceptance provision that purports to be a trial or evaluation purpose, is not an acceptance provision that grants a right of return or exchange on the basis of subjective matters, and is not an acceptance provision based on customer-specific objective criteria. The fourteen day inspection period is an acceptance provision that is based on seller-specified objective criteria.

Revenue from multi-deliverable arrangements is recognized for each element on delivery of product or completion of service. A typical multi-deliverable arrangement would be the shipment of capital equipment to a customer, followed by the delivery of services or of expendable equipment, provided such delivery is both probable and substantially within the Company’s control. Revenue for each deliverable is allocated based on full list selling prices, although if none of the deliverables is disproportionately discounted relative to the overall discount, this allocation is approximated by using the actual selling price of each deliverable to the customer. The actual cost of revenue for each deliverable is recognized when the revenue for that deliverable is recognized.

Stock-Based Compensation. The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to consultants is measured on the dates on which performance of services is completed, with interim valuations recorded at balance sheet dates while performance is in progress. The fair value of options is estimated using the Black-Scholes valuation model, and the fair value of restricted stock is based on the Company’s closing share price on the measurement date.

Change in Fair Value of Derivatives. The Company recognizes (or recognized until the time of their settlement) its warrants with certain cash settlement provisions or with certain anti-dilution protection, the redemption option of the Series A convertible preference shares of its Malaysian subsidiary, and the conversion element of its convertible promissory notes and of the Series B convertible preference shares of its Malaysian subsidiary as derivative liabilities. Such liabilities are valued when the financial instruments are initially issued or the derivative first requires recognition and are also revalued at each reporting date, with the change in their respective fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations. The Company determines the fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date using the Black-Scholes valuation model, and all other derivative liabilities using a Monte Carlo Simulation approach, with key input variables provided by management.

Warranty Reserve. The Company’s standard warranty agreement is one year from shipment of certain products. The Company accrues for anticipated warranty costs upon shipment of these products. The Company’s warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and is updated quarterly.

Research and Development. Research and development costs are charged to operations as incurred.

Other Comprehensive Income. Other comprehensive income has arisen solely due to the cumulative translation adjustments ensuing from the Company’s accounting policy for foreign currencies.

Net Income (Loss) Per Share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options, warrants, and restricted stock using the treasury method, and convertible securities using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Reclassification. Certain reclassifications have been made to prior periods’ data to conform to the current presentation. These reclassifications had no effect on reported net losses.

Recent Accounting Pronouncements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 clarifies the circumstances under which discontinued operations should be reported and

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

increases the disclosure requirements. ASU 2014-08 is effective for annual periods beginning after December 15, 2014, and interim periods within those years, and became effective for the Company on January 1, 2015. The adoption of this standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 will replace most of the existing revenue recognition guidance within U.S. GAAP. The core principle of this guidance is that an entity should recognize revenue for the transfer of goods or services to customers in an amount that it expects to be entitled to receive for those goods or services. In doing so, companies will be required to make certain judgments and estimates, including identifying contract performance obligations, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price among separate performance obligations. Further, ASU 2014-09 will require companies to make additional disclosures. ASU 2014-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those years, and will become effective for the Company beginning on January 1, 2017, with early adoption not permitted. ASU 2014-09 allows for two methods of adoption, a full retrospective method or a modified retrospective approach with the cumulative effect recognized at the date of initial application. The Company is in the process of determining the method of adoption and its impact on the Company’s consolidated financial condition and results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern (Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 will add guidance to U.S. GAAP that is presently available only in auditing standards, and provide clarification of such guidance. Further, an assessment of going concern will be required at each interim reporting period (in addition to the existing auditing guideline of an annual assessment), and will require a look-forward period of one year from the date of issuance (as opposed to the existing auditing guideline of one year from the balance sheet date). ASU 2014-15 is effective for annual periods ending after December 15, 2016, with early adoption permitted, and will become effective for the Company for the year ending December 31, 2016, and for each interim period thereafter. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01, “Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). Under ASU 2015-01, items which are both unusual in nature and infrequent in occurrence will be reported as a separate line item in the Statement of Operations in accordance with the guidance that is already in place for unusual items (those items that are either unusual in nature or infrequent in occurrence). ASU 2015-01 is effective for annual periods beginning after December 15, 2015, with early adoption permitted. The Company has adopted this standard effective January 1, 2014, and its adoption had no impact on the Company’s consolidated financial condition or results of operations.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). Under ASU 2015-02, the guidelines for determining whether certain legal entities should be consolidated will be amended. ASU 2015-02 is effective for annual periods beginning after December 15, 2015, and interim periods within those years, with early adoption permitted. The Company has adopted this standard effective January 1, 2014, and its adoption had no impact on the Company’s consolidated financial condition or results of operations.

NOTE 3. Acquisitions

On January 6, 2014, the Company acquired the Apollo Business (see Note 1). Since that date the results of its operations have been included in the consolidated financial statements. As a result of the acquisition, the Company can now offer a wide spectrum of products for sample preparation for NGS to laboratories performing targeted sequencing. The Company expects to achieve significant synergies, especially in its sales and marketing efforts, since the SmartChip and Apollo products and services serve the same customer base.

The total purchase price for the Apollo Business is summarized as follows:

Cash	$2,000,000
Promissory note (see Note 7)	1,100,000
Contingent earn-out payments	410,000

Total	$3,510,000

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The contingent consideration arrangement requires the Company to pay IntegenX a percentage of revenues, on a sliding scale up to 20%, should certain revenue targets be achieved in 2014, 2015 and 2016. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model based on key assumptions including annual revenues ranging from $4.0 million to $9.9 million and a discount rate of 14%. This is measured as a Level 3 fair value liability (see Note 13).

In connection with the Apollo Business acquisition, the Company allocated the total purchase consideration to the net assets and liabilities acquired, including identifiable intangible assets, based on their respective fair values at the acquisition date.

The following table summarizes the allocation of the purchase price to the fair value of the respective assets and liabilities acquired:

Inventory	$606,000
Property and equipment	118,000
Intangible assets:
Customer lists and trademarks	1,500,000
Purchased technology	360,000
Goodwill (1)	990,000
Total assets	3,574,000

Liabilities – accrued vacation	(64,000)

Total purchase price	$3,510,000
__________

(1)
Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is attributable primarily to expected synergies and the assembled workforce. All of the goodwill is expected to be deductible for income tax purposes except to the extent that it arose due to an over-estimate of contingent earn-out payments.

In addition, the Company incurred and expensed costs directly related to this acquisition totaling approximately $140,000, of which $95,000 and $45,000 was incurred in the years ended December 31, 2014 and 2013, respectively, and is included in general and administrative expenses in the consolidated statement of operations.

Selected amounts related to the Apollo Business included in the Company’s consolidated statement of operations for the year ended December 31, 2014, are as follows:

Revenue	$2,121,696

Net loss	$(2,499,000)

The unaudited pro forma information in the table below summarizes the combined results of operations of WaferGen Bio-systems, Inc. and subsidiaries with those of the Apollo Business as though these entities were combined as of January 1, 2013. The results of the Apollo Business for the year ended December 31, 2013, are based on the actual historic Abbreviated Financial Statements prepared for the year ended December 31, 2013, and for the year ended December 31, 2014, are based on the Company’s results of operations, adjusted for estimated operating expenses in the five days prior to the acquisition. The pro forma financial information for all periods presented also includes the removal of direct acquisition-related costs, the additional charges for interest expense on acquisition-related borrowing, and the actual depreciation and amortization that would have been charged assuming the fair value adjustments to property and equipment and intangible assets had been applied as of January 1, 2013. This unaudited pro forma information is summarized as follows:

	Year Ended December 31,
	2014	2013

Total revenue	$6,001,342	$4,245,586

Net loss	$(10,491,119)	$(17,593,069)

Net loss per share - basic and diluted	$(4.09)	$(62.52)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The pro forma financial information as presented above is for informational purposes only and is not indicative of the consolidated results of operations of future periods or the results of operations that would have been achieved had the acquisition had taken place on January 1, 2013.

NOTE 4. Inventories

Inventories, net of provisions for potentially excess, obsolete or impaired goods, consisted of the following at December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013

Raw materials	$54,620	$125,068

Work in process	250,935	46,974

Finished goods	507,223	120,608

Inventories, net	$812,778	$292,650

NOTE 5. Property and Equipment

Property and equipment consisted of the following at December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013

Equipment	$3,080,849	$2,161,715
Tools and molds	11,543	11,543
Leasehold improvements	85,711	82,848
Furniture and fixtures	95,083	93,518

Total property and equipment	3,273,186	2,349,624

Less accumulated depreciation and amortization	(2,403,882)	(2,080,006)

Property and equipment, net	$869,304	$269,618

Depreciation and amortization expense related to property and equipment totaled $323,876 and $692,489 for the years ended December 31, 2014 and 2013, respectively. Equipment includes the following amounts under leases at December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013

Cost	$455,162	$—
Accumulated depreciation	—	—

Total	$455,162	$—

NOTE 6. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill in the year ended December 31, 2014, were as follows:

Balance at January 1, 2014	$—

Additions (see Note 3)	990,000

Balance at December 31, 2014	$990,000

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Other intangible assets as of December 31, 2014, consist of:

	Gross	Note
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets

Purchased technology	$360,000	$100,000	$260,000
Customer lists and trademarks	1,500,000	397,900	1,102,100

Total as of December 31, 2014	$1,860,000	$497,900	$1,362,100

The estimated future amortization expenses by fiscal year are as follows:

Year ending December 31,
2015	$449,900
2016	421,000
2017	313,900
2018	148,500
2019	28,800

Total amortization	$1,362,100

Intangible asset amortization expense for the years ended December 31, 2014 and 2013, was $497,900 and nil, respectively.

NOTE 7. Long Term Obligations

On May 27, 2011, the Company sold convertible promissory notes (“CPNs”) in the aggregate principal amount of $15,275,000, convertible into an aggregate of approximately 2,679,824 shares of Series A-2 Convertible Preferred Stock (see Note 9) at a price of $5.70 per share, with each 99.39 shares being convertible into one share of common stock. The CPNs were sold along with Series A-1 Convertible Preferred Stock and warrants for aggregate gross proceeds of $30,550,000, which after deducting issuance costs of $2,524,963 left net proceeds of $28,025,037. Interest on the CPNs accrued at a rate of 5% per annum, and could either be paid on the last day of each fiscal quarter, or added to the principal amount of the notes, at the Company’s option.

The debt discount related to the debt element of the convertible promissory notes of $14,442,497 was, prior to their exchange for equity securities on August 27, 2013 (the “2013 Exchange”), being amortized as non-cash interest expense using the effective yield method over the 3.5 year contractual term of the CPNs. $832,502 in issuance costs allocated to the CPNs was recorded as a deferred financing cost, which was also being amortized as a non-cash interest expense using the effective yield method over their 3.5 year contractual term.

The Company valued the derivative liability for the conversion element of the CPNs using a Monte Carlo Simulation approach, using assumptions provided by management reflecting conditions at the valuation dates.

The fair value of this derivative liability at December 31, 2012, was estimated to be $274,928. It had diminished to nil by the time of the 2013 Exchange. The decrease in the fair value of this derivative liability of $274,928 during the year ended December 31, 2013, was recorded as a revaluation gain (see Note 13). The Company recorded a loss on early extinguishment of debt of $4,970,410 as a result of the 2013 Exchange (see Note 1).

On August 15, 2013, the Company issued WGBM notes with a face value of $6.6 million, maturing on August 15, 2020 (the “Malaysian Notes”), in consideration of WGBM’s cancellation of the Company’s obligations under a term loan owing to WGBM which, as of that date, had an outstanding loan balance of approximately $5.3 million. Under the terms of an agreement between the Company, WGBM and MTDC (see Notes 1 and 8), upon liquidation of WGBM (which occurred on November 26, 2013), the Malaysian Notes were divided such that the Company received notes with an aggregate principal amount of $1.4 million and MTDC received notes with an aggregate principal amount of $5.2 million (the “MTDC Notes”).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The MTDC Notes were recorded using an effective interest rate of 17.39% and are summarized as follows at December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013

MTDC Notes Payable:
Face value	$5,200,000	$5,200,000
Debt discount, net of accumulated amortization of $339,751 and 27,258 at December 31, 2014 and 2013, respectively	3,203,565	3,516,058

Notes payable, net of debt discount	$1,996,435	$1,683,942

At any time prior to their maturity date, the Company may issue MTDC shares of the Company’s common stock with a value, based on the average closing price in the preceding 30 days, equal to the face value of the MTDC Notes. Based on an average closing price of $3.4019 in the 30 days preceding December 31, 2014, the MTDC Notes could have been settled by issuing 1,528,558 shares of the Company’s common stock.

As part of the consideration for the Apollo Business (see Notes 1 and 3), the Company issued a $1.25 million secured promissory note to IntegenX (the “IntegenX Note”), due on January 6, 2017 (the “Maturity Date”). The IntegenX Note earned simple interest at 8% per annum over its three year term, payable on the Maturity Date. It was repayable early without premium or penalty at the Company’s option at any time and it had to be repaid within 45 days of the closing of an equity offering yielding the Company net cash proceeds of at least $15,000,000. Such an equity offering closed on August 27, 2014 (see Note 1) and the IntegenX Note was repaid on September 12, 2014.

The IntegenX Note was recorded using an effective interest rate of 11.60% and is summarized as follows at December 31 and January 6, 2014:

	December 31, 2014	January 6, 2014

IntegenX Notes Payable:
Face value	$1,250,000	$1,250,000
Interest added to principal	68,219	—
Stated value	1,318,219	1,250,000
Debt discount, net of accumulated amortization of $21,454 and nil at September 12 and January 6, 2014, respectively	128,546	150,000

Notes payable, net of debt discount, prior to repayment	1,189,673	1,100,000

Loss on extinguishment of debt	128,546	—
Balance repaid to IntegenX	(1,318,219)	—

Notes payable, net of debt discount	$—	$1,100,000

The Company recorded a loss on early extinguishment of debt of $128,546 as a result of the repayment of the IntegenX Note on September 12, 2014.

The Company leases office space for use in its operations under a non-cancellable operating lease that expires in April 2018. The Company also leases equipment under two capital leases that expires in December 2017 and January 2018.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Aggregate future minimum obligations for leases in effect as of December 31, 2014, are as follows:

	Operating Leases	Capital Leases

Year ending December 31,
2015	$438,707	$129,284
2016	451,868	129,284
2017	465,424	120,189
2018	159,796	—

Total minimum obligations	$1,515,795	378,757

Amounts representing interest		(22,950)

Present value of future minimum payments		355,807

Current portion of long term obligations		(116,571)

Long term obligations, less current portion		$239,236

Rent expense totaled $365,665 and $604,558 for the years ended December 31, 2014 and 2013, respectively.

NOTE 8. Convertible Preference Shares of Subsidiary

Prior to its dissolution in November 2013, in 2008, the Company’s former Malaysian subsidiary, WGBM, issued Series A Convertible Preference Shares (“CPS”) to MTDC (see Notes 1 and 7), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription and Shareholders’ Agreement dated May 8, 2008, at the U.S. dollar equivalent of $2.25 per share. In 2009 and 2010, WGBM issued Series B CPS to Expedient Equity Ventures Sdn. Bhd. (“EEV”) and Prima Mahawangsa Sdn. Bhd. (“PMSB”), both venture capital and development firms in Malaysia, in a private placement under a Share Subscription Agreement dated April 3, 2009, (“Series B SSA”) at the U.S. dollar equivalent of $2.25 per share. In 2009, WGBM issued Series B CPS to Kumpulan Modal Perdana Sdn. Bhd. (“KMP”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription Agreement dated July 1, 2009, at the U.S. dollar equivalent of $2.25 per share.

In 2010, both EEV and KMP exercised their option (see Paragraph (b) below) to sell to the Company their holdings of 222,222 and 188,057 Series B CPS, respectively, in exchange for shares of the Company’s common stock. In October 2013 the Company purchased PMSB’s 444,444 Series B CPS for $70,000.

These transactions, along with the issuance of Series C CPS in 2011 (see below), were summarized as follows immediately prior to the liquidation of WGBM on November 26, 2013:

Class	Number	Initial	Issuance	Gross	Issuance	Exchange	Net Cash	Date if	CPS
of CPS	of CPS	Investor	Date	Proceeds	(Costs)	Gain (loss)	Proceeds	Exchanged	Outstanding

Series A	444,444	MTDC	07/18/2008	$1,000,000	$(30,000)	$—	$970,000	—	444,444
Series A	444,444	MTDC	11/27/2008	1,000,000	(30,000)	—	970,000	—	444,444
Series B	111,111	EEV	06/08/2009	250,000	(19,393)	(18,029)	212,578	08/17/2010	—
Series B	111,111	EEV	03/09/2010	250,000	(8,929)	(3,005)	238,066	08/17/2010	—
Series B	222,222	PMSB	09/23/2009	500,000	(7,500)	—	492,500	10/11/2013	—
Series B	222,222	PMSB	05/13/2010	500,000	(5,000)	—	495,000	10/11/2013	—
Series B	188,057	KMP	09/18/2009	423,128	(11,319)	—	411,809	09/29/2010	—

Subtotal	1,743,611			3,923,128	(112,141)	(21,034)	3,789,953		888,888

Series C	3,233,734	MTDC	03/10/2011	5,000,000	(6,272)	58,575	5,052,303	—	3,233,734

	4,977,345			$8,923,128	$(118,413)	$37,541	$8,842,256		4,122,622

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The holders of Series B CPS had the right to cause the Company to exchange their CPS for common stock of the Company at an exchange rate of US$2,236.30 per share of common stock, provided that if during the 10-day trading period immediately prior to the holder’s exercise notice the average closing price of the Company’s common stock was less than US$2,630.90, then the holder could exchange CPS at an exchange rate equal to 85% of such 10-day average closing price. Since this afforded the holders the right to receive a variable number of shares of the Company’s common stock, this feature was not indexed to the Company’s equity and was therefore accounted for as a derivative liability, with the estimated fair value being calculated at each reporting date using a Monte Carlo Simulation approach, using key input variables provided by management, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

On October 11, 2013, the Company purchased the remaining Series B CPS for $70,000. Series B CPS derivative liability fair values at October 11, 2013 and December 31, 2012, were estimated to be $1,082,351 and $1,210,909, respectively, using a closing stock price of $20.00 and $29.82, respectively, and based on the following assumptions:

	October 11, 2013	December 31, 2012

Risk-free interest rate	0.07%	0.16%
Expected remaining term	0.48 Years	1.00 Years
Expected volatility	97.39%	125.53%
Dividend yield	0%	0%

The net decrease in the fair value of this derivative liability of $128,558 during the period ended October 11, 2013, was recorded as a revaluation gain (see Note 13). The difference between the fair value of the derivative liability and the amount for which it was settled on October 11, 2013, was recorded as a gain on settlement of derivative liability of $1,012,351.

The holders of Series A CPS had the right to redeem their shares for cash (or, at the Company’s option, shares of Company common stock at an Applicable Stock Price (“ASP”), calculated as 85% of the average closing price of that stock during the 10-day trading period immediately prior to MTDC’s exercise notice) in the amount originally invested in USD plus a premium of 8%, compounded annually. In addition, the ASP was subject to a ceiling of $1,540.55 and a floor of $99.39. Since this afforded the holders the right to receive a variable number of shares of the Company’s common stock, this feature caused the Series A CPS to not be indexed to the Company’s equity. As a result, the Company recognized this right as an embedded derivative requiring bifurcation and the host instrument (the Series A CPS absent this option) as part of temporary equity.

The Series A CPS derivative liability fair values at November 26, 2013, the date on which WGBM was liquidated, and December 31, 2012, were estimated to be $446,602 and $619,652, respectively, using a closing stock price of $20.00 and $29.82, respectively, and based on the following assumptions:

	November 26, 2013	December 31, 2012

Risk-free interest rate	0.07%	0.11% - 0.15%
Expected remaining term	0.08 Years	0.55 - 0.90 Years
Expected volatility	175.31%	123.55 - 127.94%
Dividend yield	0%	0%

The net decrease in the fair value of this derivative liability of $173,050 during the period ended November 26, 2013, was recorded as a revaluation gain (see Note 13). The fair value of this derivative liability on November 26, 2013, was considered in the determination of the gain on liquidation of subsidiary.

On March 10, 2011, WGBM received $5,000,000, less issuance costs totaling $6,272, in exchange for the issuance of 3,233,734 Series C convertible preference shares (“CPS”) to MTDC, in a private placement at the U.S. dollar equivalent of $1.5462 per share, representing the first subscription under a Share Subscription Agreement dated December 14, 2010, (“Series C SSA”) to sell 3,233,734 Series C CPS at an initial closing and, should MTDC so elect within 36 months of the initial closing, to sell 1,077,911 shares of Series C CPS at a subsequent closing at the U.S. dollar equivalent of US$2.3193 per share. MTDC could also elect to convert their Series C CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of one ordinary share per 100 CPS. Each 993.9 Series C CPS issued at the initial closing was convertible into one share of the Company on April 3, 2014, and each 993.9 Series C CPS issued at the subsequent closing was convertible into one share of the Company on the anniversary of that closing, but the Series C was convertible at any earlier date following each closing at MTDC’s option.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The net sum of $4,993,728 received on issuance of Series C CPS was recorded in stockholders’ equity; this sum was considered in the determination of the gain on liquidation of subsidiary on November 26, 2013. WGBM was authorized to issue 200,000,000 preference shares with a par value of RM0.01. Due to the liquidation of WGBM, no shares remained authorized, issued or outstanding as of December 31, 2014 or 2013.

NOTE 9. Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. Effective August 27, 2013, the Company designated 3,663 shares as Series 1 Convertible Preferred Stock. The Series 1 Convertible Preferred Stock has no voting rights, and holders are entitled to a liquidation preference equal to $0.001 per share. Each share of Series 1 Convertible Preferred Stock was convertible into 251.53436 shares of common stock, subject to an ownership cap whereby conversion may not occur to the extent the holder would own more than 9.98% of the common stock following conversion.

On August 27, 2013, the Company issued 2,987.0168 shares of Series 1 Convertible Preferred Stock in conjunction with the Exchange Agreement (see Note 1) and sold 646.0351 shares of Series 1 Convertible Preferred Stock in the 2013 Private Placement (see Note 1). The Company recognized a beneficial conversion feature calculated as the number of potential conversion shares multiplied by the excess of the market price of the common stock on the issuance date over the price per conversion share based on the valuation allocated to the Series 1 Convertible Preferred Stock. Since this preferred stock was immediately convertible and not redeemable, this non-contingent beneficial conversion feature of $898,623 was recorded as a one-time accretion expense. As of December 31, 2014, all the 3,633.0519 shares of Series 1 Convertible Preferred Stock have been converted into 913,837 shares of common stock.

Effective May 26, 2011, the Company designated 4,500,000 shares as Series A-1 Convertible Preferred Stock and 4,500,000 shares as Series A-2 Convertible Preferred Stock (together, the “Series A Preferred Stock”). Each 99.39 shares of Series A Preferred Stock was convertible into one share of common stock, subject to an ownership cap, and entitled the holder to receive dividends, as, when and if declared by the Company’s Board of Directors, at an annual rate of 5% of the stated value per share of the respective series. Such dividends accrued, compounding quarterly, and accumulated on each share of Series A Preferred Stock from the date of issuance, whether or not declared, until November 27, 2014, when the right to further dividends would cease. The Series A Preferred Stock had no voting rights, and in the event of liquidation ranked senior to common stock. After giving effect to the 2013 Exchange, the Company retired the Series A-1 Preferred Shares that were exchanged for common stock and Series 1 preferred stock and no Series A Preferred Shares remained issued and outstanding and none will be issued in the future.

Effective May 27, 2011, the Company sold an aggregate of 2,937,500 shares of Series A-1 Convertible Preferred Stock with a stated value of $5.20 per share. As of August 27, 2013, when all of the outstanding Series A-1 Convertible Preferred Stock was exchanged for common stock and Series 1 Convertible Preferred Stock in conjunction with the Exchange Agreement (see Note 1), $1,806,913 of undeclared dividends had been accrued, of which $547,171 related to the year ended December 31, 2013.

NOTE 10. Stock Awards

The Company has awards outstanding under three plans - the 2003 Incentive Stock Plan (the “2003 Plan”), the 2007 Stock Option Plan (the “2007 Plan”) and the 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). In addition, there are 98,932 inducement options outstanding that were awarded to executive officers on August 27, 2014, not covered by the Plans, with the same standard terms as non-qualified stock options awarded under the 2008 Plan. Under the 2003 Plan and 2007 Plan, incentive stock options, non-qualified stock options, restricted stock and restricted stock units could be granted. Awards vested over varying periods, as specified by the Company’s Board of Directors for each grant, and are exercisable for a maximum period of ten years after date of grant. Both of these plans have been frozen, resulting in no further shares being available for grant.

The Company presently issues most of its awards under the 2008 Plan, initially adopted by the Company’s stockholders on June 5, 2008, and subsequently amended to authorize the issuance of additional shares of the Company’s common stock. This includes amendments adopted by the Company’s stockholders on May 29, 2014, which increased the total number of shares authorized for issuance from 14,589 to 314,589, and on November 17, 2014, which further increased the total number of shares authorized for issuance from 314,589 to 1,214,589. The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, to attract new personnel whose training, experience and ability are considered valuable, to encourage the sense of proprietorship, and to stimulate the active

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

interest of such persons in the Company’s development and financial success. Under the 2008 Plan, the Company is authorized to issue incentive stock options, non-qualified stock options, restricted stock and restricted stock units. Awards that expire or are canceled generally become available for issuance again under the 2008 Plan. The number of shares of the Company’s common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date. The 2008 Plan is administered by the Company’s Board of Directors.

The Company has issued both options and restricted stock (including restricted stock units), mostly under the Plans. Restricted stock grants afford the recipient the opportunity to receive shares of common stock, subject to certain terms, whereas options give them the right to purchase common stock at a set price. Both the Company’s options and restricted stock issued to employees generally have vesting restrictions that are eliminated over three or four years, although vesting may be over a shorter period, or may occur on the grant date, depending on the terms of each individual award.

The weighted average grant date fair value of options awarded in the years ended December 31, 2014 and 2013, was $6.33 and $37.25, respectively. These fair values were estimated using the following assumptions (see also Note 13):

	Year Ended December 31,
	2014	2013

Risk-free interest rate	1.43% - 1.57%	0.71% - 1.22%
Expected term	4.75 Years	4.75 Years
Expected volatility	93.89% - 105.79%	96.73% - 108.14%
Dividend yield	0%	0%

A summary of stock option and restricted stock transactions in the two years ended December 31, 2014, is as follows:

		Stock Options		Restricted Stock
			Weighted		Weighted
	Shares	Number of	Average	Number of	Average
	Available	Options	Exercise	Awards	Grant-Date
	For Grant	Outstanding	Price	Outstanding	Fair Value

Balance at January 1, 2013	2,951	11,489	$416.70	6	$139.15
Granted	(1,887)	1,887	$49.50	—	$—
Vested	—	—	$—	(6)	$139.15
Forfeited	1,247	(1,247)	$106.67	—	$—
Canceled	468	(776)	$937.83	—	$—

Balance at December 31, 2013	2,779	11,353	$353.92	—	$—
2008 Plan Amendments	1,200,000	—	—	—	$—
Granted	(320,970)	178,490	$8.79	241,412	$4.80
Vested	—	—	$—	(6,412)	$14.00
Forfeited	10,604	(604)	$80.10	(10,000)	$4.57
Canceled	1,994	(2,027)	$204.66	—	$—

Balance at December 31, 2014	894,407	187,212	$27.35	225,000	$4.54

The following table summarizes information concerning outstanding options as of December 31, 2014:

		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
	Number of	Contractual	Exercise	Intrinsic
Options	Shares	Life (in Years)	Price	Value

Outstanding	187,212	6.43	$27.35	$—
Vested and expected to vest	171,389	6.41	$29.40	$—
Exercisable	80,778	6.17	$55.35	$—

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The aggregate intrinsic value in the preceding table represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of December 31, 2014, based on our common stock closing price of $3.00, which would have been received by the option holders had all their in-the-money options been exercised as of that date.

The grant date fair value of options vested in the years ended December 31, 2014 and 2013, was $899,022 and $396,304, respectively. No options were exercised during the two years ended December 31, 2014. The total fair value of restricted stock vested in the years ended December 31, 2014 and 2013, was $19,236 and $179, respectively.

The amounts expensed for stock-based compensation totaled $1,193,708 and $321,223 for the years ended December 31, 2014 and 2013, respectively.

At December 31, 2014, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $1,085,824. This cost is expected to be recognized over an estimated weighted average amortization period of 2.27 years. No amounts related to stock-based compensation costs have been capitalized. The tax benefit and the resulting effect on cash flows from operating and financing activities related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

NOTE 11. Warrants

A summary of outstanding common stock warrants as of December 31, 2014, is as follows:

Securities Into Which	Total Warrants	Warrants Recorded	Exercise	Expiration
Warrants are Convertible	Outstanding	as Liabilities	Price	Date

Common stock	4,600,000	—	$5.00	August 2019
Common stock	120,000	—	$6.25	August 2019
Common stock	7,698	7,698	$7.59	January 2015
Common stock	612,838	110,527	$26.00	August and September 2018
Common stock	96	—	$1,459.05	December 2015
Common stock	205	—	$1,490.85	July 2015
Common stock	3,019	—	$1,540.55	July 2015
Common stock	151	—	$2,981.70	November 2015

Total	5,344,007	118,225

In addition, there are 25.88 unit warrants outstanding which expire in August and September 2018, 0.35 of which are recorded as liabilities, each entitling the holder to purchase, for $50,000, 2,500 shares of common stock and 1,250 warrants to purchase one share of common stock at an exercise price of $26.00, expiring in August and September 2018 (see Note 1).

The warrants expiring in August 2019 comprise 4,600,000 warrants with an exercise price of $5.00 issued to investors and 120,000 warrants with an exercise price of $6.25 issued to underwriters in the 2014 Public Offering (see Note 1).

The warrants expiring in January 2015 were originally issued in January 2010 with an exercise price of $2,484.75 and entitled the holders thereof to purchase an aggregate of 24 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of December 31, 2014, had an exercise price of $7.59 and entitled the holders thereof to purchase an aggregate of 7,698 shares.

The warrants expiring in August and September 2018 comprise 236,900 warrants issued in the 2013 Exchange and 341,713 and 34,225 issued in the initial and final closing, respectively, of the 2013 Private Placement (see Note 1).

The 236,900 warrants issued in the 2013 Exchange were to directly compensate holders of warrants issued in May 2011. Those warrants included the right to receive consideration for the unexercised portion of the warrant, based on a Black-Scholes model set forth in the warrants, in the event of certain substantial changes in ownership or trading status of the Company. Such a change in ownership occurred on August 27, 2013. The Company recorded a one-time expense of $2,553,318 representing the excess of the fair value of the new warrants over those they replaced. The total fair value of the 236,900 new warrants was estimated to be $2,637,387 utilizing a Black-Scholes model, the exercise price of $26.00, a stock price of $20.00 and assumptions including estimated volatility of 84.26%, risk-free interest rate of 1.16%, a zero dividend

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

rate and expected remaining term of 4.00 years. The total fair value of the 56,518 warrants exchanged was estimated to be $84,069 utilizing a Black-Scholes model, the exercise price of $616.20, a stock price of $20.00 and assumptions including estimated volatility of 119.54%, risk-free interest rate of 0.46%, a zero dividend rate and expected remaining term of 2.20 years.

The Company records warrants and unit warrants with certain anti-dilution protection or certain cash settlement provisions as liabilities, with the estimated fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date being calculated using the Black-Scholes valuation model, with all others being calculated using a Monte Carlo Simulation approach, using key input variables provided by management, at each reporting date. Changes in fair value are recorded as gains or losses on revaluation in non-operating income (expense).

On March 31, 2014, the Company amended the terms of 412,933 warrants and 22.54 unit warrants to eliminate certain potential cash settlement provisions such that the liability was settled, having received consent from their holders. The fair value of the securities settled and reclassified as equity on March 31, 2014, was estimated to be $6,109,179. On June 30, 2014, the Company similarly amended the terms of a further 89,378 warrants and 2.99 unit warrants such that the liability was settled, having received consent from their holders after March 31, 2014. The fair value of the securities settled and reclassified as equity on June 30, 2014, was estimated to be $711,960, based on assumptions described below. There were no such reclassifications in the six months ended December 31, 2014.

The aggregate fair value of those warrants and unit warrants accounted for as liabilities as of December 31, 2014 and 2013, was estimated to be $126,168 and $9,147,507, respectively, using a closing stock price of $3.00 and $20.00, respectively, and, other than those warrants with a de minimis value on the valuation date, based on the following assumptions:

	December 31, 2014	December 31, 2013

Risk-free interest rate	1.18% - 1.20%	0.09% - 1.36%
Expected remaining term	3.29 - 3.37 Years	0.46 - 3.80 Years
Expected volatility	118.75% - 118.93%	95.39% - 118.65%
Dividend yield	0%	0%

The aggregate fair value of such warrants at December 31, 2012, was estimated to be $102,695, and the aggregate fair value of warrants and unit warrants issued during the year ended December 31, 2013, was estimated to be $7,962,081 on their issuance dates. During the year ended December 31, 2014, to the extent that it did not arise from settlements, the decrease in the fair value of the warrant derivative liability of $2,200,200 was recorded as a revaluation gain, and during the year ended December 31, 2013, to the extent that it did not arise from new issuances, the increase in the fair value of the warrant derivative liability of $1,082,731 was recorded as a revaluation loss (see Note 13).

NOTE 12. Benefit Plan

The Company has a 401(k) plan that allows eligible U.S. employees to contribute up to 50 percent of their annual compensation to the plan, subject to certain limitations. Each employee directs their contributions, which vest immediately, across a series of mutual funds. The Company’s matching contributions totaled nil and $696 in the years ended December 31, 2014 and 2013, respectively, and the costs of administering the 401(k) plan are not significant.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 13. Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The following tables present the Company’s liabilities that are measured at fair value at December 31, 2014 and 2013:

	Level 1	Level 2	Level 3	Total
December 31, 2014
Recurring Financial Liabilities:
Warrant derivative liabilities	$—	$—	$126,168	$126,168
Contingent earn-out payments			279,000	279,000

Total liabilities	$—	$—	$405,168	$405,168

	Level 1	Level 2	Level 3	Total
December 31, 2013
Recurring Financial Liabilities:
Warrant derivative liabilities	$—	$—	$9,147,507	$9,147,507

Total liabilities	$—	$—	$9,147,507	$9,147,507

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2014 and 2013:

		Contingent
	Warrant	Earn-out
	Derivatives	Payments	Total

Balance at January 1, 2014	$9,147,507	$—	$9,147,507
Issuances	—	410,000	410,000
Revaluation gains included in gain on revaluation of derivative liabilities, net	(2,200,200)	—	(2,200,200)
Change in undiscounted contingent earn-out liability	—	(229,300)	(229,300)
Change in contingent earn-out adjustment included in interest expense	—	98,300	98,300
Settlements	(6,821,139)	—	(6,821,139)
Balance at December 31, 2014	$126,168	$279,000	$405,168

Total gains included in other income and expenses attributable to liabilities still held as of December 31, 2014	$1,239,773	$131,000	$1,370,773

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2013	$102,695	$274,928	$1,210,909	$619,652	$2,208,184
Issuances	7,962,081	—	—	—	7,962,081
Revaluation (gains) losses included in other income and expenses	1,082,731	(274,928)	(128,558)	(173,050)	506,195
Settlements	—	—	(1,082,351)	(446,602)	(1,528,953)
Balance at December 31, 2013	$9,147,507	$—	$—	$—	$9,147,507

Total gains (losses) included in other income and expenses attributable to liabilities still held as of December 31, 2013	$(1,082,732)	$—	$—	$—	$(1,082,732)

Assumptions used in evaluating the warrant derivative liabilities, the conversion element of the promissory notes, the conversion element of the Series B CPS and the Series A CPS derivative liabilities are discussed in Notes 11, 7, 8 and 8, respectively. The principal assumptions used, and their impact on valuations, are as follows:

Risk-Free Interest Rate. This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term. This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, historical experience and the possibility of liquidation. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility. This is a measure of the amount by which the Company’s common stock price has fluctuated or is expected to fluctuate. The Company applies equal weighting to the Company’s own historic volatility and the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. Since the 2013 Exchange, the Company has applied a reduced weighting to its own historic volatility during the period in which it was highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield. The Company has not made any dividend payments and does not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The liability for contingent earn-out payments arise from the Company’s requirement to pay IntegenX a percentage of revenues of the Apollo Business (see Notes 1 and 3), on a sliding scale up to 20%, should certain revenue targets be achieved in 2015 and 2016. The fair value of the acquisition earn-out contingencies is determined using a modeling technique based on significant unobservable inputs calculated using a probability-weighted revenue approach. At December 31, 2014, we estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model based on key assumptions including future annual revenues ranging from $3.4 million to $7.7 million and a discount rate of 14%. There were no contingent earn-out payments as of December 31, 2013.

There were no transfers between Level 1, Level 2 and Level 3 of the fair value hierarchy during the years ended December 31, 2014 or 2013.

NOTE 14. Segment Information, Geographic Data, and Significant Customers

Operating segments are defined as component of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company presently has only one operating segment.

Revenue by geographic areas for the years ended December 31, 2014 and 2013, are as follows:

	Year Ended December 31,
	2014	2013

United States	$3,559,154	$105,251
International:
Canada	234,302	165,329
Asia Pacific(1)	1,287,436	979,437
Europe	920,450	54,730

Total revenue	$6,001,342	$1,304,747
__________

(1) Sales to Asia Pacific included approximately $665,000 and $647,000 to Japan in 2014 and 2013, respectively, and $457,000 and $330,000 to China in 2014 and 2013, respectively.

Revenues are attributed to geographical areas based on where the Company’s products are shipped.

Customers accounting for more than 10% of either total revenues during the years ended December 31, 2014 or 2013, or accounts receivable as at December 31, 2014 or 2013, are tabulated as follows:

	Revenues, Year Ended December 31,				Accounts Receivable, December 31,
	2014		2013		2014		2013

Customer A	$168,274	3%	$—	—	$179,499	12%	$—	—
Customer B	$188,117	3%	$—	—	$170,354	12%	$—	—
Customer C	$500,000	8%	$458,333	35%	$—	—	$—	—
Customer D	$261,507	4%	$191,271	15%	$29,654	2%	$65,600	18%
Customer E	$3,933	0%	$188,552	14%	$—	—	$19,646	5%
Customer F	$164,529	3%	$162,779	12%	$—	—	$170,071	46%
Customer G	$4,500	0%	$138,328	11%	$—	—	$17,808	5%

Long-lived assets by geographic areas as of December 31, 2014 and 2013, are as follows:

	2014	2013

United States	$856,546	$250,295
Europe	12,758	19,323
		—
Total long-lived assets	$869,304	$269,618

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 15. Net Income (Loss) Per Share

Basic and diluted net income (loss) per share are shown on the Statements of Operations.

No adjustment has been made to the net loss for charges, gains, losses and accretion related to Series A and B CPS, MTDC Notes, Series A-1 Convertible Preferred Stock and CPNs, as the effect would be anti-dilutive due to the net loss.

The following outstanding stock options, warrants and unit warrants (on an as-converted into common stock basis) and shares issuable or contingently issuable upon conversion of restricted stock, Series 1 convertible preferred stock, Series A, B and C CPS, MTDC Notes, Series A-1 convertible preferred stock and CPNs were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013

Common share equivalents issuable upon exercise of common stock options	21,943	61

Common share equivalents issuable upon exercise of common stock warrants	1,031,117	59,184

Common share equivalents issuable upon exercise of unit warrants	—	12,898

Shares issuable upon vesting of restricted stock	79,268	—

Shares issuable upon conversion of Series 1 Convertible Preferred Stock	477,640	291,230

Shares issuable upon conversion of Series A CPS	—	26,651

Shares issuable upon conversion of Series B CPS	—	47,019

Shares issuable upon conversion of Series C CPS	—	2,933

Shares issuable upon settlement of MTDC Notes	1,528,558	29,050

Shares issuable upon conversion of Series A-1 Convertible Preferred Stock	—	21,181

Shares issuable upon conversion of convertible promissory notes	—	19,337

Total common share equivalents excluded from denominator for diluted earnings per share computation	3,138,526	509,544

NOTE 16. Income Taxes

The Company’s net loss before provision for income taxes comprises the following for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013

U.S	$(10,375,292)	$(15,765,490)
Foreign	(314,471)	(494,441)

Net loss before provision for income taxes	$(10,689,763)	$(16,259,931)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The provision for income taxes consists of the following for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013

Current:
Federal	$—	$—
State	3,100	3,191
Foreign	—	3,150

Total Current	$3,100	$6,341

Deferred:
Federal	$—	$—
State	—	—
Foreign	—	—

Total Deferred	$—	$—

Provision for income taxes	$3,100	$6,341

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 34% to the net loss before provision for income taxes for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013

Provision for income taxes at federal statutory rate	$(3,634,519)	$(5,528,377)
Federal research and development tax credits	(153,429)	(100,535)
Derivative revaluations and settlements	(748,068)	(172,106)
Adjustments related to 2013 Exchange	—	3,313,162
Expenses not deductible, income not taxable and other	(8,699)	64,489
Foreign loss taxed at lower rates	106,920	170,813
Change in federal valuation allowance	4,440,895	2,258,895

Provision for income taxes	$3,100	$6,341

The components of the deferred tax assets as of December 31, 2014 and 2013, are as follows:

	December 31,	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carry-forwards	$32,741,321	$28,412,473
Capitalized research and development cost	445,854	526,919
Goodwill and intangible assets	133,047	—
Research and development tax credit	1,819,895	1,559,952
Depreciation on property and equipment	52,297	27,536
Stock-based compensation	811,810	454,125
Reserves and accruals	724,521	774,786

Total deferred tax asset	36,728,745	31,755,791

Valuation allowance	(35,452,624)	(30,344,332)

Deferred tax assets net of valuation allowance	1,276,121	1,411,459
Deferred tax liability:
Discount on debt issuance	(1,276,121)	(1,411,459)

Net deferred tax assets	$—	$—

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Management believes that, based on a number of factors, it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets. At December 31, 2014, the Company had federal and state net operating loss carry-forwards (“NOLs”) of approximately $84.8 million and $66.8 million, respectively, and foreign operating loss carry-forwards of approximately $1.0 million. The federal and state NOLs will expire in various periods from 2026 through 2034.

At December 31, 2014, the Company had research and development tax credits of approximately $1.1 million and $1.1 million available to offset future income taxes, if any, for federal and California state purposes, respectively. These federal tax credits will expire in various periods from 2027 through 2034 and the California state tax credits can be carried forward indefinitely.

Utilization of NOLs and tax credit carry-forwards is subject to substantial limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 (“IRC”) Sections 382 and 383, respectively, and similar state provisions. On August 27, 2013, there was a substantial ownership change due to the 2013 Exchange and 2013 Private Placement (see Note 1), resulting in forfeitures in 2013. On August 27, 2014, there was another substantial ownership change due to the 2014 Public Offering (see Note 1), resulting in further forfeitures in 2014. The annual limitation may result in the expiration of further NOLs and tax credits before utilization. The Company has not yet evaluated the impact of the IRC Sections 382 and 383 limitations on its recorded NOLs and tax credits in 2013 and 2014, nor has it determined whether there have been any other substantial ownership changes in 2011 or prior years, so the recognized amount of deferred tax assets (and related 100% valuation allowance) has not been adjusted, although management estimates that a significant majority of the recorded NOLs and tax credits have already been effected and will need to be written off. This has no impact on the income tax expense due to the provision of a full valuation allowance against all net deferred tax assets.

The net valuation allowance increased by approximately $5.1 million and $2.3 million during the years ended December 31, 2014 and 2013, respectively, primarily due to the generation of net operating loss and credit carry-forwards.

The Company files U.S. federal and various state income tax returns. There are no prior year tax returns under audit by taxing authorities, and management is not aware of any impending audits. As a result of the Company’s NOL carry-forwards, all tax years from 2006 through 2014 remain subject to federal and state tax examination.

The Company has established tax reserves for uncertain tax positions totaling $945,000 and $810,000 as of December 31, 2014 and 2013, respectively. A reconciliation of the change in unrecognized tax benefits is as follows:

	Year Ended December 31,
	2014	2013
Beginning Balance	$810,000	$721,000
Additions based on tax positions related to the current year	135,000	89,000

Ending Balance	$945,000	$810,000

All of the unrecognized tax benefits are recognized in the Company’s financial statements as a reduction in the Company’s deferred tax assets. Accordingly, the Company has not accrued any interest or penalties related to unrecognized tax benefits. Because the Company has a full valuation allowance against its deferred tax assets, there will be no income tax effect of releasing the unrecognized tax benefits. The Company expects no significant changes to its uncertain tax positions in the next 12 months.

NOTE 17. Contingencies

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it, including the matter described below, in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

Coalesce v. WaferGen. On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued the Company for alleged non-payment of sums due, breach of contract, misrepresentation and

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. In August 2014, the plaintiff and Company agreed to an out-of-court settlement. Related legal costs were expensed as incurred.

NOTE 18. Quarterly Financial Data (Unaudited)

Selected summarized quarterly financial information for fiscal 2014 and 2013 is as follows:

	Year Ended December 31, 2014
	First	Second	Third	Fourth

Revenue	$1,405,513	$1,733,908	$1,250,201	$1,611,720
Gross profit	$798,940	$975,500	$875,425	$779,078
Net gains on derivative revaluations	$215,956	$1,158,240	$589,336	$465,968
Non-recurring gains, credits and (charges) related to restructuring	$—	$—	$(128,546)	$—
Net loss	$(2,545,615)	$(2,103,412)	$(2,780,535)	$(3,263,301)
Net loss attributable to common stockholders	$(2,545,615)	$(2,103,412)	$(2,780,535)	$(3,263,301)
Net loss per share – basic and diluted	$(2.79)	$(2.28)	$(1.02)	$(0.58)

	Year Ended December 31, 2013
	First	Second	Third	Fourth

Revenue	$178,487	$246,248	$389,547	$490,465
Gross profit	$112,899	$169,468	$196,733	$251,452
Net gains (losses) on derivative revaluations	$(593,717)	$115,237	$623,613	$(651,328)
Non-recurring gains, credits and (charges) related to restructuring	$—	$—	$(7,523,728)	$4,398,648
Net income (loss)	$(3,781,510)	$(3,163,155)	$(10,808,332)	$1,486,725
Net income (loss) attributable to common stockholders	$(3,988,194)	$(5,862,322)	$(12,246,825)	$4,385,275
Net income (loss) per share – basic	$(95.10)	$(139.79)	$(43.51)	$5.19
Net income (loss) per share – diluted	$(95.10)	$(139.79)	$(43.51)	$2.46

PART I FINANCIAL INFORMATION

Item 1.  Financial Statements (Unaudited)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,368	$14,732
Accounts receivable	1,372	1,481
Inventories, net	834	813
Prepaid expenses and other current assets	533	380
Total current assets	10,107	17,406
Property and equipment, net	963	869
Goodwill	990	990
Intangible assets, net	1,137	1,362
Other assets	80	80
Total assets	$13,277	$20,707
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,503	$1,494
Accrued payroll and related costs	1,498	1,379
Current portion of long-term debt	176	117
Other current liabilities	867	832
Total current liabilities	4,044	3,822
Long-term debt, net of discount and current portion	2,468	2,235
Warrant derivative liabilities	86	126
Other liabilities	361	444
Total liabilities	6,959	6,627
Commitments and contingencies (Notes 5 and 12)
Stockholders’ equity:
Preferred Stock: $0.001 par value; 10,000 shares authorized; none issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common Stock: $0.001 par value; 300,000 shares authorized; 6,184 and 5,884 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	106,476	105,611
Accumulated deficit	(100,158)	(91,531)
Total stockholders’ equity	6,318	14,080
Total liabilities and stockholders’ equity	$13,277	$20,707

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue:
Product	$1,485	$1,608	$2,506	$2,889
License and royalty	125	125	250	250
Total revenue	1,610	1,733	2,756	3,139
Cost of product revenue	676	758	1,090	1,365
Gross profit	934	975	1,666	1,774
Operating expenses:
Sales and marketing	1,232	1,364	2,465	2,637
Research and development	2,279	1,473	4,750	2,840
General and administrative	1,252	1,289	2,854	2,101
Total operating expenses	4,763	4,126	10,069	7,578
Operating loss	(3,829)	(3,151)	(8,403)	(5,804)
Other income and (expenses):
Interest expense, net	(107)	(109)	(213)	(212)
Gain on revaluation of warrant derivative liabilities, net	104	1,158	40	1,374
Miscellaneous income (expense)	11	(1)	(49)	(4)
Total other income and (expenses)	8	1,048	(222)	1,158
Net loss before provision for income taxes	(3,821)	(2,103)	(8,625)	(4,646)
Provision for income taxes	—	—	2	3
Net loss	$(3,821)	$(2,103)	$(8,627)	$(4,649)
Net loss per share – basic and diluted	$(0.67)	(2.28)	$(1.52)	$(5.07)
Shares used to compute net loss per share – basic and diluted	5,677	922	5,668	917

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(8,627)	$(4,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	426	436
Stock-based compensation	959	760
Gain on revaluation of warrant derivative liabilities, net	(40)	(1,374)
Provision for excess and obsolete inventory	23	(646)
Interest converted to principal on long-term debt	—	49
Amortization of debt discount	178	164
Change in operating assets and liabilities:
Accounts receivable	109	(1,255)
Inventories	(63)	660
Prepaid expenses and other assets	(154)	(67)
Accounts payable	9	818
Accrued payroll and related costs	119	114
Other accrued expenses	(47)	(74)
Net cash used in operating activities	(7,108)	(5,064)
Cash flows from investing activities:
Purchase of property and equipment	(98)	(123)
Acquisition of business	—	(2,000)
Net cash used in investing activities	(98)	(2,123)
Cash flows from financing activities:
Repayment of capital lease obligations	(64)	—
Payment of taxes for restricted stock forfeited	(94)	—
Net cash used in financing activities	(158)	—
Net decrease in cash and cash equivalents	(7,364)	(7,187)
Cash and cash equivalents at beginning of the period	14,732	10,709
Cash and cash equivalents at end of the period	$7,368	$3,522

Supplemental disclosures of cash flow information:
Cash paid for interest	$12	$—
Cash paid for income taxes	$2	$3

Supplemental disclosure of non-cash investing and financing activities:
Inventory transferred to property and equipment	$19	$45
Issuance of promissory note, net of debt discount, in business acquisition	$—	$1,100
Initial valuation of revenue earn-out contingency in business acquisition	$—	$410
Warrant derivative liabilities transferred to equity on waiver of potential cash settlement provisions	$—	$6,821

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 1.  The Company

General – WaferGen Bio-systems, Inc. and its subsidiaries (the “Company”) are engaged in the development, manufacture and sale of systems for gene expression quantification, genotyping and stem cell research. The Company’s products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Through the SmartChip and Apollo product lines, the Company plans to provide new performance standards with significant savings in time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002, and was acquired by WaferGen Bio-systems, Inc. in a reverse merger on May 31, 2007.

On August 30, 2011, the Company formed a new wholly owned subsidiary in Luxembourg to establish a presence for its marketing and research activities in Europe.

On June 30, 2014, the Company effected a reverse stock split of its common stock by a ratio of one-for-ten (the “2014 Reverse Split”). Every ten outstanding shares of common stock became one share of common stock. No fractional shares were issued in connection with the 2014 Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2014 Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

The 2014 Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under the 2008 Stock Incentive Plan. All of the information in these financial statements has been presented to reflect the impact of the one-for-ten 2014 Reverse Split on a retroactive basis.

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation – The Company has prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations. These condensed consolidated financial statements should be read in conjunction with our audited financial statements and footnotes related thereto for the year ended December 31, 2014, included in our Form 10-K filed with the SEC. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position and the results of its operations and cash flows. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

Basis of Consolidation – The condensed consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries. All significant transactions and balances between the WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates – Preparing condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results and outcomes could differ from these estimates and assumptions.

Foreign Currencies – Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in miscellaneous income (expense) in the Company’s statement of operations. The Company has no subsidiaries for which the local currency is the functional currency.

Accounts Receivable – An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Inventory – Inventory is recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures and records provisions as needed.

Goodwill and Long-lived Intangible Assets – Goodwill is tested for impairment on an annual basis in the fourth quarter and between annual tests if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment losses, if any, are recorded in the statement of operations as “impairment of goodwill” within operating expenses.

Long-lived intangibles are carried at cost less accumulated amortization and are subject to review for impairment when events or circumstances indicate that the carrying value may not be recoverable. Amortization is recognized over the estimated useful life of the respective asset on a straight-line basis except for customer lists, which are amortized in proportion to the present value of projected cash flows within their estimated useful lives, since this methodology more closely reflects the pattern in which economic benefits are derived.

Revenue Recognition – The Company recognizes revenue when (i) delivery of product has occurred or services have been rendered, (ii) there is persuasive evidence of a sale arrangement, (iii) selling prices are fixed or determinable, and (iv) collectability from the customers (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. Revenue is recorded when the risk and rewards of ownership are transferred to the Company’s customers. This generally occurs when the Company’s products are shipped from its facility as title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material.

Revenue from multi-deliverable arrangements is recognized for each element on delivery of product or completion of service. A typical multi-deliverable arrangement would be the shipment of capital equipment to a customer, followed by the delivery of services or of expendable equipment, provided such delivery is both probable and substantially within the Company’s control. Revenue for each deliverable is allocated based on full list selling prices, although if none of the deliverables is disproportionately discounted relative to the overall discount, this allocation is approximated by using the actual selling price of each deliverable to the customer. The actual cost of revenue for each deliverable is recognized when the revenue for that deliverable is recognized.

Governmental Subsidies – Incentives received from governments in the form of grants are recorded as a reduction in expense in accordance with their purpose. Grants awarded for the purpose of matching specified expenditures are not recognized until a definitive agreement has been signed by both parties; thereafter income is recognized to the extent that the related expenses have been incurred. The Company recognized no governmental subsidies in the three months ended June 30, 2015, the balance of available matching funds having been fully used by March 31, 2015, and $108,000 in the three months ended June 30, 2014. The Company recognized governmental subsidies of $164,000 and $173,000 in the six months ended June 30, 2015 and 2014, respectively, which were offset against operating expenses in the statement of operations.

Stock-Based Compensation – The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to consultants is measured on the dates on which performance of services is completed, with interim valuations recorded at balance sheet dates while performance is in progress. The fair value of options is estimated using the Black-Scholes valuation model, and of restricted stock is based on the Company’s closing share price on the measurement date.

Change in Fair Value of Derivatives – The Company recognizes (or recognized until the time of their settlement) its warrants with certain cash settlement provisions or with certain anti-dilution protection as derivative liabilities. Such liabilities are valued when the financial instruments are initially issued or the derivative first requires recognition and are also revalued at each reporting date, with the change in their respective fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations. The Company determines the fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date using the Black-Scholes valuation model, and all other derivative liabilities using a Monte Carlo Simulation approach, with key input variables provided by management.

Warranty Reserve – The Company’s standard warranty agreement is one year from shipment of certain products. The Company accrues for anticipated warranty costs upon shipment of these products. The Company’s warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and is updated quarterly.

Net Income (Loss) Per Share – Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options, warrants, and restricted stock using the treasury method, and convertible securities using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-9, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-9”). ASU 2014-9 will replace most of the existing revenue recognition guidance within U.S. GAAP. The core principle of this guidance is that an entity should recognize revenue for the transfer of goods or services to customers in an amount that it expects to be entitled to receive for those goods or services. In doing so, companies will be required to make certain judgments and estimates, including identifying contract performance obligations, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price among separate performance obligations. Further, ASU 2014-9 will require companies to make additional disclosures. ASU 2014-9 is effective for annual periods beginning after December 15, 2016, and interim periods within those years, and will become effective for the Company beginning on January 1, 2017, with early adoption not permitted. In April 2015, the FASB voted to permit deferral of the effective date by one year, so the Company may delay adopting the standard until January 1, 2018. ASU 2014-9 allows for two methods of adoption, a full retrospective method or a modified retrospective approach with the cumulative effect recognized at the date of initial application. The Company is in the process of determining both the timing and the method of adoption and its impact on the Company’s consolidated financial condition and results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern (Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 will add guidance to U.S. GAAP that is presently available only in auditing standards, and provide clarification of such guidance. Further, an assessment of going concern will be required at each interim reporting period (in addition to the existing auditing guideline of an annual assessment), and will require a look-forward period of one year from the date of issuance (as opposed to the existing auditing guideline of one year from the balance sheet date). ASU 2014-15 is effective for annual periods ending after December 15, 2016, with early adoption permitted, and will become effective for the Company for the year ending December 31, 2016, and for each interim period thereafter. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2015, the FASB issued ASU 2015-3, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-3”). ASU 2015-3 requires issuance costs related to a recognized debt liability to be presented in the balance sheet as an offset against the recorded liability, similar to debt discounts. Such issuance costs were previously recorded as assets. The recognition and measurement guidance for debt issuance costs are unchanged. ASU 2015-3 is effective for annual periods beginning after December 15, 2015, and interim periods within those years, with early adoption permitted. The Company adopted this standard effective January 1, 2015 and, since it has no debt issuance costs recorded for any period that will presented after that date, its adoption has no impact on the Company’s consolidated financial condition or results of operations.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires inventory that is recorded using the first-in, first-out (FIFO) or average cost method to be measured at the lower of cost and net realizable value (defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation), as opposed to the existing requirement to measure such inventory at the lower of cost and market value. ASU 2015-11 is effective for annual periods beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. The Company is adopting this standard effective July 1, 2015, and its adoption will not have a significant impact on the Company’s consolidated financial condition or results of operations.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 3.  Inventories

Inventories, net of provisions for potentially excess, obsolete or impaired goods, consisted of the following at June 30, 2015, and December 31, 2014:

	June 30, 2015	December 31, 2014

Raw materials	$57	$55
Work in process	90	251
Finished goods	687	507
Inventories, net	$834	$813

NOTE 4.  Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill in the six months ended June 30, 2015, were as follows:

(in thousands)
Balance at January 1, 2015	$990

Additions	—

Balance at June 30, 2015	$990

Other intangible assets as of June 30, 2015, consist of:

	Gross	Net
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets

Purchased technology	$360	$150	$210
Customer lists and trademarks	1,500	573	927
Total as of June 30, 2015	$1,860	$723	$1,137

The estimated future amortization expenses by fiscal year are as follows:

(in thousands)
Year ending December 31,
2015 (six months remaining)	$225
2016	421
2017	314
2018	148
2019	29

Total amortization	$1,137

Intangible asset amortization expense was $113,000 and $124,000 for the three months ended June 30, 2015 and 2014, respectively, and $225,000 and $249,000 for the six months ended June 30, 2015 and 2014, respectively.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 5.  Long Term Obligations

On August 15, 2013, the Company issued WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), a wholly owned subsidiary in Malaysia, notes with a face value of $6.6 million, maturing on August 15, 2020 (the “Malaysian Notes”), in consideration of WGBM’s cancellation of the Company’s obligations under a term loan owing to WGBM which, as of that date, had an outstanding loan balance of approximately $5.3 million. Under the terms of an agreement between the Company, WGBM and Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC,” a major investor in WGBM’s preference shares), upon liquidation of WGBM (which occurred on November 26, 2013), the Malaysian Notes were divided such that the Company received notes with an aggregate principal amount of $1.4 million and MTDC received notes with an aggregate principal amount of $5.2 million (the “MTDC Notes”). The MTDC Notes were recorded using an effective interest rate of 17.39% and are summarized as follows at June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
	(in thousands)
MTDC Notes Payable:
Face value	$5,200	$5,200
Debt discount, net of accumulated amortization of $517 and $339 at June 30, 2015 and December 31, 2014, respectively	3,026	3,204
Notes payable, net of debt discount	$2,174	$1,996

At any time prior to the MTDC Notes’ maturity date, the Company may issue to MTDC shares of the Company’s common stock with a value, based on the average closing price in the preceding 30 days, equal to the face value of the MTDC Notes. Based on an average closing price of $3.8724 in the 30 days preceding June 30, 2015, the MTDC Notes could have been settled by issuing 1,343,000 shares of the Company’s common stock.

On January 6, 2014, the Company acquired substantially all of the assets of the product line of IntegenX Inc. (“IntegenX”) used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing (“NGS”), including the Apollo 324™ instrument and the PrepX™ reagents (the “Apollo Business”). In connection with this acquisition, the Company issued a $1.25 million secured promissory note to IntegenX (the “IntegenX Note”), due on January 6, 2017 (the “Maturity Date”). The IntegenX Note earned simple interest at 8% per annum over its three year term, payable on the Maturity Date. It was repayable early without premium or penalty at the Company’s option at any time and it had to be repaid within 45 days of the closing of an equity offering yielding the Company net cash proceeds of at least $15,000,000. Such an equity offering closed on August 27, 2014, and the IntegenX Note was repaid on September 12, 2014.

The Company also leases equipment under three capital leases that expire between December 2017 and May 2018. Aggregate future minimum obligations for capital leases in effect as of June 30, 2015, are as follows:

Capital Leases
(in thousands)
Year ending June 30,
2016	$192
2017	192
2018	112

Total minimum obligations	496

Amounts representing interest	(26)

Present value of future minimum payments	470

Current portion of long term obligations	(176)

Long term obligations, less current portion	$294

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 6.  Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. Effective August 27, 2013, the Company designated 3,663 shares as Series 1 Convertible Preferred Stock. The Series 1 Convertible Preferred Stock had no voting rights, and holders were entitled to a liquidation preference equal to $0.001 per share. Each share of Series 1 Convertible Preferred Stock was convertible into 251.53436 shares of common stock, subject to an ownership cap whereby conversion could not occur to the extent the holder would own more than 9.98% of the common stock following conversion.

On August 27, 2013, the Company issued 2,987 shares of Series 1 Convertible Preferred Stock in exchange for previously-issued securities and sold 646 shares of Series 1 Convertible Preferred Stock in a private placement. By December 31, 2014, all of the 3,633 shares of Series 1 Convertible Preferred Stock issued had been converted into 914,000 shares of common stock. The Company subsequently retired all of the Series 1 Convertible Preferred Stock, none of which remains issued and outstanding and none will be issued in the future.

NOTE 7.  Stock Awards

The Company has awards outstanding under three plans: the 2003 Incentive Stock Plan (the “2003 Plan”), the 2007 Stock Option Plan (the “2007 Plan”) and the 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). In addition, there are 249,000 inducement options and 50,000 inducement restricted stock units outstanding that were awarded to executive officers on August 27, 2014 and May 12, 2015, not covered by the Plans, with the same standard terms as non-qualified stock options or restricted stock units awarded under the 2008 Plan. Under the 2003 Plan and 2007 Plan, incentive stock options, nonqualified stock options, restricted stock and restricted stock units could be granted. Awards vested over varying periods, as specified by the Company’s Board of Directors for each grant, and are exercisable for a maximum period of ten years after date of grant. Both of these plans have been frozen, resulting in no further shares being available for grant.

The Company presently issues most of its awards under the 2008 Plan, initially adopted by the Company’s stockholders on June 5, 2008, and subsequently amended to authorize the issuance of additional shares of the Company’s common stock. The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, to attract new personnel whose training, experience and ability are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in the Company’s development and financial success.

Under the 2008 Plan, the Company is authorized to issue incentive stock options, non-qualified stock options, restricted stock and restricted stock units. Awards that expire or are canceled generally become available for issuance again under the 2008 Plan. The number of shares of the Company’s common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date. The 2008 Plan is administered by the Company’s Board of Directors.

The Company has issued both options and restricted stock (including restricted stock units), mostly under the Plans. Restricted stock grants afford the recipient the opportunity to receive shares of common stock, subject to certain terms, whereas options give them the right to purchase common stock at a set price. Both the Company’s options and restricted stock issued to employees generally have vesting restrictions that are eliminated over three or four years, although vesting may be over a shorter period, or may occur on the grant date, depending on the terms of each individual award.

A summary of stock option and restricted stock transactions in the six months ended June 30, 2015, is as follows:

		Stock Options		Restricted Stock
	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price	Number of Shares Outstanding	Weighted Average Grant-Date Fair Value
		(in thousands, except per share amounts)
Balance at January 1, 2015	895	188	$27.35	225	$4.54
Granted	(499)	361	$3.43	337	$4.03
Vested	—	—	$—	(71)	$4.54
Forfeited	37	—	$—	(13)	$4.53
Canceled	1	(1)	$278.32	—	$—
Balance at June 30, 2015	434	548	$11.34	478	$4.18

No options were exercised during the six months ended June 30, 2015 or 2014. The aggregate intrinsic value of options outstanding and exercisable at June 30, 2015, was nil, based on our common stock closing price of $3.15. Aggregate intrinsic value is the total pretax amount (i.e., the difference between the Company’s stock price and the exercise price) that would have been received by the option holders had all their in-the-money options been exercised.

The weighted average grant date fair value of the options awarded in the six months ended June 30, 2015 and 2014, was estimated to be $2.56 and $9.86, respectively, using grant date closing stock prices ranging from  $3.19 to $3.78 on award dates in 2015 and $14.00 on the award date in 2014, and based on the following assumptions:

	Six months ended June 30,
	2015	2014
Risk-free interest rate	1.25% - 1.44%	1.43%
Expected remaining term	3.55 - 4.50 Years	4.75 Years
Expected volatility	106.11% - 119.36%	93.89%
Dividend yield	—%	—%

The amounts expensed for stock-based compensation totaled $213,000 and $688,000 for the three months ended June 30, 2015 and 2014, respectively, and $959,000 and $760,000 for the six months ended June 30, 2015 and 2014, respectively.

At June 30, 2015, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $2,084,000. This cost is expected to be recognized over an estimated weighted average amortization period of 2.51 years. No amounts related to stock-based compensation costs have been capitalized. The tax benefit and the resulting effect on cash flows from operating and financing activities related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 8.  Warrants

A summary of outstanding common stock warrants as of June 30, 2015, is as follows:

Securities Into Which	Total Warrants	Warrants Recorded	Exercise	Expiration
Warrants are Convertible	Outstanding	as Liabilities	Price	Date
	(in thousands, except per share amounts)
Common stock	4,600	—	$5.00	August 2019
Common stock	120	—	$6.25	August 2019
Common stock	613	111	$26.00	August and September 2018
Common stock	3	—	$1,540.55	July 2015
Total	5,336	111

In addition, there are 25.88 unit warrants outstanding, which expire in August and September 2018, 0.35 of which are recorded as liabilities, each entitling the holder to purchase, for $50,000, 2,500 shares of common stock and 1,250 warrants to purchase one share of common stock at an exercise price of $26.00, expiring in August and September 2018.

The Company records warrants and unit warrants with certain anti-dilution protection or certain cash settlement provisions as liabilities, with the estimated fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date being calculated using the Black-Scholes valuation model, with all others being calculated using a Monte Carlo Simulation approach, using key input variables provided by management, at each reporting date. Changes in fair value are recorded as gains or losses on revaluation in non-operating income (expense).

On March 31, 2014, the Company amended the terms of 413,000 warrants and 22.54 unit warrants expiring in August and September 2018 to eliminate certain potential cash settlement provisions such that the liability was settled, having received consent from their holders. The fair value of the securities settled and reclassified as equity on March 31, 2014, was estimated to be $6,109,000, based on assumptions described below. On June 30, 2014, the Company similarly amended the terms of a further 89,000 warrants and 2.99 unit warrants such that the liability was settled, having received consent from their holders after March 31, 2014. The fair value of the securities settled and reclassified as equity on June 30, 2014, was estimated to be $712,000. There have been no such reclassifications since June 30, 2014.

The aggregate fair value of those warrants and unit warrants accounted for as liabilities as of June 30, 2015 and 2014 (including warrants which have subsequently expired or been reclassified as equity), was estimated to be $86,000 and $952,000, respectively, using a closing stock price of $3.15 and $12.50, respectively, and based on the following assumptions:

	June 30, 2015	June 30, 2014
Risk-free interest rate	0.95% - 0.98%	0.03% - 1.03%
Expected remaining term	2.84 - 2.93 Years	0.15 - 3.40 Years
Expected volatility	107.37% - 107.49%	103.32% - 123.85%
Dividend yield	—%	—%

The aggregate fair value of such warrants and unit warrants at December 31, 2014 and 2013, was estimated to be $126,000 and $9,147,000, respectively. During the six months ended June 30, 2015, the decrease in the fair value of the warrant derivative liability of $40,000 was recorded as a revaluation gain. During the six months ended June 30, 2014, to the extent that it did not arise from settlements, the decrease in the fair value of the warrant derivative liability of $1,374,000 was recorded as a revaluation gain (see Note 9).

NOTE 9.  Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).  Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The following tables present the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2015 and December 31, 2014:

	Level 1	Level 2	Level 3	Total
June 30, 2015		(in thousands)
Recurring Financial Liabilities:
Warrant derivative liabilities	$—	$—	$86	$86
Contingent earn-out payments	—	—	302	302
Total liabilities	$—	$—	$388	$388

	Level 1	Level 2	Level 3	Total
December 31, 2014		(in thousands)
Recurring Financial Liabilities:
Warrant derivative liabilities	$—	$—	$126	$126
Contingent earn-out payments	—	—	279	279
Total liabilities	$—	$—	$405	$405

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2015 and 2014:

		Contingent
	Warrant	Earn-out
	Derivatives	Payments	Total
		(in thousands)
Balance at January 1, 2015	$126	$279	$405
Issuances	—	—	—
Gain on revaluation of warrant derivative liabilities, net	(40)	—	(40)
Change in contingent earn-out adjustment included in interest expense	—	23	23
Settlements	—	—	—
Balance at June 30, 2015	$86	$302	$388
Total gains (losses) included in other income and expenses attributable to liabilities still held as of June 30, 2015	$40	$(23)	$17

		Contingent
	Warrant	Earn-out
	Derivatives	Payments	Total
		(in thousands)
Balance at January 1, 2014	$9,147	$—	$9,147
Issuances	—	410	410
Gain on revaluation of warrant derivative liabilities, net	(1,374)	—	(1,374)
Settlements	(6,821)	—	(6,821)
Balance at June 30, 2014	$952	$410	$1,362
Total gains included in other income and expenses attributable to liabilities still held as of June 30, 2014	$776	$—	$776

The liability for contingent earn-out payments arises from the Company’s requirement to pay IntegenX a percentage of revenues of the Apollo Business acquired from IntegenX in January 2014, on a sliding scale up to 20%, should certain revenue targets be achieved in 2014, 2015 and 2016. The fair value of the acquisition earn-out contingencies is determined using a modeling technique based on significant unobservable inputs calculated using a probability-weighted revenue approach. The Company initially estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model based on key assumptions including annual revenues ranging from $4.0 million to $9.9 million and a discount rate of 14%. At December 31, 2014, the estimate of fair value was updated using future annual revenues ranging from $3.4 million to $7.7 million and a discount rate of 14%. At June 30, 2015, the annual revenue estimates are unchanged, the liability increasing due to a reduction in the amount of discount, which was expensed as interest.

Assumptions used in evaluating the warrant derivative liabilities are discussed in Note 8. The principal assumptions used, and their impact on valuations, are as follows:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, historical experience and the possibility of liquidation. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Expected Volatility.  This is a measure of the amount by which the Company’s common stock price has fluctuated or is expected to fluctuate. The Company applies equal weighting to the Company’s own historic volatility and the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. The Company applies a reduced weighting to its own historic volatility during the period prior to August 27, 2013, when it was highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  The Company has not made any dividend payments and does not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

There were no transfers between Level 1, Level 2 and Level 3 of the fair value hierarchy during the six months ended June 30, 2015 or 2014.

NOTE 10.  Net Loss Per Share

Basic and diluted net loss per share are shown on the statement of operations.

No adjustment has been made to the net loss for charges related to MTDC Notes or Series 1 Convertible Preferred Stock, as the effect would be anti-dilutive due to the net loss.

The following outstanding stock options, warrants and unit warrants (on an as-converted into common stock basis) and shares issuable or contingently issuable upon conversion of restricted stock, Series 1 Convertible Preferred Stock and MTDC Notes were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Common share equivalents issuable upon exercise of common stock options	53	2	46	3
Shares issuable upon vesting of restricted stock	421	2	335	1
Shares issuable upon conversion of Series 1 Convertible Preferred Stock	—	731	—	736
Shares issuable upon conversion of MTDC Notes	1,343	398	1,343	398
Total common share equivalents excluded from denominator for diluted earnings per share computation	1,817	1,133	1,724	1,138

NOTE 11.  Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation. Accounts in Luxembourg are similarly guaranteed. The Company’s total deposits at commercial banks usually exceed the balances insured.

The Company generally requires no collateral from its customers. No provision was made for doubtful accounts at June 30, 2015, or December 31, 2014.

Customers accounting for more than 10% of total revenues during the three or six months ended June 30, 2015 or 2014, are tabulated as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
	(in thousands, except percentages)				(in thousande, except percentages)
Customer A	$343	21%	$—	—%	$376	14%	$—	—%
Customer B	$199	12%	$25	1%	$408	15%	$25	1%
Customer C	$10	1%	$241	14%	$26	1%	$241	8%
Customer D	$4	—%	$224	13%	$23	1%	$225	7%
Customer E	$29	2%	$202	12%	$49	2%	$213	7%
Customer F	$146	9%	$182	11%	$252	9%	$279	9%

NOTE 12.  Contingencies

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

1,500 of Class A Units consisting of common stock and warrants and Class B Units consisting of shares of Series 2 preferred stock and warrants
(and [●] shares of common stock underlying shares of Series 2 preferred stock and warrants)

WaferGen Bio-Systems, Inc.

PROSPECTUS

Sole Book-Running Manager
Ladenburg Thalmann

Co-Managers
Chardan Capital Markets
Dougherty & Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the units.

EXPENSE	AMOUNT

SEC registration fees	$4,009
Nasdaq Fee	50,000
FINRA Fee	6,500
Legal fees and expenses	130,000
Accounting fees and expenses	70,000
Underwriters expenses	75,000
Miscellaneous fees and expenses	14,491

Total	$350,000
____________________

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

August 2013 Exchange

On August 27, 2013, we issued 1,067,317 shares of common stock, 2,987.0167 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 2,369,000 shares of common stock in exchange for all of the securities issued in the May 2011 Private Placement (the “August 2013 Exchange”). Subject to certain ownership limitations, each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable immediately at an exercise price of $2.60 per share. The warrants expire on August 27, 2018, five years after the issuance date, and under certain circumstances are exercisable using cashless exercise.

The acquirers of securities in the exchange included Entities affiliated with Great Point Partners, LLC (for which Scott Davidson and Joseph Pesce, both members of our board of directors at the time of the exchange, serve as managing directors), The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman at the time of the exchange), Joel Kanter, a member of our board of directors, The Kanter Foundation and Robert Coradini, a member of our board of directors at the time of the exchange. Entities affiliated with Great Point Partners, LLC acquired 1,479.5506 shares of Series 1 Preferred Stock (convertible into 3,721,577 shares common stock, subject to an ownership cap which limits the number of shares of common stock to 9.98% of the common stock outstanding) and warrants to purchase an aggregate of up to 1,027,471 shares of common stock in exchange for securities surrendered. The Shivji Family Trust acquired 112,349 shares of common stock and warrants to purchase an aggregate of up to 31,018 shares of common stock in exchange for securities surrendered. Joel Kanter acquired 28,087 shares of common stock and warrants to purchase an aggregate of up to 7,755 shares of common stock in exchange for securities surrendered. The Kanter Foundation acquired 14,044 shares of common stock and warrants to purchase an aggregate of up to 3,877 shares of common stock in exchange for securities surrendered. Robert Coradini acquired 70,218 shares of common stock and warrants to purchase an aggregate of up to 19,386 shares of common stock in exchange for securities surrendered.

We received no cash proceeds from the exchange.

2013 Private Placement

On August 27, 2013 and September 30, 2013, we sold, in a private placement, 300.75 units consisting of an aggregate of 5,893,750 shares of our common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and five-year warrants to purchase an aggregate of up to 3,759,379 shares of our common stock. Each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable immediately at an exercise price of $2.60 per share (the “2013 Private Placement”). The warrants expire five years after the issuance date and, under certain circumstances, the warrants are exercisable using cashless exercise. The purchase price for the units was $50,000 per unit, or $15,037,500 in the aggregate.

The purchasers included Entities affiliated with Great Point Partners, LLC (for which Scott Davidson and Joseph Pesce, both members of our board of directors at the time of the purchase, serve as managing directors), The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman at the time of the purchase), Joel Kanter, a member of our board of directors, The Kanter Foundation and Robert Coradini, a member of our board of directors at the time of the purchase. Entities affiliated with Great Point Partners, LLC purchased 308.1091 shares of Series 1 Preferred Stock (convertible into 775,000 shares common stock, subject to an ownership cap which limits the number of shares of common stock to 9.98% of the common stock outstanding) and warrants to purchase an aggregate of up to 387,503 shares of common stock for an aggregate purchase price of $1,550,000. The Shivji Family Trust purchased 50,000 shares of common stock and warrants to purchase an aggregate of up to 25,000 shares of common stock for an aggregate purchase price of $100,000. Joel Kanter purchased 5,000 shares of common stock and warrants to purchase an aggregate of up to 2,500 shares of common stock for an aggregate purchase price of $10,000. The Kanter Foundation purchased 25,000 shares of common stock and warrants to purchase an aggregate of up to 12,500 shares of common stock for an aggregate purchase price of $50,000. Robert Coradini purchased 62,500 shares of common stock and warrants to purchase an aggregate of up to 31,250 shares of common stock for an aggregate purchase price of $125,000.

Net proceeds received from the 2013 Private Placement will be used for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of our target enrichment and other products.

2014 Consultant Issuances

In satisfaction of $4,650 of obligations that we owed to WNB Consulting LLC (“WNB”), in March 2014 we issued 2,325 unregistered shares of common stock to WNB.

In January 2014, we entered into an agreement with ProActive Capital Resources Group LLC (“ProActive”), pursuant to which we became obligated to issue ProActive 6,000 shares of common stock as part of the consideration payable to ProActive. We issued the 6,000 shares of common stock to ProActive in March 2014.

The 2013 Private Placement and the August 2013 Exchange were made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act. The securities sold in the May 2011 Private Placement and the 2013 Private Placement and those issued in the August 2013 Exchange and to WNB and ProActive, as described above, were not, prior to their issuance, registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) or Regulation S under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Executive Inducement Awards

In connection with his appointment and as an inducement to accept employment with us, on August 27, 2014 we granted to Keith Warner, our former Chief Operating Officer, a nonstatutory option award to purchase 70,666 shares of our common stock at an exercise price of $4.60 per share. Mr. Warner’s employment with us was terminated effective July 1, 2015.  In connection with his appointment and as an inducement to accept employment with us, on August 27, 2014 we granted to Michael P. Henighan, our Chief Financial Officer, a nonstatutory option award to purchase 28,266 shares of our common stock at an exercise price of $4.60 per share. The options granted to Mr. Warner and Mr. Henighan vest and become exercisable as follows: one-third on the first anniversary of the date of grant and the remaining two-thirds in eight equal quarterly installments over two years thereafter.  These new hire inducement awards were granted pursuant to NASDAQ Listing Rule 5635(c)(4) and Section 4(a)(2) of the Securities Act of 1933.  On December 2, 2014, we filed a registration statement on Form S-8 to register the shares of common stock underlying the options.

In connection with his appointment and as an inducement to accept employment with us, on May 12, 2015, we granted to Rolland Carlson, our Chief Executive Officer, a nonstatutory option award to purchase 150,000 shares of our common stock at an exercise price of $3.78 per share. This option vests and becomes exercisable over a period of three (3) years as follows: one third on the first anniversary of the grant date and the remaining two thirds in eight equal quarterly installments over two years thereafter. Dr. Carlson also received an inducement restricted stock unit award covering 50,000 shares of our common stock. This restricted stock unit vests over a period of three (3) years in three equal installments on May 29 of each of 2016, 2017 and 2018 subject to Dr. Carlson’s continued employment with us through each vesting date. These new hire inducement awards were granted pursuant to NASDAQ Listing Rule 5635(c)(4) and Section 4(a)(2) of the Securities Act of 1933. We intend to file a registration statement on Form S-8 to register the shares of common stock underlying these awards prior to the time at which they vest.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 15, 2015.

WAFERGEN BIO-SYSTEMS, INC.
By:	/s/ Rolland Carlson
Rolland Carlson
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ ROLLAND CARLSON	Chief Executive Officer and President	October 15, 2015
Rolland Carlson	(Principal Executive Officer)

/s/ MICHAEL P. HENIGHAN	Chief Financial Officer	October 15, 2015
Michael P. Henighan	(Principal Financial Officer and Principal Accounting Officer)

*	Executive Chairman of the Board	October 15, 2015
Ivan Trifunovich

*	Director	October 15, 2015
Dr. R. Dean Hautamaki

*	Director	October 15, 2015
Makoto Kaneshiro

*	Director	October 15, 2015
Joel Kanter

*	Director	October 15, 2015
William McKenzie

*	Director	October 15, 2015
Robert Schueren

* By: /s/ ROLLAND CARLSON
Rolland Carlson, Attorney in Fact

Exhibit Index

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

1.1	Form of Underwriting Agreement		S-1/A		1.1	9/23/2015

3.1	Amended and Restated Articles of Incorporation of WaferGen Bio-systems, Inc., dated January 31, 2007		8-K		3.1	2/1/2007

3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company		8-K		3.1	8/28/2013

3.3	Certificate of Designation of the Series 1 Convertible Preferred Stock		8-K		3.2	8/28/2013

3.4	Certificate of Withdrawal of Certificate of Designation of the Series 1 Convertible Preferred Stock		10-Q	3/31/2015	3.1	5/14/2015

3.5	Form of Certificate of Designation of the Series 2 Convertible Preferred Stock	X

3.6	Certificate of Withdrawal of Certificate of Designation of the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock		8-K		3.3	8/28/2013

3.7	Amended and Restated Bylaws of WaferGen Bio-systems, Inc.		8-K		3.1	11/18/2014

4.1	Warrant to purchase shares of Common Stock of the Company, issued December 7, 2010, to Oxford Finance Corporation		8-K		10.2	12/13/2010

4.2	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2013, to investors in the Company’s August 2013 exchange offering		8-K		4.1	8/28/2013

4.3	Form of Warrants to purchase shares of Common Stock of the Company issued to investors in the Company’s August and September 2013 private placement offering of units of securities		8-K		4.1	8/28/2013

4.4	Form of Warrant to purchase shares of Common Stock of the Company issued to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities		8-K		4.2	8/28/2013

4.5	Form of Promissory Note in favor of WaferGen Biosystems (M) Sdn. Bhd. dated August 15, 2013		S-1		4.10	10/9/2013

4.6	Form of Amendment to Common Stock Purchase Warrant (Exchange Transaction) issued August 27, 2013, to investors in the Company’s August 2013 exchange offering		S-1		4.11	5/28/2014

4.7	Form of Amendment to Common Stock Purchase Warrant (Private Placement Transaction) issued to investors in the Company’s August and September 2013 private placement offering of units of securities		S-1		4.10	10/9/2013

4.8	Form of Amendment to Common Stock Purchase Warrant (Placement Agent Warrants) issued to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities		S-1		4.10	10/9/2013

4.9	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2014, to investors in the Company’s August 2014 public offering		S-1/A		4.15	8/19/2014

4.10	Form of Underwriter Warrant to purchase shares of Common Stock of the Company, issued August 27, 2014, to underwriters and certain related parties in the Company’s August 2014 public offering		S-1/A		4.16	7/18/2014

4.11	Form of Underwriter Warrant		S-1/A		4.11	9/23/2015

4.12	Form of Common Stock Certificate		S-1/A		4.14	7/18/2014

4.13	Form of Warrant Certificate (included in Exhibit 10.26)	X

5.1	Opinion of McDonald Carano Wilson LLP	X

5.2	Opinion of K&L Gates LLP	X

10.1 †	WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan		8-K		10.1	7/3/2008

10.2 †	Form of Non-Qualified Stock Option award under 2008 Stock Incentive Plan		10-K	12/31/2008	10.35	3/27/2009

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

10.3	Lease Agreement by and between Wafergen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		10-Q	9/30/2009	10.6	11/13/2009

10.4	Registration Rights Agreement, dated December 23, 2009, between WaferGen Bio-systems, Inc., and the investors party thereto in connection with the Company’s December 2009 and January 2010 private placement offering of units of securities		S-1		10.60	3/2/2010

10.5 †	Executive Employment Agreement, dated as of March 8, 2012, by and between Ivan Trifunovich and WaferGen Bio-systems, Inc.		8-K		10.1	3/9/2012

10.6	Amendment dated as of June 26, 2012, to Lease Agreement by and between Wafergen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		10-Q	9/30/2012	10.1	11/9/2012

10.7	Exchange Agreement dated August 27, 2013		8-K		10.1	8/27/2013

10.8	Registration Rights Agreement dated August 27, 2013, by and among the parties to the Exchange Agreement dated August 27, 2013		8-K		10.2	8/27/2013

10.9	Form of Securities Purchase Agreement dated August 27, 2013, by and among WaferGen Bio-systems, Inc. and the investors signatory thereto		8-K		10.1	8/27/2013

10.10	Form of Registration Rights Agreement dated August 27, 2013, by and among the parties to the Securities Purchase Agreement dated August 27, 2013		8-K		10.2	8/27/2013

10.11	Agreement dated October 25, 2013, by and among WaferGen Biosystems (M) Sdn. Bhd., WaferGen Bio-systems, Inc. and Malaysian Technology Development Corporation Sdn. Bhd.		S-1		10.30	10/31/2013

10.12	Asset Purchase Agreement dated January 6, 2014, by and between Wafergen, Inc. and IntegenX Inc.		S-1/A		2.1	1/27/2014

10.13	Secured Promissory Note dated January 6, 2014 issued by Wafergen Inc. to IntegenX Inc.		8-K		10.2	1/6/2014

10.14	Security Agreement dated January 6, 2014 by and between Wafergen, Inc. and IntegenX Inc.		8-K		10.3	1/6/2014

10.15	Amendment dated as of June 27, 2014, to Lease Agreement by and between Wafergen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		S-1		10.17	7/18/2014

10.16	Letter Agreement, dated as of July 17, 2014, by and among certain affiliates of Great Point Partners, LLC and the Company		S-1		10.18	7/18/2014

10.17 †	Executive Employment Agreement, dated as of August 12, 2014, by and between the Company and Michael Henighan		8-K		10.1	8/18/2014

10.18 †	Executive Employment Agreement, dated as of August 13, 2014, by and between the Company and Keith Warner		8-K		10.2	8/18/2014

10.19 †	Nonstatutory Stock Option issued August 27, 2014, to Keith Warner		10-Q	9/30/2014	10.4	11/12/2014

10.20 †	Nonstatutory Stock Option issued August 27, 2014, to Michael P. Henighan		10-Q	9/30/2014	10.5	11/12/2014

10.21 †	WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended		DEF-14A		Appendix B	10/8/2014

10.22 †	Carlson Employment Agreement, effective as of May 11, 2015, between the Company and Rolland Carlson		8-K		10.1	5/11/2015

10.23 †	Amendment to Executive Employment Agreement, effective as of May 11, 2015, between the Company and Ivan Trifunovich		8-K		10.2	5/11/2015

10.24 †	Nonstatutory Stock Option issued May 12, 2015, to Rolland Carlson		10-Q	6/30/2015	10.3	8/7/2015

10.25 †	Restricted Stock Unit Award issued May 12, 2015, to Rolland Carlson		10-Q	6/30/2015	10.4	8/7/2015

10.26	Form of Warrant Agreement	X

Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

21.1	Subsidiaries of the Registrant		10-K	12/31/2014	21.1	3/17/2015

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Letter of Consent from McDonald Carano Wilson LLP (included in Exhibit 5.1)	X

23.3	Letter of Consent from K&L Gates LLP (included in Exhibit 5.2)	X

24.1	Power of Attorney (included on signature page of this registration statement as originally filed)		S-1		24.1	8/14/2015

101.INS §	XBRL Instance Document	X

101.SCH §	XBRL Taxonomy Extension Schema	X

101.CAL §	XBRL Taxonomy Extension Calculation Linkbase	X

101.DEF §	XBRL Taxonomy Extension Definition Linkbase	X

101.LAB §	XBRL Taxonomy Extension Label Linkbase	X

101.PRE §	XBRL Taxonomy Extension Presentation Linkbase	X

†	Indicates a management contract or compensatory plan or arrangement.

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Pursuant to Rule 406T of Regulation S-T, the XBRL related information in these Exhibits is furnished and deemed not filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed part of a registration statement, prospectus or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.